UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Starbucks Corporation

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Seattle, Washington

January 25, 2013

Dear Shareholders:

You are cordially invited to attend the Starbucks Corporation 2013 Annual Meeting of Shareholders on March 20, 2013 at 10:00 a.m. (Pacific Time). The meeting will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and transportation information appear on the back cover of the notice of annual meeting and proxy statement.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, Starbucks has elected to deliver our proxy materials to the majority of our shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On January 25, 2013, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2013 Annual Meeting of Shareholders and fiscal 2012 annual report to shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will serve as an admission ticket for one shareholder to attend the 2013 Annual Meeting of Shareholders. On January 25, 2013, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy statement includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. Each attendee must present the Notice or an admission ticket (as described in the section “Annual Meeting Information” in the proxy statement) and photo identification to be admitted.

The matters to be acted upon are described in the notice of annual meeting and proxy statement. At the Annual Meeting of Shareholders, we will also report on our operations and respond to questions from shareholders.

As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. Again this year, seating will be limited to McCaw Hall only, and we cannot guarantee seating for all shareholders. Shareholders may log in to a live webcast of the meeting; please see details on our Investor Relations website at http://investor.starbucks.com. Doors will open at 8:00 a.m. (Pacific Time) the day of the event.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. We look forward to seeing you at the meeting.

Very truly yours,

Howard Schultz

chairman, president and chief executive officer

STARBUCKS CORPORATION

2401 Utah Avenue South

Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Starbucks Corporation will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, on March 20, 2013 at 10:00 a.m. (Pacific Time) for the following purposes:

1	To elect twelve directors nominated by the board of directors to serve until the 2014 Annual Meeting of Shareholders;

2	To approve an advisory resolution on executive compensation;

3	To approve an amendment and restatement of the 2005 Long-Term Equity Incentive Plan, including an increase in the number of authorized shares under the plan;

4	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2013;

5	To consider one shareholder proposal described in the accompanying proxy statement, if properly presented at the Annual Meeting of Shareholders; and

6	To transact such other business as may properly come before the Annual Meeting of Shareholders.

Only shareholders of record at the close of business on January 10, 2013 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered holders may vote:

1	By Internet: go to www.proxyvote.com;

2	By toll-free telephone: call 1-800-690-6903; or

3	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the board of directors,

Lucy Lee Helm

secretary

Seattle, Washington

January 25, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on March 20, 2013. Our proxy statement is attached. Financial and other information concerning Starbucks is contained in our annual report to shareholders for the fiscal year ended September 30, 2012. The proxy statement and our fiscal 2012 annual report to shareholders are available on our website at http://investor.starbucks.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

(continued)

APPENDIX A — STARBUCKS CORPORATION 2005 LONG-TERM EQUITY INCENTIVE PLAN	Appendix A

Ticketing and Transportation Information for the Starbucks Corporation 2013 Annual Meeting of Shareholders	See outside back cover

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Time and Date:	10:00 a.m. (Pacific Time) on Wednesday, March 20, 2013

Place:	Marion Oliver McCaw Hall at the Seattle Center 321 Mercer Street Seattle, WA 98109

Record Date:	January 10, 2013

Voting:

• Shareholders as of the record date are entitled to vote.

• Please vote your shares as soon as possible. Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

• Registered holders may vote via the Internet, by telephone, in person at the annual meeting, or, if they received a printed copy of these proxy materials, by mail, and beneficial shareholders may vote in accordance with the instructions they receive from the bank, broker or other person who is the holder of record of their shares.

• See the “Voting Information” section of this proxy statement for more information.

Attending the Annual Meeting:

• Via Webcast. Shareholders may view and listen to a live webcast of the meeting. The webcast will start at 10:00 a.m. (Pacific Time). See our Investor Relations website at http://investor.starbucks.com for details.

• In Person. The meeting starts at 10:00 a.m. (Pacific Time); doors open at 8:00 a.m. (Pacific Time). You will be required to present either a Notice of Internet Availability of Proxy Materials or the admission ticket enclosed with the paper copy of the proxy materials.

• You do not need to attend the Annual Meeting of Shareholders to vote if you submitted your proxy in advance of the meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)

Management proposals
Election of 12 directors	FOR EACH DIRECTOR NOMINEE	2
Advisory resolution on executive compensation	FOR	18
Approval of an amendment and restatement of the Long-Term Incentive Plan, including an increase in the number of authorized shares under the plan	FOR	46
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013	FOR	55
Shareholder proposal
Proposal to prohibit political spending	AGAINST	57

i

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Name		Director Since	Principal Occupation		Committee Memberships
	Age			Independent	ACC	CMDC	NCGC
Howard Schultz	59	1985	chairman, president and chief executive officer of Starbucks Corporation
William W. Bradley	69	2003	managing director of Allen & Company	X			X
Robert M. Gates	69	2012	former United States Secretary of Defense	X			X
Mellody Hobson	43	2005	president and director of Ariel Investments	X	X
Kevin R. Johnson	52	2009	chief executive officer of Juniper Networks	X	X	C
Olden Lee	71	2003	retired executive of PepsiCo	X		X
Joshua Cooper Ramo	44	2011	vice chairman of Kissinger Associates	X			X
James G. Shennan, Jr.	71	1990	general partner emeritus of Trinity Ventures	X		X	C
Clara Shih	31	2011	chief executive officer of Hearsay Social	X			X
Javier G. Teruel	62	2005	retired vice chairman of Colgate-Palmolive Company	X	C	X
Myron E. Ullman, III	66	2003	retired U.S. and international retail ceo	X		X
Craig E. Weatherup	67	1999	retired chief executive officer of Pepsi-Cola	X, P	X		X

C	Chair
ACC	Audit and Compliance Committee
CMDC	Compensation and Management Development Committee
NCGC	Nominating and Corporate Governance Committee
P	Presiding independent director

Corporate Governance Highlights

Board Independence
• Independent director nominees	11 of 12
• Independent presiding director	Craig E. Weatherup
• Independent board committees	All
• Age limit	75

Director Elections
• Frequency of board elections	Annual
• Voting standard for uncontested elections	Majority of votes cast

Board Meetings in Fiscal 2012
• Full board meetings	9
• Independent director-only sessions	9

Board Committee Meetings in Fiscal 2012
• Audit and Compliance	10
• Compensation and Management Development	6
• Nominating and Corporate Governance	5

Evaluating and Improving Board Performance
• Board evaluations	Annually
• Committee evaluations	Annually
• Board orientation	Yes

Aligning Director and Shareholder Interests
• Director stock ownership guidelines	Yes
• Director equity grants	Yes

Financial Highlights

Starbucks delivered outstanding performance in fiscal 2012. Net revenue increased 14% to a record $13.3 billion. Global comparable store sales increased 7%, driven by a 6% increase in traffic and a 1% increase in average ticket. The strength of our U.S. retail business, acceleration of our Channel Development business and expansion in Asia all contributed to these strong results. In addition to our solid fiscal 2012 financial performance, we returned approximately $1.1 billion to shareholders in the form of cash dividend payments and share repurchases.

Financial Results Under Incentive Plans:

The chart below sets forth certain key financial results that were used in determining payouts under our incentive compensation plans for fiscal 2012 compared to fiscal 2011. Note that these numbers vary from the comparable financial measures that we otherwise report publicly, as the numbers below are adjusted in accordance with the terms of our incentive compensation plans as discussed further in the “Compensation Discussion and Analysis — Analysis of Executive Compensation Decisions” section.

Dollar amounts below are in millions, except per share amounts.

	Fiscal 2012(1)	Fiscal 2011(1)	Change
Consolidated Adjusted Operating Income (2)	2,032.6	1,668.3	21.8%
Adjusted EPS (3)	1.78	1.52	17.1%
ROIC (4)	23.6%	21.5%	210	bps

(1)	Our fiscal year ends on the Sunday closest to September 30. Fiscal years 2012 and 2011 each included 52 weeks.
(2)

Fiscal 2012 consolidated adjusted operating income results were adjusted to exclude the impact of significant acquisitions, restructuring, mark to market adjustments arising from our Management Deferred Compensation Plan, certain foreign currency fluctuations and certain other items. Fiscal 2011 consolidated adjusted operating income results were adjusted to exclude the impact of a non-routine gain from the sale of corporate real estate.

(3)

Fiscal 2012 earnings per share results were adjusted to exclude the impact of significant acquisitions, restructuring and certain other items. Fiscal 2011 earnings per share results were adjusted to exclude the impact of non-routine gains resulting from the sale of corporate real estate and the acquisition of joint venture holdings in Switzerland and Austria.

(4)

Return on Invested Capital (ROIC) is calculated as adjusted net operating profit after taxes (adjusted for implied interest expense on operating leases), divided by average invested capital. Invested capital is calculated on a five-point average and includes shareholders equity, short- and long-term debt, all other long-term liabilities, and capitalized operating leases, less cash, cash equivalents and short- and long-term investments.

Other Key Financial Results:

The chart below sets forth other key results over the previous two fiscal years. Dollar amounts below are in millions, except per share amounts.

	Fiscal 2012(1)	Fiscal 2011(1)
Revenues	13,299.5	11,700.4
Stock Price Per Share — Fiscal Year-End(2)	50.71	37.29
Total Shareholder Return(3)	38%	46%

(1)	Our fiscal year ends on the Sunday closest to September 30. Fiscal years 2012 and 2011 each included 52 weeks.
(2)

Represents the closing market price of our common stock on the last trading day (September 28, 2012) prior to our fiscal 2012 year-end and the last trading day (September 30, 2011) prior to our fiscal 2011 year-end.

(3)

Total shareholder return is calculated as the net price change in our common stock from the closing market price on the last trading day of fiscal 2011 to the closing market price on the last trading day of fiscal 2012, plus the dividends paid during the period, with dividends assumed to be reinvested into the stock.

Executive Compensation Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	Attract and Retain Top Talent, by competing effectively for the highest quality of people who will determine our long-term success.

•	Pay for Performance, by aligning executive compensation with Company, business unit and individual performance on both a short-term and long-term basis.

•	Stay True to Our Values, by supporting our mission statement and guiding principles.

Some of the compensation “best practices” we employ to achieve these objectives include:

What We Do	What We Don’t Do

• Deliver a majority of executives’ target total direct compensation in the form of variable compensation	• Have single-trigger change-in-control equity acceleration provisions

• Utilize performance-based RSUs with vesting requirements	• Provide cash-based change-in-control benefits

• Require our executives and directors to satisfy rigorous stock ownership guidelines	• Provide excise tax gross-ups of perquisites

• Maintain a clawback policy	• Provide significant perquisites

• Prohibit partners from engaging in hedging transactions in Starbucks stock	• Maintain a supplemental executive retirement plan (SERP)

• Conduct annual “say-on-pay” advisory votes

Auditors

As a matter of good corporate governance, the Audit Committee is asking our shareholders to ratify the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2013. The following table sets forth the aggregate fees billed by Deloitte for fiscal 2012 and fiscal 2011.

Type of Fees	Fiscal 2012	Fiscal 2011
Audit Fees	$4,878,000	$4,537,000
Audit-Related Fees	222,000	188,000
Tax Fees	856,000	199,000
All Other Fees	—	—

Total	$5,956,000	$4,924,000

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

PROXY STATEMENT

for the

2013 ANNUAL MEETING OF SHAREHOLDERS

We are making this proxy statement available to you on or about January 25, 2013 in connection with the solicitation of proxies by our board of directors for the Starbucks Corporation 2013 Annual Meeting of Shareholders. At Starbucks and in this proxy statement, we refer to our employees as “partners.” Also in this proxy statement we sometimes refer to Starbucks as the “Company,” “we” or “us,” and to the 2013 Annual Meeting of Shareholders as the “annual meeting.” When we refer to the Company’s fiscal year, we mean the annual period ending on the Sunday closest to September 30 of the stated year. Information in this proxy statement for 2012 generally refers to our 2012 fiscal year, which was from October 3, 2011 through September 30, 2012 (“fiscal 2012”). Fiscal years 2012 and 2011 each included 52 weeks, fiscal 2010 included 53 weeks, with the 53rd week falling in the fourth fiscal quarter.

VOTING INFORMATION

Record Date.  The record date for the annual meeting is January 10, 2013. On the record date, there were 749,166,587 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Voting Your Proxy.  Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the annual meeting, the shares of Starbucks common stock represented by the proxy will be voted: (i) FOR the election of each of the twelve director candidates nominated by the board of directors; (ii) FOR approval of the advisory resolution on executive compensation; (iii) FOR approval of the amended and restated 2005 Long-Term Equity Incentive Plan, including an increase in the number of authorized shares under the plan; (iv) FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2013 (“fiscal 2013”); (v) AGAINST the shareholder proposal to prohibit political spending; and (vi) in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting.

Revoking Your Proxy.  If you are a registered shareholder (meaning, a shareholder who holds share certificates issued in his or her name and therefore appears on the share register) and have executed a proxy, you may revoke or change your proxy at any time before it is exercised by (i) executing and delivering a later-dated proxy card to our corporate secretary prior to the annual meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the annual meeting; or (iii) attending and voting in person at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy. If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for revoking or changing your vote. If your shares are held in the name of a broker, bank or other holder of record, you also may follow the voting instructions you receive from the holder of record to revoke or change your vote.

Vote Required.  The presence, in person or by proxy, of holders of a majority of the outstanding shares of Starbucks common stock is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting.

We have adopted majority voting procedures for the election of directors in uncontested elections. If a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. The term of any incumbent director who does not receive a majority of votes cast in an election held under the majority voting standard terminates on the earliest to occur of (i) 90 days from the date on which the voting results of the election are certified; (ii) the date the board of directors fills the position; or (iii) the date the director resigns. If a quorum is present, approval of the advisory resolution on executive compensation, approval of the amendment and restatement of the 2005 Long-Term Equity Incentive Plan, including the increase in the number of authorized shares under the plan, ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm and approval of the shareholder proposal, and any other matters that properly come before the meeting, require that the votes cast in favor of such actions exceed the votes cast against such actions. The following will not be considered votes cast and will not count towards the election of any director nominee or approval of the other proposals: (i) broker non-votes; (ii) a share whose ballot is marked as abstain; (iii) a share otherwise present at the annual meeting but for which there is an abstention; and (iv) a share otherwise present at the annual meeting as to which a shareholder gives no authority or direction.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted. Proxies and ballots will be received and tabulated by Broadridge Financial Services, our inspector of elections for the annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors currently has twelve members. Under our bylaws, the number of directors may be changed at any time by a resolution of the board of directors. Each of the twelve current directors was elected at the 2012 annual meeting, other than Robert M. Gates, who was appointed to the board on May 1, 2012 upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”). Secretary Gates was first identified as a possible director candidate by a third party. The terms of all the directors expire upon the election and qualification of the directors to be elected at the 2013 annual meeting. The board of directors has nominated all twelve of the current directors for election at the annual meeting, to serve until the 2014 Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the annual meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the board of directors, unless the board chooses to reduce its own size. The board of directors has no reason to believe that any of the nominees will be unable or will decline to serve if elected. Proxies cannot be voted for more than twelve persons since that is the total number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Starbucks.

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities and other traits discussed below in “Our Director Nominations Process.” We also endeavor to have a board representing a range of skills and depth of experience in areas that are relevant to and contribute to the board’s oversight of the Company’s global activities. Following the biographical information for each director nominee, we describe the key experience, qualifications and skills our directors bring to the board that, for reasons discussed below, are important in light of Starbucks businesses and structure. The board considered these experiences, qualifications and skills and the directors’ other qualifications in determining to recommend that the directors be nominated for election.

•

Food and beverage industry experience.  As the premier roaster and retailer of specialty coffee in the world, we seek directors who have knowledge of and experience in the food and beverage industry, which is useful in understanding the products that we develop and our licensing operations.

•

Consumer products and foodservice experience.  We seek directors with expertise in consumer products and foodservice as we continue to increase our focus on expanding our channel development business on a global scale.

•

Brand marketing experience.  Brand marketing experience is important for our directors to have because of the importance of image and reputation in the specialty coffee business and our objective to maintain Starbucks standing as one of the most recognized and respected brands in the world.

•

International operations and distribution experience.  Starbucks has a strong global presence with operations in 60 countries around the world and approximately 40,000 partners (employees) employed outside the U.S. as of the end of fiscal 2012. Accordingly, international operations and distribution experience is important for our directors to have, especially as we continue to expand globally and develop new channels of distribution.

•

Domestic and international public policy experience.  We believe that it is important for our directors to have domestic and international public policy experience in order to help us address significant public policy issues, adapt to different business and regulatory environments and facilitate our work with governments all over the world.

•

Digital and social media experience.  As a consumer retail company, it is important for our directors to have digital and social media experience which can provide insight and perspective with respect to our marketing, sales and customer service functions.

•

Public company board experience.  Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, relations between the board and Starbucks management and other matters, including corporate governance, executive compensation and oversight of strategic, operational and compliance-related matters.

•

Senior leadership experience.  We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

Nominees

HOWARD SCHULTZ, 59, is the founder of Starbucks Corporation and serves as our chairman, president and chief executive officer. Mr. Schultz has served as chairman of the board of directors since our inception in 1985, and in January 2008, he reassumed the role of president and chief executive officer. From June 2000 to February 2005, Mr. Schultz also held the title of chief global strategist. From November 1985 to June 2000, he served as chairman of the board and chief executive officer. From November 1985 to June 1994, Mr. Schultz also served as president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to the Company. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company.

Director Qualifications:  As the founder of Starbucks, Mr. Schultz has demonstrated a record of innovation, achievement and leadership. This experience provides the board of directors with a unique perspective into the operations and vision for Starbucks. Through his experience as the chairman, president and chief executive officer, Mr. Schultz is also able to provide the board of directors with insight and information regarding Starbucks strategy, operations and business. In addition, Mr. Schultz’s 30 years of experience with Starbucks brings to the board extensive experience in the food and beverage industry, brand marketing and international distribution and operations.

WILLIAM W. BRADLEY, 69, has been a Starbucks director since June 2003. Since 2000, Senator Bradley has been a managing director of Allen & Company LLC, an investment banking firm. From 2001 until 2004, he acted as chief outside advisor to McKinsey & Company’s non-profit practice. In 2000, Sen. Bradley was a candidate for the Democratic nomination for President of the United States. He served as a senior advisor and vice chairman of the International Council of JP Morgan & Co. from 1997 through 1999. During that time, Sen. Bradley also worked as an essayist for CBS Evening News, and as a visiting professor at Stanford University, the University of Notre Dame and the University of Maryland. Sen. Bradley served in the U.S. Senate from 1979 until 1997, representing the State of New Jersey. Prior to serving in the U.S. Senate, he was an Olympic gold medalist in 1964, and from 1967 through 1977 he played professional basketball for the New York Knicks, during which time they won two world championships. Sen. Bradley previously served on the board of directors of Seagate Technology and Willis Group Holdings Limited and currently serves on the board of directors of QuinStreet, Inc.

Director Qualifications:  Based on over 18 years in the U.S. Senate, Sen. Bradley has a deep understanding of U.S. governmental and regulatory affairs, public policy and international relations. He is able to provide the board of directors with unique insights into Starbucks strategy, operations and business. Sen. Bradley also has extensive experience in the private sector, including in consulting, financial services and media and communications. In addition, Sen. Bradley brings to the board extensive experience as a director on the boards of other publicly traded companies, with knowledge in a number of important areas, including leadership and corporate governance.

ROBERT M. GATES, 69, has been a Starbucks director since May 2012. Secretary Gates served in numerous roles in the Executive Branch of the U.S. government for nearly half a century, culminating as Secretary of Defense from December 2006 to June 2011. In September 2011, Sec. Gates was named chancellor of the College of William & Mary. From August 2002 to December 2006, he served as president of Texas A&M University. Sec. Gates has previously been a member of the board of directors of several companies, including Brinker International, Inc., NACCO Industries, Inc., Parker Drilling Company and the Board of Independent Trustees of the Fidelity Funds.

Director Qualifications:  Sec. Gates’ extensive career in various leadership roles in the executive branch of government provides the board of directors with invaluable perspective on domestic and international issues and risks affecting Starbucks business throughout the world. The board of directors also benefits from his leadership experience at large institutions that deal with problem solving in which many, often conflicting, public and private cultural, political, economic and other interests are involved. Additionally, his experience as a member of the board of directors of several public companies, including his roles as the chair of audit committees, strengthens the depth of corporate governance and risk assessment knowledge of the board.

MELLODY HOBSON, 43, has been a Starbucks director since February 2005. Ms. Hobson has served as the president and a director of Ariel Investments, LLC, a Chicago-based investment management firm since 2000, and as the chairman since 2006 and a trustee since 1993 of the mutual funds it manages. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson works with a variety of civic and professional institutions, including serving as a board member of the Field Museum and the Chicago Public Education Fund and as chairman of After School Matters, which provides Chicago teens with high quality, out-of-school time programs. Ms. Hobson also serves on the board of directors of DreamWorks Animation SKG, Inc., where she was named chairman of the board in 2012, The Estee Lauder Companies, Inc. and Groupon, Inc. Additionally, she is on the board of governors of the Investment Company Institute.

Director Qualifications:  As the president and a director of a large investment company, Ms. Hobson brings significant leadership, operational, investment and financial expertise to the board of directors. Ms. Hobson’s experience as an on-air financial contributor for ABC’s Good Morning America provides insight into media and communications and public relations considerations. Ms. Hobson also brings to the board of directors valuable knowledge of corporate governance and similar issues from her service on other publicly traded companies’ boards of directors as well as her prior service on the Securities and Exchange Commission (“SEC”) Investment Advisory Committee, which advises the SEC on matters of concern to investors in the securities markets. In addition, Ms. Hobson has brand marketing experience through her service on the board of directors of DreamWorks Animation and The Estee Lauder Companies.

KEVIN R. JOHNSON, 52, has been a Starbucks director since March 2009. Mr. Johnson has served as the Chief Executive Officer of Juniper Networks, Inc., a leading provider of high-performance networking products and services, since September 2008. Mr. Johnson also serves on the board of directors of Juniper Networks. Prior to joining Juniper Networks, Mr. Johnson served as President, Platforms and Services Division for Microsoft Corporation, a worldwide provider of software, services and solutions. Mr. Johnson was a member of Microsoft’s Senior Leadership Team and held a number of senior executive positions over the course of his 16 years at Microsoft. Prior to joining Microsoft in 1992, Mr. Johnson worked in International Business Machine Corp.’s systems integration and consulting business.

Director Qualifications:  Mr. Johnson has extensive experience in the technology industry and is able to provide the board of directors with his unique insights into platforms for global integration of information systems as well as the use of technology in our brand marketing and media and communications efforts. Through his various senior leadership positions, including his experience as Chief Executive Officer of Juniper Networks and extensive senior executive experience with a large, multinational company, Mr. Johnson also has experience with the challenges inherent in managing a complex organization, leading global businesses focused on both consumer and business needs and utilizing technology to drive business productivity and experience.

OLDEN LEE, 71, has been a Starbucks director since June 2003. Mr. Lee also served as our interim executive vice president, Partner Resources from April 2009 to March 2010. Mr. Lee previously worked with PepsiCo, Inc., a global food, snack and beverage company, for 28 years in a variety of positions, including serving as senior vice president of human resources of its Taco Bell division and senior vice president and chief personnel officer of its KFC division. Mr. Lee retired from PepsiCo in 1998. Since 1998, Mr. Lee has served as principal of Lee Management Consulting, a management consulting firm he founded. Mr. Lee also served on the board of directors of TLC Vision Corporation.

Director Qualifications:  Through his prior experience as a senior human resources executive of a large, global food, snack and beverage company, Mr. Lee brings to the board experience in managing a complex international workforce in the food and beverage industry, as well as senior leadership experience. From this experience as well as his public company board experience, Mr. Lee offers the board of directors a unique perspective and insight into a number of important areas, including leadership, executive compensation, risk assessment, compliance and corporate governance. Mr. Lee also has significant experience in dealing with international operational and management issues.

JOSHUA COOPER RAMO, 44, has been a Starbucks director since May 2011. Mr. Ramo is Vice Chairman of Kissinger Associates, a strategic advisory firm where he has been employed since 2005. He was previously the Managing Partner and a senior advisor for the Office of John L. Thornton, a corporate advisory specialist and an advisor to Goldman Sachs, from 2003 to 2005. Mr. Ramo spent his early career as a journalist, most recently with TIME magazine, from 1996 to 2003 serving as Senior Editor and Foreign Editor. He is a leading China scholar and has written several papers on China’s development that have been distributed in China and abroad. In 2008, Mr. Ramo served as China Analyst for NBC during the Summer Olympics in Beijing. He is the author of the New York Times best-selling book, The Age of the Unthinkable. Mr. Ramo has been a term member of the Council on Foreign Relations, Asia 21 Leaders Program, World Economic Forum’s Young Global Leaders and Global Leaders for Tomorrow, and co-founder of the U.S. – China Young Leaders Forum. He also serves on the board of directors of FedEx Corporation.

Director Qualifications:  Mr. Ramo’s broad international experience provides the board of directors with his unique insights related to Starbucks strategy, operations and business as a global company. Mr. Ramo brings to the board significant domestic and international public policy experience and media and communications experience from his career as a journalist and author and service with several international non-governmental organizations as well as public company board experience. Mr. Ramo has extensive knowledge in a number of important areas, including innovative problem-solving related to global risks and opportunities, particularly with regards to China.

JAMES G. SHENNAN, JR., 71, has been a Starbucks director since March 1990. Mr. Shennan served as a general partner of Trinity Ventures, a venture capital organization, from September 1989 to July 2005, when he became general partner emeritus. Prior to joining Trinity Ventures, he served as the chief executive of Addison Consultants, Inc., an international marketing services firm, and two of its predecessor companies. Mr. Shennan previously served on the board of directors of P.F. Chang’s China Bistro, Inc.

Director Qualifications:  As a member of our board of directors since 1990, Mr. Shennan brings valuable knowledge of Starbucks culture, operations and development into a worldwide brand to the board of directors. In addition, Mr. Shennan provides the benefits of service on the boards of other publicly traded companies, including food and beverage industry experience and board leadership experience from his service as the lead independent director of P.F. Chang’s China Bistro and extensive knowledge of executive compensation and corporate governance issues. Mr. Shennan also brings to the board brand marketing experience, international distributions and operations experience and finance experience from his roles with Trinity Ventures, Addison Consultants and Procter & Gamble.

CLARA SHIH, 31, has been a Starbucks director since December 2011. Ms. Shih is chief executive officer and a board member of Hearsay Social, Inc. an enterprise software company serving Fortune 500 brands that she co-founded in August 2009. From June 2006 to June 2009, she served as product management director, AppExchange of salesforce.com, inc., an enterprise software company. From 2004 to 2006, she served as associate, Strategy and Business Operations for Google, Inc. Previously, Ms. Shih was a software engineer at Microsoft Corporation. Ms. Shih, the creator of the first business application on Facebook, is the author of The Facebook Era, a marketing textbook at Harvard Business School. In 2011, she was named one of Businessweek’s Top Young Entrepreneurs, one of Fortune’s Most Powerful Women Entrepreneurs and one of CNN Money’s “40 under 40: Ones to Watch.”

Director Qualifications:  Ms. Shih brings to the board digital and social media expertise, brand marketing, innovation and enterprenurial experience from her position with Hearsay Social, as well as her prior experience at other technology companies. She provides unique insights to Starbucks related to technology innovation and growth of business on social networking sites across marketing, sales, customer service, recruiting and R&D functions.

JAVIER G. TERUEL, 62, has been a Starbucks director since September 2005. Mr. Teruel served as vice chairman of Colgate-Palmolive Company, a consumer products company, from July 2004 to April 2007, when he retired. Prior to being appointed vice chairman, Mr. Teruel served as Colgate-Palmolive’s executive vice president responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition. After joining Colgate in Mexico in 1971, Mr. Teruel served as vice president of Body Care in Global Business Development in New York and president and general manager of Colgate-Mexico. He also served as president of Colgate-Europe, and as chief growth officer responsible for the company’s growth functions. Mr. Teruel currently serves as a partner of Spectron Desarrollo, SC, an investment management and consulting firm. He previously served on the boards of directors of The Pepsi Bottling Group, Inc. and Corporación Geo S.A.B. de C.V. He currently serves on the boards of directors of J.C. Penney Company, Inc. and the Nielsen Company B.V.

Director Qualifications:  Mr. Teruel brings to the board extensive brand marketing experience and international distribution and operations experience from his various executive roles at a large, multinational consumer products company, including considerable product development, merchandising and marketing skills and perspectives. His international background provides unique insights relevant to Starbucks strategy, operations and business as a global company. Through his senior leadership and public company board experience, Mr. Teruel also possesses extensive knowledge in a number of important areas, including leadership, finance and risk assessment.

MYRON E. ULLMAN, III, 66, has been a Starbucks director since January 2003. Mr. Ullman served as executive chairman of J.C. Penney Company, Inc., a chain of retail department stores, from November 2011 to January 2012, and as the chairman of the board of directors and chief executive officer from December 2004 to November 2011. Mr. Ullman served as directeur general, group managing director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002. From January 1995 to June 1999, he served as chairman and chief executive officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, Mr. Ullman served as chairman and chief executive officer of R.H. Macy & Co., Inc. Mr. Ullman previously served on the boards of directors for Ralph Lauren Corporation, Taubman Centers and Pzena Investment Management, Inc. He currently serves as the deputy chairman of the Federal Reserve Bank of Dallas.

Director Qualifications:  Through Mr. Ullman’s senior leadership and public company board experience with U.S. and international retailers, he brings to the board of directors extensive knowledge in important areas, including leadership of global businesses, finance, executive compensation, risk assessment and compliance. He also brings to the board brand marketing experience and international distribution and operations experience from his roles at major U.S. and international retailers, as well as insights and perspectives from positions he has held in the technology and real estate industries and the public sector. Mr. Ullman’s experiences as chairman and chief executive officer of various entities during his career provide the board of directors with insight into the challenges inherent in managing a complex organization.

CRAIG E. WEATHERUP, 67, has been a Starbucks director since February 1999. Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as chief executive officer of its worldwide Pepsi-Cola business and President of PepsiCo, Inc., retiring in 1999. He also led the initial public offering of The Pepsi Bottling Group, Inc., where he served as chairman and chief executive officer from March 1999 to January 2003. Mr. Weatherup also serves on the board of directors of Macy’s, Inc.

Director Qualifications:  Through Mr. Weatherup’s public company board experience from his service on the board of directors of Macy’s, as well as his prior senior leadership experience as a chairman and chief executive officer, he is able to bring to the board of directors extensive knowledge in important areas, including finance, leadership, executive compensation, corporate governance, risk assessment and compliance. In addition, Mr. Weatherup brings to the board food and beverage industry experience, as well as brand marketing experience and international distribution and operations experience from his prior role as chief executive officer of a large, global food and beverage business. Mr. Weatherup also possesses valuable knowledge of and insight into Starbucks business and operations from his 13 years of service as a member of our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board Leadership

The board of directors is responsible for overseeing the exercise of corporate power and seeing that Starbucks business and affairs are managed to meet the Company’s stated goals and objectives and that the long-term interests of the shareholders are served.

Howard Schultz currently serves as the chairman of the board and our president, as well as our chief executive officer. The independent directors of the board elected Craig Weatherup, a non-employee independent director, to serve as the presiding (lead) independent director pursuant to our Corporate Governance Principles and Practices. Mr. Weatherup’s term as presiding independent director began at the first board meeting immediately following the Company’s 2012 Annual Meeting of Shareholders upon the expiration of the term of our previous presiding independent director, Myron E. Ullman, III.

Our board leadership structure supports the independence of our non-management directors. The independent directors meet in an executive session at each board meeting, and each of the standing board committees (discussed below) is comprised solely of and led by independent directors. The presiding independent director presides at each executive session, as well as all meetings of the board of directors at which the chairman is not present. The presiding independent director also has the authority to call meetings of the independent directors. Pursuant to our Corporate Governance Principles and Practices, the duties of the presiding independent director also include:

•	serving as a liaison between the independent directors and the chairman;

•	approving the scheduling of board meetings, as well as the agenda and materials for each board meeting and executive session of the independent directors;

•	approving and coordinating the retention of advisors and consultants to the board; and

•	such other responsibilities as the independent directors may designate from time to time.

The board believes that combining the chairman and chief executive officer positions is currently the most effective leadership structure for Starbucks given Mr. Schultz’s in-depth knowledge of Starbucks business and industry and his ability to formulate and implement strategic initiatives. As chief executive officer, Mr. Schultz is also intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the board. In addition, having a combined chairman and chief executive officer enables Starbucks to speak with a unified voice to shareholders, customers and the media. The board believes that the combination of the chairman and chief executive officer roles as part of a governance structure that includes a presiding independent director, as well as the exercise of key board oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interests of Starbucks shareholders.

Risk Oversight

The board of directors has overall responsibility for risk oversight, including, as part of regular board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the board of directors in reviewing Starbucks business strategy is an integral aspect of the board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

While the full board has overall responsibility for risk oversight, the board has delegated oversight responsibility related to certain risks to the Audit and Compliance Committee (the “Audit Committee”) and the Compensation and Management Development Committee (the “Compensation Committee”). The Audit Committee is responsible for reviewing the Company’s risk assessment and risk management policies, as well as discussing the major risk exposures Starbucks faces and the steps management takes to monitor and control such exposures. The Audit Committee receives regular reports from management and from our Chief Compliance Officer on risks facing the Company at its regularly scheduled meetings and other reports as requested by the Audit Committee from time to time. The Compensation Committee is responsible for reviewing and overseeing the management of any potential material risks related to Starbucks compensation policies and practices. The Compensation Committee reviews a summary and assessment of such risks annually and in connection with discussions of various compensation elements and benefits throughout the year.

The board’s role in risk oversight has not had any effect on the board’s leadership structure.

Affirmative Determinations Regarding Director Independence and Other Matters

Our board of directors has determined that each of the following director nominees is an “independent director” as such term is defined under NASDAQ rules:

William W. Bradley	James G. Shennan, Jr.
Robert M. Gates	Clara Shih
Mellody Hobson	Javier G. Teruel
Kevin R. Johnson	Myron E. Ullman, III
Olden Lee	Craig E. Weatherup
Joshua Cooper Ramo

In addition, Ms. Sandberg, who served on our board during a portion of fiscal year 2012, qualified as an “independent director” as such term is defined under NASDAQ rules. In determining that Ms. Sandberg is independent, the board of directors considered her position as an officer of a company from which Starbucks purchased advertising space and marketing products in a transactional relationship in fiscal year 2012. In determining that Mr. Lee is independent, the board of directors considered that he previously served, at the request of Starbucks, as our interim executive vice president, Partner Resources. Mr. Lee served in this interim role for less than a year from April 2009 to March of 2010. The board of directors determined that neither of these relationships constitutes a “related-person transaction” under applicable SEC rules or would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director.

Board Committees and Related Matters

During fiscal 2012, our board of directors had three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. The board of directors makes committee and committee chair assignments annually at its meeting immediately preceding the annual meeting of shareholders, although further changes to committee assignments are made from time to time as deemed appropriate by the board. The committees operate pursuant to written charters, which are available on our website at www.starbucks.com/about-us/company-information/corporate-governance.

The current composition of each board committee is set forth below.

Director	Audit Committee	Compensation and Management Development Committee	Nominating and Corporate Governance Committee	Board of Directors
Howard Schultz				Chair
William W. Bradley			X	X
Robert M. Gates			X	X
Mellody Hobson	X			X
Kevin R. Johnson	X	Chair		X
Olden Lee		X		X
Joshua Cooper Ramo			X	X
James G. Shennan, Jr.		X	Chair	X
Clara Shih			X	X
Javier G. Teruel	Chair	X		X
Myron E. Ullman, III		X		X
Craig E. Weatherup	X		X	X
Fiscal 2012 Meetings	10	6	5	9

Attendance at Board and Committee Meetings, Annual Meeting

During fiscal 2012, each director attended at least 75% of all meetings of the board and board committees on which he or she served (held during the period that such director served), other than Secretary Gates, who joined the board in May and was unable to attend 3 of the 8 meetings that were held between that time and our fiscal year end due to pre-existing commitments scheduled prior to his appointment to the board. To date in fiscal 2013, Sec. Gates has attended all meetings of the board and committees on which he serves. Our Corporate Governance Principles and Practices require each board member to attend our annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director, and 11 of the 12 directors who then served on the board attended our 2012 Annual Meeting of Stockholders. Ms. Sandberg, whose resignation from the board was effective at the conclusion of that meeting was the only director who did not attend.

Audit Committee

The Audit Committee annually reviews and reassesses the adequacy of its charter. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	oversee our accounting and financial reporting processes, including the review of the Company’s quarterly and annual financial results;

•

appoint the Company’s independent registered public accounting firm and oversee the relationship; including monitoring the auditor’s independence and reviewing the scope of the auditor’s work, including preapproval of audit and non-audit services;

•	review the annual audit and quarterly review processes with management and the independent registered public accounting firm;

•	review management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the independent registered public accounting firm’s related attestation;

•	oversee the Company’s internal audit function, including review of internal audit staffing and approval of the internal audit plan;

•	review and approve or ratify all related party transactions and potential conflicts of interests that are required to be disclosed in the proxy statement; and

•	review the Company’s risk assessment and risk management policies.

Each of Ms. Hobson and Messrs. Johnson, Teruel and Weatherup (i) meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined by NASDAQ rules; (ii) meets NASDAQ’s financial knowledge and sophistication requirements; and (iii) has been determined by the board of directors to be an “audit committee financial expert” under SEC rules. The “Audit and Compliance Committee Report” describes in more detail the Audit Committee’s responsibilities with regard to our financial statements and its interactions with our independent auditor, Deloitte & Touche LLP.

Compensation Committee

The Compensation Committee annually reviews and reassesses the adequacy of its charter. As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

•	conduct an annual review of and recommend to the independent directors of the board for their review and approval the compensation package for the chairman, president and chief executive officer;

•	conduct an annual review and approve all compensation elements for our executive officers (other than our chairman, president and chief executive officer);

•

annually review and approve performance measures and targets for all executive officers participating in the annual incentive bonus plan and long-term incentive plans; certify achievement of performance measures after the measurement period;

•	approve, modify and administer partner-based equity plans, the Executive Management Bonus Plan and deferred compensation plans;

•

after consulting with the independent directors, together with the chair of the Nominating/Governance Committee, the chair of the Compensation Committee annually reviews the performance of our chairman, president and chief executive officer and meets with him to share the findings of the review;

•	annually review and approve our management development and succession planning practices and strategies;

•	annually approve the Company’s comparator group companies and review market data;

•	provide recommendations to the board of directors on compensation-related proposals to be considered at the Company’s annual meeting, including Say-on-Pay and any related shareholder feedback;

•	determine management stock ownership guidelines and periodically review ownership levels for compliance; and

•	annually review a report from management regarding potential material risks, if any, created by the Company’s compensation policies and practices and inform the board of any necessary actions.

Messrs. Johnson, Lee, Shennan, Teruel and Ullman served on the Compensation Committee during fiscal 2012. At least annually, the Compensation Committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, shareholder interests, desired behaviors and corporate culture.

The Compensation Committee’s charter allows it to delegate its authority to subcommittees of the committee, as may be necessary or appropriate. In March 2010, the Compensation Committee formed a special subcommittee, the Performance Compensation Committee (the “Subcommittee”), which is responsible for establishing, administering, reviewing and approving any award intended to qualify for the “performance-based compensation” exception of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Subcommittee may establish, administer, review and approve any compensation or compensatory award as may be requested by the Compensation Committee from time to time. The current composition of the Subcommittee is: Messrs. Johnson, Shennan, Teruel and Ullman. Each member of the Subcommittee meets applicable independence requirements as prescribed by NASDAQ, the SEC and the IRS. Since Mr. Lee was an executive officer of the Company for a period of time, he does not sit on the Subcommittee and does not vote on performance-based compensation. Since March 2010, all decisions related to performance-based compensation were made by the Subcommittee.

Management’s Role in the Executive Compensation Process

Mr. Schultz, our chairman, president and chief executive officer, Kalen Holmes, our executive vice president, Partner Resources, and other key members of our human resources function (“Partner Resources”) each help support the Compensation Committee’s executive compensation process and regularly attend portions of committee meetings. As part of the executive compensation process, Mr. Schultz provides his perspective to the Compensation Committee regarding the performance of his Senior Leadership Team, which includes all of our executive officers and other direct reports of the ceo. Members of the Partner Resources team present recommendations to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual and long-term incentive compensation programs; (ii) target competitive positioning of executive compensation; and (iii) target total direct compensation for each executive officer. These recommendations are developed in consultation with Mr. Schultz and are accompanied by market data provided by the Company’s consultant, Towers Watson & Co. (“Towers Watson”).

The Compensation Committee did not request, and management did not provide, specific compensation recommendations for fiscal 2012 compensation for Mr. Schultz. In accordance with NASDAQ rules, Mr. Schultz was not present when his compensation was being discussed or approved and did not vote on executive compensation matters, and neither he nor other members of management attended executive sessions of the Compensation Committee.

The Role of Consultants in the Executive Compensation Process

For fiscal 2012, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by the Compensation Committee’s chair, Mr. Johnson. Without the Compensation Committee’s prior approval, F.W. Cook will not perform any services for Starbucks management, although the Compensation Committee has directed that F.W. Cook work in cooperation with management as required to gather and review information necessary to carry out its obligations. During fiscal 2012, F.W. Cook did not perform any services for Starbucks other than making recommendations with respect to executive and director compensation under its engagement by the Compensation Committee, which included performing analyses of our equity program and its associated costs and other implications and advising on the amendments proposed to the 2005 Long-Term Equity Incentive Plan that will be voted on at this meeting. Its tasks also included reviewing, validating and providing input on information, programs and recommendations made by management and Towers Watson.

For more information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” and “Compensation Committee Report.”

Compensation Committee Interlocks and Insider Participation

Messrs. Johnson, Lee, Shennan, Teruel and Ullman served on the Compensation Committee during fiscal 2012. As discussed above, Mr. Lee served as our interim executive vice president, Partner Resources for a portion of fiscal 2010. Mr. Lee rejoined the Compensation Committee in April 2010 as an independent director under the applicable NASDAQ independence requirements.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Committee’s compensation consultant, the Committee has the sole authority to retain or terminate F.W. Cook. Further, as discussed above, the Committee’s compensation consultant will not perform any services for Starbucks management unless approved in advance by the Committee.

In connection with its engagement of F.W. Cook, the Committee considered various factors bearing upon F.W. Cook’s independence including, but not limited to, the amount of fees received by F.W. Cook from Starbucks as a percentage of F.W. Cook’s total revenue, F.W. Cook’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact F.W. Cook’s independence. After reviewing these and other factors, the Committee determined that F.W. Cook was independent and that its engagement did not present any conflicts of interest. F.W. Cook also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Committee.

Succession Planning

Senior Management Succession Planning

In light of the critical importance of executive leadership to Starbucks success, we have an annual succession planning process that we refer to as Organization & Partner Planning (“OPP”). The OPP process is enterprise wide for managers up to and including our president and chief executive officer. Reflecting the significance the board attaches to succession planning, our Compensation Committee is named the Compensation and Management Development Committee.

Our board of directors’ involvement in the annual OPP process is outlined in our Corporate Governance Principles and Practices. The Principles provide that each year, the chair of the Compensation Committee, together with the chairman, president and chief executive officer, will review succession plans with the board, and provide the board with a recommendation as to succession in the event of each senior officer’s termination of employment with Starbucks for any reason (including death or disability).

Our Compensation Committee, pursuant to its charter, annually reviews the performance of the members of the Senior Leadership Team, including the executive officers, and the succession plans for each officer’s position. As noted above, this information is then presented to the board of directors. The Compensation Committee also conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

ceo Succession Planning

Mr. Schultz provides an annual review to the board of directors assessing the members of the Senior Leadership Team and their potential to succeed him. This review, which is developed in consultation with our executive vice president, Partner Resources, and the chair of our Compensation Committee, includes a discussion about development plans for the Company’s executive officers to help prepare them for future succession and contingency plans in the event of our ceo’s termination of employment with Starbucks for any reason (including death or disability) as well as our ceo’s recommendation as to his successor. The full board has the primary responsibility to develop succession plans for the ceo position.

Nominating and Corporate Governance Committee

The Nominating/Governance Committee annually reviews and reassesses the adequacy of its charter. As described more fully in its charter, the Nominating/Governance Committee is responsible for providing leadership with respect to the corporate governance of Starbucks and advising and making recommendations to the board of directors regarding candidates for election as directors of the Company. Among its specific duties, the Nominating/Governance Committee:

•	makes recommendations to the board about our corporate governance processes;

•	assists in identifying and recruiting board candidates;

•	administers the Director Nominations Policy;

•	considers shareholder nominations to the board;

•	makes recommendations to the board regarding membership and chairs of the board’s committees;

•	oversees the annual evaluation of the effectiveness of the board and each of its committees;

•	biennially recommends the board’s presiding independent director;

•	biennially reviews the type and amount of board compensation for independent directors;

•	annually reviews the Company’s corporate political contributions and expenditures to confirm alignment with Company policies and values; and

•

annually reviews and assesses the effectiveness of the Company’s environmental and social responsibility policies, goals and programs through the annual Global Responsibility Report, and makes recommendations as deemed appropriate based on such review and assessment.

The Nominating/Governance Committee also annually assists the board of directors with its affirmative independence and expertise determinations. After consulting with the panel of independent directors, together with the chair of the Compensation Committee, the chair of the Nominating/Governance Committee annually reviews the performance of our chairman, president and chief executive officer and meets with him to share the findings of the review.

Our Director Nominations Process

Our Policy on Director Nominations is available at www.starbucks.com/about-us/company-information/corporate-governance. The purpose of the nominations policy is to describe the process by which candidates are identified and assessed for possible inclusion in our recommended slate of director nominees (the “candidates”). The nominations policy was approved by the full board of directors and is administered by the Nominating/Governance Committee.

Minimum Criteria for Board Members

Each candidate must possess at least the following specific minimum qualifications:

•	each candidate shall be prepared to represent the best interests of all shareholders and not just one particular constituency;

•

each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;

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no candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of Starbucks;

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each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating/Governance Committee’s sole judgment, interfere with or limit his or her ability to do so; and

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each candidate shall be willing to make, and financially capable of making, the required investment in our stock in the amount and within the time frame specified in the director stock ownership guidelines described in this proxy statement.

Desirable Qualities and Skills

In addition, the Nominating/Governance Committee also considers it desirable that candidates possess the following qualities or skills:

•

each candidate should contribute to the board of directors’ overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics;

•	each candidate should contribute positively to the existing chemistry and collaborative culture among board members; and

•

each candidate should possess professional and personal experiences and expertise relevant to our goal of being one of the world’s leading consumer brands. At this stage of our development, relevant experiences might include, among other things, sitting CEO of a large global company, large-

company CEO experience, international CEO experience, senior-level international experience, senior-level multi-unit small box retail or restaurant experience and relevant senior-level expertise in one or more of the following areas: finance, accounting, sales and marketing, organizational development, information technology, social media and public relations.

The Nominating/Governance Committee is responsible for reviewing the appropriate skills and characteristics required of directors in the context of prevailing business conditions and existing competencies on the board, and for making recommendations regarding the size and composition of the board, with the objective of having a board that brings to Starbucks a variety of perspectives and skills derived from high quality business and professional experience. The Nominating/Governance Committee’s review of the skills and experience it seeks in the board as a whole, and in individual directors, in connection with its review of the board’s composition, enables it to assess the effectiveness of its goal of achieving a board with a diversity of experiences. The Nominating/Governance Committee considers these criteria when evaluating director nominees in accordance with the procedures set forth below.

Internal Process for Identifying Candidates

The Nominating/Governance Committee has two primary methods for identifying candidates (other than those proposed by shareholders, as discussed below). First, on a periodic basis, the Nominating/Governance Committee solicits ideas for possible candidates from a number of sources: members of the board; senior-level Starbucks executives; individuals personally known to the members of the board; and research, including database and Internet searches.

Second, the Nominating/Governance Committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Nominating/Governance Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the nominations policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board of directors, the Nominating/Governance Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating/Governance Committee. The Nominating/Governance Committee retained a search firm during a portion of fiscal 2012 to help identify potential director nominees.

The nominations policy divides the process for candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “qualified shareholders” (as described below).

General Nomination Right of All Shareholders

Any registered shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the advance notice, information and consent provisions contained in our bylaws. See “Proposals of Shareholders” below for more information.

The procedures described in the next paragraph are meant to establish an additional means by which certain shareholders can contribute to our process for identifying and evaluating candidates and is not meant to replace or limit shareholders’ general nomination rights in any way.

Director Recommendations by Qualified Shareholders

In addition to those candidates identified through its own internal processes, in accordance with the nominations policy, the Nominating/Governance Committee will evaluate a candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of our common stock for at least one year (and will hold the required number of shares through the annual meeting of shareholders) and that satisfies the notice, information and consent provisions in the nominations policy (a “qualified shareholder”). Any candidate proposed by a qualified shareholder must be independent of the qualified shareholder in all respects as determined by the Nominating/Governance Committee or by applicable law. Any candidate submitted by a qualified shareholder must also meet the definition of an “independent director” under NASDAQ rules.

In order to be considered by the Nominating/Governance Committee for an upcoming annual meeting of shareholders, notice from a qualified shareholder regarding a potential candidate must be received by the Nominating/Governance Committee not less than 120 calendar days before the anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.

Evaluation of Candidates

The Nominating/Governance Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by qualified shareholders, based on the same criteria.

Future Revisions to the Nominations Policy

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating/Governance Committee intends to review the nominations policy at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating/Governance Committee may amend the nominations policy at any time, in which case the most current version will be available on our website.

Corporate Governance Materials Available on the Starbucks Website

Our Corporate Governance Principles and Practices are intended to provide a set of flexible guidelines for the effective functioning of the board of directors and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements, evolving best practices and other considerations. They are posted on the Corporate Governance section of our website at www.starbucks.com/about-us/company-information/corporate-governance.

In addition to our Corporate Governance Principles and Practices, other information relating to corporate governance at Starbucks is available on the Corporate Governance section of our website, including:

•	Restated Articles of Incorporation

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Policy on Director Nominations

•	Standards of Business Conduct (applicable to directors, officers and partners)

•	Code of Ethics for CEO and Finance Leaders

•	Procedure for Communicating Complaints and Concerns

•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

You may obtain copies of these materials, free of charge, by sending a written request to: executive vice president, general counsel and secretary, Starbucks Corporation, 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134. Please specify which documents you would like to receive.

Contacting the Board of Directors

The Procedure for Communicating Complaints and Concerns describes the manner in which interested persons can send communications to our board of directors, the committees of the board and to individual directors and describes our process for determining which communications will be relayed to board members. Interested persons may telephone their complaints and concerns by calling the Starbucks Audit line at 1-800-300-3205 or sending written communications to the board, committees of the board and individual directors by mailing those communications to our third-party service provider for receiving these communications at:

Starbucks Corporation

P.O. Box 34507

Seattle, Washington 98124

Shareholders may address their communication to an individual director, to the Board of Directors, or to one of our board committees. Communications directed to the board, its members or any committee of the board are routed to the chief compliance officer, then prioritized and forwarded as appropriate.

COMPENSATION OF DIRECTORS

Fiscal 2012 Compensation Program for Non-Employee Directors

For fiscal 2012, the annual compensation program for non-employee directors provided for a total of $240,000 per year comprised of one or more of the following (as selected by the director each year): (i) cash (up to 50%); (ii) stock options; and (iii) time-based restricted stock units. New non-employee directors are entitled to payment of a pro-rated portion of the annual non-employee director compensation based on the number of days remaining in the fiscal year from the date the director joins the board. Such compensation may be in the form of stock options, time-based restricted stock units or a combination thereof (as selected by the director). Our non-employee directors are expected to satisfy stock ownership guidelines of $480,000, as discussed below under the caption “Director Stock Ownership Guidelines.”

Stock options have an exercise price equal to the closing market price of our common stock on the grant date. Annual stock option and RSU grants vest one year after the date of grant. Stock options and RSUs granted to non-employee directors generally cease vesting as of the date he or she no longer serves on the board of directors. However, unvested stock options (but not unvested RSUs) will vest in full upon a non-employee director’s death or “retirement” (generally defined as leaving the board after attaining age 55 and at least six years of board service) or upon a change in control of Starbucks. Six of the board’s eleven current non-employee directors meet the retirement criteria.

When the Nominating/Governance Committee considered and ultimately recommended the fiscal 2012 non-employee director compensation, the committee reviewed competitive market data prepared by Towers Watson for the same comparator group used to benchmark executive compensation for fiscal 2011. The level of non-employee director total compensation approved by the Nominating/Governance Committee for fiscal 2012 was at the 75th percentile among comparator group companies and the board believed that the level was appropriate to attract and retain top board candidates.

Mr. Schultz does not participate in the compensation program for non-employee directors, but rather is compensated as an executive officer, as described in the “Compensation Discussion and Analysis” section of this proxy statement.

Fiscal 2012 Compensation of Non-Employee Directors

The following table shows fiscal 2012 compensation for non-employee directors.

Fiscal 2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($)(3)(4)	Total ($)
William W. Bradley	81,600	—	167,710	249,310
Robert M. Gates	—	100,847	—	100,847
Mellody Hobson	—	239,976	—	239,976
Kevin R. Johnson	—	239,976	—	239,976
Olden Lee	—	—	254,130	254,130
Joshua Cooper Ramo	—	239,976	—	239,976
Sheryl Sandberg (5)	—	239,976	—	239,976
James G. Shennan, Jr.	—	239,976	—	239,976
Clara Shih	—	144,352	50,160	194,512
Javier G. Teruel	—	239,976	—	239,976
Myron E. Ullman, III	—	—	254,130	254,130
Craig E. Weatherup	—	—	254,130	254,130

(1)

The amounts shown in this column represent the aggregate grant date fair values of the restricted stock units (“RSU”) awarded to each of the non-employee directors (other than Ms. Shih and Secretary Gates) on November 14, 2011. Ms. Shih received an initial RSU grant on December 14, 2011 and Sec. Gates received an initial RSU grant on May 1, 2012.

(2)

As of September 30, 2012 the aggregate number of shares of Starbucks common stock underlying the outstanding restricted stock awards for each non-employee director were: Sec. Gates — 1,749, Ms. Hobson — 5,499, Mr. Johnson — 5,499, Mr. Ramo — 5,499, Mr. Shennan — 5,499, Ms. Shih — 3,350 and Mr. Teruel — 5,499.

(3)

The amounts shown in this column represent the aggregate grant date fair values of the stock options awarded to each of the non-employee directors (other than Ms. Shih) on November 14, 2011. Ms. Shih received an initial stock option grant on December 14, 2011. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2012 Form 10-K (note 12).

(4)

As of September 30, 2012, the aggregate number of shares of Starbucks common stock underlying outstanding option awards for each non-employee director were: Sen. Bradley — 125,783 shares; Ms. Hobson — 185,825 shares; Mr. Johnson — 46,655 shares; Mr. Lee — 342,030 shares; Mr. Ramo — 30,000 shares; Mr. Shennan — 151,146 shares; Ms. Shih — 3,348 shares; Mr. Teruel — 264,175 shares; Mr. Ullman —322,030 shares; and Mr. Weatherup — 300,406 shares.

(5)	Ms. Sandberg resigned from the Board in March 2012, effective at the conclusion of the 2012 annual meeting of shareholders. Her November 14, 2011 RSU grant was forfeited at that time.

Deferred Compensation Plans

For fiscal 2012 the board adopted a Deferred Compensation Plan for Non-Employee Directors under which non-employee directors may, for any fiscal year, irrevocably elect to defer receipt of shares of common stock the director would have received upon vesting of restricted stock units. The purpose of the plan is to enhance the Company’s ability to attract and retain non-employee directors with training, experience and ability who will promote the interests of the Company and to directly align the interests of such non-employee directors with the interests of the Company’s shareholders. Prior to 2006, non-employee directors could defer all or a portion of their compensation in the form of unfunded deferred stock units under the Directors Deferred Compensation Plan.

Director Stock Ownership Guidelines

The board of directors adopted stock ownership guidelines for non-employee directors in fiscal 2003. The original guidelines required a $200,000 level of ownership within four years. In May 2007, the board increased the guidelines to $240,000 in tandem with the increase to non-employee director compensation. In June 2012, the board increased the guidelines to $480,000 to further align the interests of our non-employee directors to those of our shareholders. After this increase, our non-employee director stock ownership guidelines were above the 75th percentile of our comparator group. Directors initially appointed or elected to the board prior to January 1, 2011 are expected to meet the new guidelines by December 1, 2014. Directors initially appointed or elected after January 1, 2011 and prior to June 5, 2012 have five years from their appointment or election to meet the new guidelines. Directors appointed or elected after June 5, 2012 have four years from their date of appointment or election to meet the new guidelines. Stock options do not count toward meeting the guidelines. Each director is expected to continue to meet the ownership requirement for as long as he or she serves on our board. All non-employee directors have met these guidelines, except Sec. Gates, Mr. Ramo and Ms. Shih, who are relatively new to the board and are working toward meeting the guidelines.

PROPOSAL 2 — ADVISORY RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution (commonly referred to as a “say-on-pay” resolution) on the Company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Attract and Retain Top Talent

•    Competing effectively for the highest quality people who will determine our long-term success

•    Targeting total direct compensation at the 50th percentile range among companies with which we compete for executive talent

Pay For Performance

•    Aligning executive compensation with Company, business unit and individual performance on both a short-term and long-term basis

•    Setting a significant portion of each named executive officer’s target total direct compensation to be in the form of variable compensation

Stay True to Our Values

•    Providing limited executive perquisites

•    Maintaining a clawback policy for incentive compensation awards

•    Requiring our executives to satisfy rigorous stock ownership guidelines and prohibiting them from engaging in hedging transactions with respect to Starbucks stock

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

The board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2013 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Starbucks Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders.

This advisory “say-on-pay” resolution is non-binding on the board of directors. Although non-binding, the board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the board modifies its policy on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2014 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow. In this proxy statement, the term “Named Executive Officers” or “NEOs” means our ceo and cfo and three of our business unit presidents. These five executive officers are named in the compensation tables of this proxy statement. “Compensation Committee” or “Committee” means the Compensation and Management Development Committee of the board of directors. We refer to all of our employees as “partners,” due to the significant role they play in the success of the Company.

Executive Summary

Starbucks delivered outstanding performance in fiscal 2012. Net revenue increased 14% to a record $13.3 billion. Global comparable store sales increased 7%, driven by a 6% increase in traffic and a 1% increase in average ticket. The strength of our U.S. retail business, acceleration of our Channel Development business and expansion in Asia all contributed to these strong results. In addition to our solid fiscal 2012 financial performance, we returned approximately $1.1 billion to shareholders in the form of cash dividend payments and share repurchases.

Financial Results Under Incentive Plans:

The chart below sets forth certain key financial results that were used in determining payouts under our incentive compensation plans for fiscal 2012 compared to fiscal 2011. Note that these numbers vary from the comparable financial measures that we otherwise report publicly as the numbers below are adjusted in accordance with the terms of our incentive compensation plans as discussed below in the “Analysis of Executive Compensation Decisions” section.

Dollar amounts below are in millions, except per share amounts.

	Fiscal 2012(1)	Fiscal 2011(1)	Change
Consolidated Adjusted Operating Income (2)	2,032.6	1,668.3	21.8%
Adjusted EPS (3)	1.78	1.52	17.1%
ROIC (4)	23.6%	21.5%	210	bps

(1)	Our fiscal year ends on the Sunday closest to September 30. Fiscal years 2012 and 2011 each included 52 weeks.
(2)

Fiscal 2012 consolidated adjusted operating income results were adjusted to exclude the impact of significant acquisitions, restructuring, mark to market adjustments arising from our Management Deferred Compensation Plan, and certain foreign currency fluctuations and certain other items. Fiscal 2011 consolidated adjusted operating income results were adjusted to exclude the impact of a non-routine gain from the sale of corporate real estate.

(3)

Fiscal 2012 earnings per share results were adjusted to exclude the impact of significant acquisitions, restructuring and certain other items. Fiscal 2011 earnings per share results were adjusted to exclude the impact of non-routine gains resulting from the sale of corporate real estate and the acquisition of joint venture holdings in Switzerland and Austria.

(4)

Return on Invested Capital (ROIC) is calculated as adjusted net operating profit after taxes (adjusted for implied interest expense on operating leases), divided by average invested capital. Invested capital is calculated on a five-point average and includes shareholders equity, short- and long-term debt, all other long-term liabilities, and capitalized operating leases, less cash, cash equivalents and short- and long-term investments.

Other Key Financial Results:

The chart below sets forth other key results over the previous two fiscal years. Dollar amounts below are in millions, except per share amounts.

	Fiscal 2012(1)	Fiscal 2011(1)
Revenues	13,299.5	11,700.4
Stock Price Per Share — Fiscal Year-End(2)	50.71	37.29
Total Shareholder Return(3)	38%	46%

(1)	Our fiscal year ends on the Sunday closest to September 30. Fiscal years 2012 and 2011 each included 52 weeks.
(2)

Represents the closing market price of our common stock on the last trading day (September 28, 2012) prior to our fiscal 2012 year-end and the last trading day (September 30, 2011) prior to our fiscal 2011 year-end.

(3)

Total shareholder return is calculated as the net price change in our common stock from the closing market price on the last trading day of fiscal 2011 to the closing market price on the last trading day of fiscal 2012, plus the dividends paid during the period, with dividends assumed to be reinvested into the stock.

Performance versus Compensation Comparator Group Companies

In 2012, we significantly improved our position relative to our compensation comparator group companies in revenue growth for both the one-year and three-year performance periods. In addition, we ranked in the top three in all but one category in each of the one-year and three-year performance periods. Our one-year total shareholder return through the end of fiscal 2012 was 38% and our three-year cumulative total shareholder return was 166%.

The 2012 data shows where we ranked among the 16 current comparator group companies as of the end of fiscal 2012. The 2011 data below shows where we ranked among the 17 former comparator group companies as of the end of fiscal 2011. Our current comparator group differs from our prior group in that it does not include Best Buy. See “Comparator Group Companies and Benchmarking” for further discussion on how we use comparator group company data in our compensation setting process.

	Ranking
One-Year Performance	2012 (rank out of 16)		2011 (rank out of 17)
Revenue growth	2	nd	6	th
Earnings Per Share growth	4	th	1	st
Net Income growth	3	rd	1	st
Total Shareholder Return	3	rd	2	nd

Three-Year Performance	2012 (rank out of 16)		2011 (rank out of 17)
Revenue growth	4	th	9	th
Earnings Per Share growth	2	nd	1	st
Net Income growth	2	nd	1	st
Total Shareholder Return	2	nd	2	nd

Pay for Performance:

In line with our compensation program’s emphasis on pay-for-performance and our performance relative to comparator group companies, compensation awarded to our partners (including to the NEOs) for fiscal 2012 performance reflected Starbucks strong financial results.

•

Annual Incentive Plan: All of our NEOs earned payouts above target under our Executive Management Bonus Plan with a payout range among all NEOs from 103% to 147% of target as a result of the Company’s strong fiscal 2012 performance. See “Analysis of Executive Compensation Decisions—Summary of Fiscal 2012 Performance and Payouts under the Executive Management Bonus Plan.”

•

Performance-Based Restricted Stock Units: Each of the recipients of performance-based restricted stock units (“performance RSUs”) granted in November 2011 (including the NEOs) earned 104% of their target number as a result of the Company’s actual fiscal 2012 adjusted earnings per share exceeding the target performance goal.

•

Broad-Based Equity Program: A long-term incentive grant of time-based RSUs was made to over 108,000 eligible non-executive partners in 19 markets around the world, including qualified part-time partners. We refer to this broad-based equity program as our “Bean Stock” program. Participants in this program include those partners that work in our stores and serve our customers directly. In fiscal 2012, participants in the Bean Stock program realized over $214 million in pre-tax gains resulting from RSU vestings and option exercises.

Executive Compensation Program Objectives and Design

Our Total Pay philosophy is designed to recognize and reward the contributions of all partners, including executives. We offer a comprehensive benefits package to all eligible full- and part-time partners in the United States and locally competitive benefit packages in other countries. In addition to the Bean Stock plan discussed above, we offer a stock purchase plan to partners in the United States and Canada. We believe our Total Pay practices motivate our executives to build long-term shareholder value and to take care of the partners who take care of our customers.

The Compensation Committee determines the compensation objectives, philosophy and forms of compensation and benefits for our executives, and recommends to the independent members of the full board of directors the compensation elements for our chairman, president and ceo. The Compensation Committee is supported by F.W. Cook, its outside independent compensation consultant, and several members of senior management (as discussed in the “Compensation Committee” section). Our executive compensation program is designed to:

•

Attract and Retain Top Talent—Compete effectively for the highest quality people who will determine our long-term success. We have structured our executive compensation program to be competitive with compensation paid by comparator group companies in the same market for executive talent.

•

Pay for Performance—Align executive compensation with Company, business unit and individual performance on both a short-term and long-term basis. The majority of our target total direct compensation is comprised of variable compensation through our annual incentive bonuses and long-term incentive compensation. Actual total direct compensation varies based on the extent of achievement of financial and operational performance goals and stock performance.

•

Be True to Our Values—Support our mission statement and guiding principles. We have structured our compensation program to recognize and reward the contributions of all partners, including executives, in achieving our strategic goals and business objectives, while aligning the program with shareholder interests and our mission statement and guiding principles. We provide limited executive perquisites and require our executives to satisfy rigorous stock ownership guidelines. You can find a copy of our mission statement and guiding principles on our website in the “About Us” section.

Elements of Our Executive Compensation Program

The following table provides information regarding the elements of our fiscal 2012 executive compensation program:

Element	Form	Objectives and Basis
Base Salary	Cash	• Attract and retain high quality executives to drive our success • Competitive for each role, responsibilities and experience • Targeted within the median range
Annual Incentive Bonus	Cash

• Drive Company and business unit results

• Target bonus amount is set as a percentage of base salary

• Actual payout determined by Company and business unit financial performance

• Target total cash (base salary + target bonus) designed to deliver cash compensation within the median range of peers based on performance at target

Long-Term Incentive Compensation	Performance RSUs, stock options

• Drive Company performance; align interests of executives with those of shareholders; retain executives through long-term vesting; and provide potential wealth accumulation

• Target long-term incentive award size designed to deliver target total direct compensation (base salary + target bonus + target long-term incentive) within the market median

• Actual awards of annual stock options and performance RSUs based on individual and Company performance for the previous year

Special Equity Awards	Time-based restricted stock units (“time-based RSUs”)

• Reward extraordinary performance

• Retain executives through long-term vesting and potential wealth accumulation

• Attract top executive talent, includes new hire and promotion-related equity awards and special retention awards

Perquisites and Other Executive Benefits	Various (see discussion below)	• Provide for the safety and wellness of our executives, and other purposes as discussed below
Deferred Compensation	401(k) plan, non-qualified MDCP	• Provide tax-deferred methods for general savings including for retirement
General Partner Benefits	Health and welfare plans, stock purchase plan and other broad-based partner benefits	• Offer competitive benefits package that generally includes benefits offered to all partners

Our Executive Compensation Process

Target total direct compensation for our NEOs is comprised of base salary, target bonus, and target value of long-term equity incentives. Target total direct compensation for on-target performance is designed to deliver awards within the median range of our comparator group, as explained below under “Comparator Group Companies and Benchmarking.”

The Compensation Committee approves target total direct compensation annually at the September meeting. Actual base salaries, bonus payments and long-term equity incentives are approved after the end of each fiscal year at the November meeting. This process allows the Compensation Committee to consider comprehensive information, including the performance of each NEO during the recent fiscal year, when approving compensation actions.

Analysis of Executive Compensation Decisions

The table below provides an overview comparing each element of fiscal 2012 target versus actual total direct compensation for each of the NEOs.

This table shows long-term incentive compensation awards granted in fiscal 2013 for fiscal 2012 performance. We believe this provides a more precise view of compensation decisions driven by fiscal 2012 performance than the Summary Compensation Table which, in accordance with SEC disclosure rules, shows annual long-term incentive compensation awards granted in fiscal 2012 for fiscal 2011 performance.

Compensation for Fiscal 2012 Performance Table

Named Executive Officer	Base Pay ($)	Target Bonus		Actual Bonus(1) ($)	Long-Term Incentive(2)		Total Direct Compensation		% of Target(3)
		(%)	($)		Target ($)	Actual ($)	Target ($)	Actual ($)

Howard Schultz	1,500,000	150	2,250,000	2,308,500	7,540,000	12,000,000	11,290,000	15,808,500	140%

Troy Alstead	703,500	85	597,975	613,522	1,400,000	1,750,000	2,701,475	3,067,022	114%

Jeff Hansberry	504,700	75	378,525	542,180	1,100,000	1,540,000	1,983,225	2,586,880	130%

Clifford Burrows	719,300	85	611,405	666,676	1,400,000	1,750,000	2,730,705	3,135,976	115%

John Culver	563,800	75	422,850	621,061	1,100,000	1,900,000	2,086,650	3,084,861	148%

(1)

The “Actual Bonus” column represents bonus payouts under the Executive Management Bonus Plan, which are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. We did not pay discretionary or non-incentive based bonuses to our NEOs.

(2)

The “Target Long-Term Incentive” and “Actual Long-Term Incentive” columns represent the economic value of target and actual annual long-term incentive awards granted in November 2012 based on fiscal 2012 performance.

(3)

The NEOs received above-target total direct compensation as a result of achieving above-target performance under the Executive Management Bonus Plan, and receiving above target long-term incentive awards as a result of strong fiscal 2012 performance.

Mr. Culver received a special time-based RSU award in November 2012, which is not reflected in the table above, with an economic value of $1.0 million. The award is scheduled to vest, subject to continued employment, 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date. Mr. Culver’s special RSU award was granted to recognize his exceptional leadership in driving growth and performance in the China/Asia Pacific segment, and to promote his retention.

Fiscal Year 2012 Actual Total Compensation Mix

A significant percentage of compensation awarded to our NEOs, especially our ceo, is variable, performance-based compensation and “at-risk.” This is illustrated in the charts below that show the pay mix for Mr. Schultz, our ceo, and for our other NEOs as a group based on the total compensation reported for these executives in fiscal 2012 as shown in the Summary Compensation Table.

Base Salary

The Compensation Committee generally reviews and adjusts base salaries annually at its November meeting, with new salaries effective in late November or early December. In November 2011, the Committee approved (and with respect to Mr. Schultz, the Committee recommended and the independent directors approved), the following base salary increases, which became effective in December 2011:

	Base Salary (1)
Named Executive Officer	Fiscal 2012 ($)	Fiscal 2011 ($)	% Change
Howard Schultz	1,500,000	1,400,000	7.1%
Troy Alstead	703,500	670,000	5.0%
Jeff Hansberry	504,700	490,000	3.0%
Clifford Burrows	719,300	685,000	5.0%
John Culver	563,800	550,000	2.5%

(1)	The base salaries shown above reflect year-end annualized salary numbers.

The independent directors increased Mr. Schultz’s fiscal 2012 base salary in recognition of his exceptional performance and leadership in driving record fiscal 2011 results, placing his base salary above the median range of his peers at our comparator group companies. Fiscal 2012 base salary increases were approved for all other NEOs in recognition of their individual performance in fiscal 2011.

Annual Incentive Bonus

Overview of Annual Incentive Bonus. For fiscal 2012, all of the executive officers with the title of executive vice president or above participated in the Executive Management Bonus Plan. For fiscal 2012, the target annual incentive bonuses as a percentage of base salary increased from fiscal 2011 for Messrs. Alstead, Burrows and

Hansberry. The new target bonuses positioned each NEO’s target cash compensation generally within the median range of our comparator group companies.

The total annual incentive bonus award actually delivered to each executive for fiscal 2012 was determined based on the extent to which the objective performance goals under the Executive Management Bonus Plan were achieved based on fiscal 2012 performance. The possible payouts for each NEO of the annual incentive bonus award based on achievement of threshold, target and maximum performance levels are disclosed in the Fiscal 2012 Grants of Plan-Based Awards Table.

Objective Performance Goals (primary, secondary and tertiary). For fiscal 2012, the primary objective performance goal for Messrs. Schultz and Alstead, was “adjusted consolidated operating income.” For NEOs responsible for a single business unit, the performance goal was “adjusted business unit operating income” — Consumer Products Group/Food Service (which we now refer to as our “Channel Development” segment) and Seattle’s Best Coffee for Mr. Hansberry, — Americas for Mr. Burrows and — China/Asia Pacific for Mr. Culver. For compensation purposes, in fiscal 2012, consolidated operating income is the total of all business units’ operating income less total unallocated corporate expenses; and business unit operating income equals the revenues of the business unit less the business unit’s operating expense. The secondary objective performance goal for all NEOs was “adjusted earnings per share.” The tertiary objective performance goal for all NEOs was return on invested capital (“ROIC”). The weighting (as a percentage of each executive’s target annual incentive bonus amount) among the goals for each of the NEOs for fiscal 2012 was as follows:

	Goal Weighting
Named Executive Officer	Primary Objective Goal (Adjusted BU/ Consolidated Operating Income)	Secondary Objective Goal (Adjusted EPS)	Tertiary Objective Goal (ROIC)
Howard Schultz	50%	30%	20%
Troy Alstead	50%	30%	20%
Jeff Hansberry	50%	30%	20%
Clifford Burrows	50%	30%	20%
John Culver	50%	30%	20%

We chose these measures because we believe they motivate our executives to further drive Company and business unit performance. Since business unit operating income and consolidated operating income track core operating performance and because our business unit leaders have direct responsibility over business unit operating income, we based a greater percentage of the total annual incentive bonus on the primary objective performance measure than on either the secondary or tertiary objective performance measures.

To reward performance above plan, the primary objective measure had a sliding scale that provided for annual incentive bonus payouts greater than the target bonus if adjusted consolidated operating income or adjusted business unit operating income was greater than the target (up to a maximum 200% payout) or less than the target bonus if adjusted consolidated operating income or adjusted business unit operating income was lower than the target (down to a threshold of 20% of target payout, below which the payout would be $0). In setting the objective performance scales, we considered target Company performance under the challenging board-approved annual operating and long-term strategic plans, the potential payouts based on achievement at different levels on the sliding scale and whether the portion of incremental earnings paid as bonuses rather than returned to shareholders was appropriate. The Compensation Committee and the independent directors have the discretion to reduce the awards paid under the Executive Management Bonus Plan, but do not have discretion to increase payouts that are based on achievement of the objective performance goals or make a payout based on the objective performance goals if the threshold targets are not achieved.

The targets were designed to be challenging while recognizing significant economic uncertainties, including continued consumer spending restraint and volatility of commodities, specifically coffee.

The fiscal 2012 performance targets and results for the primary objective measure are as follows:

Primary Objective Measure (1) (2)	Threshold (Millions US$)	Target (Millions US$)	Maximum (Millions US$)	Adjusted Actual Performance (Millions US$)	% Payout
Consolidated Adjusted Operating Income (Schultz and Alstead)	1,928.2	2,020.0	2,284.2	2,032.6	102%
Consumer Products Group/Food Service (Channel Development) SBC Adjusted Operating Income (Hansberry)	295.3	311.3	360.4	342.2	160%
Americas Adjusted Operating Income (Burrows)	1,947.7	2,041.9	2,308.4	2,073.8	111%
China/Asia Pacific Adjusted Operating Income (Culver)	203.1	215.3	259.4	252.4	165%

(1)

The results shown above represent aggregate segment performance results. For the business president NEOs, bonus results were calculated using a strategic weighting of regional results (and for Mr. Hansberry, strategic weighting between Consumer Products Group/Food Service and Seattle’s Best Coffee). We have discontinued the use of strategic weighting for the 2013 EMBP.

(2)

The performance plan measures under the EMBP that were approved at the beginning of the performance period provided for certain non-GAAP adjustments so that the performance measures would better reflect underlying business operations than the comparable GAAP measures. Fiscal 2012 consolidated operating income results were adjusted to exclude the impact of significant acquisitions, restructuring, mark to market adjustments to our Management Deferred Compensation Plan, certain foreign currency fluctuations and certain other items; Consumer Products Group/Food Service operating income was adjusted to exclude the impact of certain foreign currency fluctuations; Americas operating income was adjusted to exclude the effect of certain foreign currency fluctuations, a significant acquisition and certain other items; and China/Asia Pacific operating income was adjusted to exclude the effect of certain foreign currency fluctuations and certain other items. We used the same adjusted measures for our broader-based management incentive plan.

The fiscal 2012 secondary objective performance measure was adjusted earnings per share, with target adjusted earnings per share of $1.76. To provide increased incentive for better performance, the secondary objective performance measure had a sliding scale that provided for bonus payouts greater than the target bonus if adjusted earnings per share was $1.77 or more (up to a maximum 200% payout for $1.99 or greater) or less than the target bonus if adjusted earnings per share was $1.75 or lower (down to a 20% threshold payout for adjusted earnings per share of $1.68, below which the payout would be $0). Fiscal 2012 adjusted earnings per share was $1.78, resulting in a 104% payout with respect to the secondary objective performance measure. In accordance with the terms of our incentive plans, earnings per share results were adjusted to exclude the effect of significant acquisitions, restructuring and certain other items.

The fiscal 2012 tertiary objective performance measure was ROIC, with a target of 23%. ROIC of between 21.9% and 22.9% would result in a threshold tertiary measure payout of 75% of target and the payout below 21.9% would be $0. Actual fiscal 2012 ROIC was 23.6%, which was above target. Pursuant to the terms of the bonus plan, if the primary objective performance goal (business unit/consolidated operating income) for an executive is above target (which was the case for each NEO in fiscal 2012) and ROIC is at or above target, the tertiary objective goal is increased to match the primary objective performance goal result. This is reflected in the table below entitled “Fiscal 2012 Executive Management Bonus Plan Payout.”

Summary of Fiscal 2012 Performance and Payouts Under the Executive Management Bonus Plan. After the end of fiscal 2012, the Compensation Committee determined the extent to which the performance goals were achieved, and subsequently approved and certified the amount of the award to be paid to each participant in the Executive Management Bonus Plan other than Mr. Schultz. The Compensation Committee recommended to the independent directors the amount of the award to be paid to Mr. Schultz under the Executive Management Bonus Plan, and the independent directors approved the award. Our strong fiscal 2012 financial performance exceeded the target primary objective performance goal for all NEOs and exceeded the target secondary objective performance goal for all NEOs. The tertiary objective performance goal was met at 100% for all NEOs. As a result, consistent with our pay-for-performance philosophy, annual incentive bonus payouts for fiscal 2012 exceeded target bonuses for our NEOs. The table below shows the fiscal 2012 actual payout levels for each component of the Executive Management Bonus Plan, based on achievement of the performance metrics, and the aggregate fiscal 2012 annual incentive payouts, which are also disclosed in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table.

Fiscal 2012 Executive Management Bonus Plan Payout
Named Executive Officer	Payout on Primary Objective Measure (50% Weighting)	Payout on Secondary Objective Measure (30% Weighting)	Payout on Tertiary Objective Measure (20% Weighting) (1)	Bonus Payout
				(%) of Target	($)
Howard Schultz	102%	104%	102%	103%	2,308,500
Troy Alstead	102%	104%	102%	103%	613,522
Jeff Hansberry	160%	104%	160%	143%	542,180
Clifford Burrows	111%	104%	111%	109%	666,676
John Culver	165%	104%	165%	147%	621,061

(1)

As discussed above, if the primary objective performance goal for an executive is above target and the tertiary objective goal is at or above target, the tertiary objective goal will be increased to match the primary objective performance goal result.

Fiscal 2013 Executive Management Bonus Plan Changes

For fiscal 2013, the Compensation Committee (and with respect to Mr. Schultz, the independent directors) have approved changes to the Executive Management Bonus Plan design. Under the new design, bonuses are calculated based on the achievement of the objective performance measures of adjusted business unit operating income and net revenue (measured on a consolidated basis for executives with responsibilities that cross business units), with an equal 50% weighting for each measure. If the target goal of ROIC under the EMBP is not met, the resulting score will be modified down by as much as 50%.

Long-Term Incentive Compensation

Overview of Annual Long-Term Incentive Awards. Executives were granted long-term performance-based compensation for fiscal 2011 and fiscal 2012 in the form of stock options and performance RSUs. The Compensation Committee believes stock options and performance RSUs incentivize executives to drive long-term company performance, thereby aligning our executives’ interests with the long-term interests of shareholders. The Committee determined to grant half (50%) of the total award values in stock options and half (50%) in performance RSUs. This mix reflects the Compensation Committee’s consideration of competitive market practices and the desire to focus the Company’s executives on long-term stock price appreciation. Stock options provide value only if our stock price increases over time. By comparison, performance RSUs are earned based on achievement of objective, pre-established performance goals and, once earned, are subject to additional time-based vesting requirements. Although the value of performance RSUs is impacted by our stock price during the vesting period, performance RSUs serve to retain executives as they have a more stable value than stock options during periods of stock price volatility.

The table below reflects the economic value of annual long-term incentive awards established for each of the last two fiscal years. We determined the number of RSUs to be delivered by dividing half of the economic value below by the closing price of our stock on the grant date. For options, we divided half of the economic value by a closing price multiplier. This multiplier was calculated by multiplying the closing price of our common stock on the grant date by a Black-Scholes factor. Because it is calculated in advance of the actual grants and may use different assumptions than are applied to individual awards for accounting purposes, the economic value of awards may be higher or lower than the grant date fair value of equity awards as disclosed in the Summary Compensation Table.

Economic Value of Annual Long-Term Incentive Compensation Awards
Named Executive Officer	Awarded in Fiscal 2013 (for fiscal 2012 performance) ($)		Awarded in Fiscal 2012 (for fiscal 2011 performance) ($)
Howard Schultz	12,000,000		12,000,000	(1)
Troy Alstead	1,750,000		3,000,000
Jeff Hansberry	1,540,000		1,400,000	(1)
Clifford Burrows	1,750,000		3,000,000
John Culver	1,900,000	(2)	1,750,000

(1)	Does not include special retention awards of $12 million for Mr. Schultz and $2 million for Mr. Hansberry granted in fiscal 2012.
(2)	Does not include a special retention award of $1 million for Mr. Culver granted in fiscal 2013.

Target long-term incentive award amounts are designed to deliver target total direct compensation (base salary + target bonus + target long-term incentive) within the market median. See “Comparator Group Companies and Benchmarking” below for further discussion on our use of market data in setting executive compensation levels. In fiscal 2012, we granted long-term incentive awards above target to all of our NEOs in recognition of their outstanding performance in contributing to record fiscal 2011 results.

Annual long-term incentive awards granted in fiscal 2012 for fiscal 2011 performance resulted in actual total direct compensation that was above the median range for all NEOs. Due in large part to his above market long-term incentive award, Mr. Schultz’s actual total direct compensation was above the 75th percentile. The committee and the independent directors believe this was appropriate in light of Mr. Schultz’s leadership in delivering record results and the Company’s strong performance relative to that of our comparator companies.

Annual long-term incentive awards granted in fiscal 2013 for fiscal 2012 performance resulted in actual total direct compensation that was slightly above the market median for all NEOs. Mr. Schultz’s total direct compensation was positioned above the 75th percentile in recognition of his leadership in continuing to drive record results during fiscal 2012.

Performance RSUs.  Performance RSUs granted prior to fiscal year 2013 had a one-year performance period based on achievement of adjusted earnings per share for the fiscal year in which they were granted followed by a vesting schedule of 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. Beginning with the most recent annual equity grant made in November 2012 (early fiscal 2013), the performance period of our RSUs was extended from one year to two years, and ROIC was added as a performance measure. If the target ROIC goal under the performance RSUs is not met, the number of performance RSUs to be delivered based on achievement of the adjusted earnings per share goal will be adjusted downward by as much as 50%. In making these design changes, the Compensation Committee believed that (1) having a multi-year performance period would increase executive focus on long-term performance and better align the interests of our executives with those of our shareholders; and (2) the addition of ROIC would increase executive focus on ROIC, which we believe is an important measure of the Company’s success.

For annual performance RSU awards granted in November 2011, the actual number of performance RSUs earned was based on achievement of adjusted earnings per share for fiscal 2012. Target adjusted earnings per share for fiscal 2012 performance was $1.76. To provide increased incentive for better performance, the fiscal 2012 performance measure for the performance RSUs had a sliding scale so each NEO could achieve from 0% (for adjusted earnings per share below $1.68) to 200% (for adjusted earnings per share of $1.99 or greater) of the target award amount. Actual fiscal 2012 adjusted earnings per share was $1.78, which resulted in each of the

NEOs earning 104% of the target fiscal 2012 performance RSU award. In accordance with the pre-established terms of the November 2011 performance RSU awards, in determining achievement against the fiscal 2012 objective performance goal, certain adjustments were made in order to result in a final score that better reflects executive performance during the fiscal year. Consolidated earnings per share results were adjusted to exclude the effect of significant acquisitions, restructuring and certain other items.

The number of fiscal 2012 performance RSUs that could have been earned by each NEO based on adjusted earnings per share achievement at threshold, target and maximum performance levels are disclosed in the Fiscal 2012 Grants of Plan-Based Awards Table. The amounts shown in the table below represent the target number of shares awarded and the actual number of RSUs earned by each NEO for fiscal 2012 performance.

Fiscal 2012 Performance RSUs
Named Executive Officer	Target Number of Shares Awarded	Earned Number of Shares Awarded
Howard Schultz	137,489	142,989
Troy Alstead	34,372	35,747
Jeff Hansberry	16,040	16,682
Clifford Burrows	34,372	35,747
John Culver	20,050	20,852

Special Equity Awards.  In certain circumstances we grant discretionary equity awards in order to retain key executives, recognize expanded roles and responsibilities, or recognize exceptional performance.

In November 2011, the independent members of the board approved a special RSU award for Mr. Schultz with an economic value of $12.0 million and 100% vesting on the third anniversary of the grant date. The board made this special grant in recognition of Mr. Schultz’s leadership in driving record fiscal 2011 performance and the board’s desire to retain Mr. Schultz as the ceo for at least three years following the award date. In making this determination, the board concluded that it was appropriate to reward Mr. Schultz for his critical role as the chief architect and leader of the Starbucks transformation agenda, which the Company believes was instrumental in achieving record performance over the past several years. Having successfully led us through the transformation agenda, Mr. Schultz will continue to be our chief architect in leading the Company’s strategic expansion into new markets, channels and products. This retention grant is subject to the attainment of a performance threshold of positive cumulative net income over the vesting period and Mr. Schultz’s continued employment as the Company’s ceo through the vesting date. The award was structured to qualify as performance-based and therefore is intended to be deductible under Section 162(m) of the Internal Revenue Code.

In November 2011, Mr. Hansberry received two special RSU awards with a combined grant date fair value of $2 million ($1 million each). The awards were granted to recognize his significant work in growing the Company’s Channel Development business (formerly, our Global Consumer Products group), building its infrastructure and enhancing its market position, as well as to promote retention. One award is scheduled to vest, subject to continued employment, 100% on the fourth anniversary of the grant date. The other award is scheduled to vest, subject to continued employment, 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date.

In November 2012, Mr. Culver received a special time-based RSU award with an economic value of $1.0 million. The award is scheduled to vest, subject to continued employment, 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date. Mr. Culver’s special RSU award was granted to recognize his exceptional leadership in driving growth and performance in the China/Asia Pacific segment, and to promote his retention.

Other Compensation

Sign-on Bonuses and New Hire Equity Awards.  We provide sign-on bonuses and new-hire equity awards when necessary and appropriate, including to attract top-executive talent from other companies. Sign-on bonuses and new hire equity awards are an effective means of offsetting the compensation opportunities executives forfeit when they leave a former employer to join Starbucks. We typically require newly recruited executives to return a pro rata portion of their sign-on bonus if they voluntarily leave Starbucks within a certain period of time (usually one to two years) after joining us, and new-hire equity awards are subject to a time-based vesting period. We did not award a sign-on cash bonus or new-hire equity award to any NEO for fiscal 2012.

Perquisites and Other Executive Benefits.  Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing perquisites and other benefits to the NEOs is detailed in the Fiscal 2012 All Other Compensation Table.

We believe the perquisites and other executive benefits we provide are representative of those offered by the companies that we compete with for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent.

We provided the following perquisites to NEOs in fiscal 2012:

•

Security.  Under our executive security program, we provide security services to Mr. Schultz and certain other executives. Security services include home security systems and monitoring and, in the case of Mr. Schultz, personal security services. These protections are provided due to the range of security issues encountered by senior executives of large, multinational corporations, and particularly with respect to high-profile CEOs such as Mr. Schultz. We believe that the personal safety and security of our senior executives is of the utmost importance to the Company and its shareholders. Therefore, we consider the costs associated with these benefits to be appropriate and necessary business expenses notwithstanding the incidental personal benefit to the executive. For fiscal 2012, Mr. Schultz reimbursed the Company for incremental cost in excess of $200,000 for personal security.

•

Personal Use of Corporate Aircraft.  Under our corporate aircraft use policy, Mr. Schultz and, in certain circumstances, other members of management are permitted limited personal use of our corporate-owned aircraft, but are required to reimburse Starbucks for the incremental costs attributable to their personal use. Those reimbursements are discussed in the section entitled “Certain Relationships and Related Transactions.” In addition, family members or other guests occasionally accompany Mr. Schultz on business trips when space is available. We do not incur any aggregate incremental costs for this use, but it is treated as imputed income to Mr. Schultz under IRS rules. Mr. Schultz is not provided a tax gross-up on the imputed income.

•

Executive Physicals, Life and Disability Insurance.  We offer to pay for annual physical examinations for all partners at the senior vice president level and above at minimal cost for the Company’s benefit. We also provide life and disability insurance to all partners at the vice president level and above at a higher level than is provided to partners generally.

•

Relocation and Expatriate Expenses.  We provide relocation assistance to some manager-level partners and all partners at the director level and above. Under limited circumstances, we provide certain reimbursements and benefits to partners that expatriate to another country for work on the Company’s behalf.

Deferred Compensation.  Executives, as well as partners at the director level and above, are eligible to defer cash compensation under the Management Deferred Compensation Plan, and certain executives previously were eligible to defer gains from equity awards under the 1997 Deferred Stock Plan. The Management Deferred Compensation Plan is primarily intended to provide eligible partners an additional before-tax means of saving over and above that available under the 401(k) plan. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, the underlying performance of the measurement funds selected by the participants. The measurement fund alternatives available to Management Deferred Compensation Plan participants are identical to the investment funds available to 401(k) plan participants. Effective January 1, 2011, we ceased making Company matching contributions under the Management Deferred Compensation Plan.

General Partner Benefits.  Executives are eligible to participate in all benefit plans we offer to partners generally. This helps us attract and retain top executive talent.

•	We offer a comprehensive benefits package, including health care insurance, to all eligible partners in the United States and locally competitive benefits packages in other countries.

•

Among the plans we offer to U.S. and Canadian partners generally, including executive officers, is our U.S. tax-qualified employee stock purchase plan. Under the plan, eligible partners may acquire our stock through payroll deductions at a 5% discount to the market price on the last trading day of the purchase period. No plan participant is allowed to purchase more than $25,000 in market value of our stock under the plan in any calendar year.

Comparator Group Companies and Benchmarking

The Compensation Committee refers to executive compensation surveys prepared by Towers Watson when it reviews and approves executive compensation. The surveys reflect compensation levels and practices for executives holding comparable positions at comparator group companies, which help the Compensation Committee set compensation at competitive levels. The Compensation Committee, with assistance from F.W. Cook & Co., annually reviews specific criteria and recommendations regarding companies to add or remove from the comparator group. The Committee’s primary selection criteria are industry (specialty retail, consumer products and restaurants), size (revenue and market capitalization), and geography or scope (global reach); secondary selection criteria are brand recognition, performance (revenue growth, earnings per share growth and total shareholder return growth), as well as other considerations, including companies with which we compete for executive talent or customers, and companies known for innovation.

As a result of the Committee’s review in June 2012, Best Buy was removed from the comparator group. Although the Compensation Committee prefers to keep the comparator group substantially the same from year to year, the Committee believes such adjustments are occasionally warranted so that our comparator group companies remain aligned with the Company’s strategic plan. For a comparison of our recent performance to that of our comparator group companies, please refer to the tables in the Performance versus Compensation Comparator Group Companies section of the Executive Summary above.

Starbucks Fiscal 2012 Executive Compensation Comparator Group Companies

Specialty Retail	Consumer Products	Restaurants

Bed Bath & Beyond	Avon Products	Darden Restaurants
~~Best Buy~~	Colgate-Palmolive	McDonald’s
Coach	General Mills	YUM! Brands
Gap	Hershey Foods
Limited Brands	Kellogg
Polo Ralph Lauren	NIKE
Staples	PepsiCo

The former comparator group was used by the Compensation Committee and independent directors in connection with its fiscal 2012 target total direct compensation decisions, and fiscal 2011 performance-driven compensation decisions made in November 2011. The new comparator group was used by the Compensation Committee and independent directors in connection with its fiscal 2012 performance-driven decisions made in November 2012.

The Compensation Committee compares each executive officer’s base salary, target annual incentive bonus and target long-term incentive compensation value to amounts paid for similar positions at comparator group companies. The Compensation Committee sets target total direct compensation for executives within the median (or 50th percentile) range among comparator group companies (based on the Company’s target performance in accordance with its annual operating plan). The Compensation Committee considers the median range to generally be plus or minus 10% for base salary, plus or minus 15% for target total cash compensation and plus or minus 20% for target total direct compensation.

The Compensation Committee believes that setting target total direct compensation within the median range helps achieve the executive compensation program’s objectives described above. However, target total direct compensation for each executive may vary from the median range of comparator group companies depending on the factors the Compensation Committee considers most relevant each year. Fiscal 2012 target total direct compensation for the NEOs (including Mr. Schultz) was positioned within the median range.

Other Policies and Considerations

2012 “Say-on-Pay” Advisory Vote to Approve Executive Compensation

Starbucks provided shareholders an advisory vote to approve its executive compensation in 2012 under Section 14A of the Securities Exchange Act of 1934, as amended. At our 2012 Annual Meeting of Shareholders, shareholders expressed substantial support for the compensation of our NEOs, with approximately 94% of the votes cast for approval of the advisory vote on executive compensation. The Compensation Committee evaluated the results of the 2012 advisory vote at its September meeting. The Compensation Committee also considered many other factors in evaluating Starbucks executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, input from F.W. Cook, and review of data of a comparator group of peers, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. While each of these factors bore on the Compensation Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2012 advisory vote on executive compensation.

Risk Considerations

We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	Variable compensation based on a variety of performance goals, including Company, business unit and, where appropriate, individual performance goals;

•	Compensation Committee discretion to lower annual incentive award amounts;

•	Balanced mix of short-term and long-term incentives;

•	Additional time-based vesting requirements for earned performance RSUs;

•	Stock ownership and holding requirements;

•	Prohibition on hedging Company stock that applies to all partners; and

•	Clawback policy (our Recovery of Incentive Compensation Policy, described below in this section).

Management performed an annual assessment of our compensation objectives, philosophy, and forms of compensation and benefits for all partners, including executives, to determine whether the risks arising from such policies or practices are reasonably likely to have a material adverse effect on the Company. Based upon this review, management concluded that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company. A report summarizing the results of this assessment was reviewed and discussed with the Compensation Committee at its September 2012 meeting.

Review of Tally Sheet Information

The Compensation Committee generally considers the following information for each executive when setting compensation: (i) the targeted value of base pay, annual incentive bonus target, equity grants and other benefits; and (ii) the accumulated value of “in-the-money” outstanding equity grants broken out by (a) exercisable value for options and (b) unvested value for options and RSUs. This information helps the Compensation Committee to understand the total compensation being delivered to executives and the long-term retentive elements in place for executives. This information is considered by the Compensation Committee, along with market data, performance and the other factors discussed above in setting executive compensation.

Internal Pay Equity

The Compensation Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Compensation Committee does not use a fixed ratio or formula when comparing compensation among executive officers.

Our ceo is compensated at a higher level than other executive officers due to his significantly higher level of responsibility, accountability and experience. For fiscal 2012, Mr. Schultz’s base salary was set at $1.5 million. Mr. Schultz receives more of his pay in the form of long-term incentive compensation, rather than annual cash compensation, as compared to the compensation of the other NEOs. Given Mr. Schultz’s responsibility for overall Company performance, the independent directors believe that compensating the ceo at a higher level than the other executives and weighting the ceo’s total compensation more heavily toward long-term incentive compensation is consistent with market practices and appropriately reflects the contributions of our ceo.

We believe the fiscal 2012 target total direct compensation for the NEOs other than Mr. Schultz in relation to the compensation targeted for Mr. Schultz and to one another was reasonable and appropriate given each executive’s responsibilities and fiscal 2011 performance. For fiscal 2012, the differences in pay among our NEOs relative to each other and Mr. Schultz are based on market differences for the particular job, job responsibilities and scope, professional experience and adjustments for individual performance.

Employment Agreements

Although we typically sign a letter arrangement with an executive officer upon hire or promotion noting that the executive is employed “at will,” these agreements typically do not provide for severance upon termination. None of our NEOs have employment or severance agreements.

Change-in-Control and Termination Arrangements

We do not provide any special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners with equity compensation awards, is “double-trigger” accelerated vesting of equity. This means that under our equity plan, unvested stock options and unvested restricted stock units will accelerate vesting if (i) there is a change in control and (ii) either (a) stock options and restricted stock units are assumed or substituted with equivalent stock options or restricted stock units of the surviving company and the partner is terminated or resigns for good reason within one year after the change in control or (b) stock options or RSUs are not assumed or substituted with stock options or RSUs of the surviving company, in which case they vest immediately upon a change in control. We believe it is appropriate to provide double-trigger accelerated equity vesting because it aligns executives’ interests with the interests of shareholders without providing an undue benefit to executives who continue to be employed following a change-in-control transaction.

We may from time-to-time offer severance benefit arrangements for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants in the best interests of the Company. None of our NEOs for fiscal 2012 have any such severance benefit arrangement.

Executive Stock Ownership Guidelines

In September 2007, stock ownership guidelines were established for executive officers to encourage them to have a long-term equity stake in Starbucks, align their interests with shareholders, and mitigate potential compensation-related risk. Those guidelines were amended in November 2010 to provide that each executive officer must hold a multiple of his or her annual base salary in Starbucks stock and to introduce a holding requirement as follows:

Position	Ownership Requirement (multiple of base salary)
chairman, president and ceo	6x
presidents, evp presidents and cfo	3x
other evps	2x

Each executive officer generally has five years to achieve the minimum ownership requirement. Until the ownership requirement is satisfied, the executive officer is required to hold 50% of the net shares received upon the exercise of stock options and the vesting of RSUs.

In addition to shares held outright, the unrealized value of vested, in-the-money stock options counts for up to 25% of the ownership requirement. Unrealized value is measured as the difference between aggregate exercise price and aggregate market value of underlying shares. Unvested time-based and performance RSUs do not count towards the ownership threshold. All NEOs exceed the current ownership requirement (as amended in November 2010), except Mr. Hansberry who was hired in 2010 and still has more time to meet this requirement.

Clawback Policy (Recovery of Incentive Compensation Policy)

During its November 2009 meeting, the board of directors, upon the recommendation of the Compensation Committee, approved the Recovery of Incentive Compensation Policy, which many companies refer to as a “Clawback” policy. This policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers (as designated by the board) where (i) the payment of a bonus or equity award (or the vesting of such award) was predicated upon the achievement of financial results that were the product of fraudulent activity or that were subsequently the subject of a material negative restatement and (ii) a lower or no bonus payment or equity award would have been made to executive officers (or lesser or no vesting would have occurred with respect to such award) based on the restated financial results (the financial results that would have pertained absent such fraudulent activity). The policy became effective, with respect to equity awards, beginning with awards granted in fiscal 2010 and, with respect to annual incentive bonuses, beginning with bonuses earned for fiscal 2010.

Equity Grant Timing Practices

Most equity grants occur on pre-established dates pursuant to our equity grant guidelines, with annual grants generally occurring on the later of the second business day after the public release of fiscal year-end earnings, or (if later) the Monday following the date the Compensation Committee approves the awards. Annual awards for partners are granted pursuant to a formula based on a specified dollar amount, with the number of shares and exercise price for each option grant determined based on the closing market price of our stock on the grant date and the number of shares for each RSU grant determined by dividing the dollar amount by the closing market price of our stock on the grant date. The Compensation Committee approves annual awards for partners at the senior vice president level and above. The Compensation Committee has delegated authority to the ceo to make annual grants, within certain parameters, to partners at the vice president level and below, and to newly hired or newly promoted partners with titles of senior vice president or below. All other new hire and promotion grants are approved by the Compensation Committee. Annual and initial awards for non-employee directors are approved by the board of directors. Annual awards for directors are granted at the same time as annual awards to executives, and initial awards are granted on the date the new director is appointed or elected to the board, or the first open trading date after the appointment or election date.

Policy Prohibiting Hedging Transactions

In November 2010, the board of directors amended the Starbucks Corporation Insider Trading Policy to prohibit Starbucks partners from engaging in hedging transactions designed to offset decreases in the market value of Starbucks securities, including certain forms of hedging and monetization transactions, such as “zero-cost collars” and “prepaid variable forward contracts.”

Tax Deductibility of Executive Compensation

The Compensation Committee also considers our tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code by delivering compensation that may qualify as performance-based while also delivering competitive levels and forms of compensation. Section 162(m) of the Internal Revenue Code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to the ceo and the three other most highly compensated named executive officers (excluding the chief financial officer). In designing our executive compensation program, we carefully consider the effect of Section 162(m) together with other factors relevant to our business needs. To satisfy requirements under Section 162(m), certain executive compensation decisions were approved by the Performance Compensation Subcommittee (the “Subcommittee”) of the Compensation Committee, and reference to the Compensation Committee includes the Subcommittee. Because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters it is possible that our deductions may be challenged or disallowed.

We generally intend annual incentive and long-term performance awards to be eligible to qualify as tax-deductible to Starbucks but we have the flexibility to pay non-deductible compensation when necessary to achieve our executive compensation objectives. We intend to claim deductions under Section 162(m) for the fiscal 2012 Executive Management Bonus Plan payments earned, and performance RSUs and stock options granted, in fiscal 2012. This includes the $12 million special RSU award granted to Mr. Schultz in fiscal 2012 that is discussed in the introduction to the Summary Compensation Table and in “Analysis of Executive Compensation Decisions — Special Equity Awards” section above.

Compensation paid to executives covered by Section 162(m) that is not considered “performance-based” under Section 162(m) is not deductible to the extent that it, together with other non-performance-based compensation, exceeds $1 million in any fiscal year. For fiscal 2012, the following elements of compensation were not intended to qualify as tax-deductible under Section 162(m): base salary, time-based restricted stock units that vested during the year, and certain other compensation such as imputed income related to travel by Mr. Schultz’s family members on certain flights using corporate aircraft and imputed income for life and long-term disability insurance premiums paid by Starbucks.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Starbucks 2012 Form 10-K and this proxy statement.

Respectfully submitted,

Kevin R. Johnson (Chair)

Olden Lee

James G. Shennan, Jr.

Javier G. Teruel

Myron E. Ullman, III

Summary Compensation Table

The following table sets forth information regarding the fiscal 2012 compensation for our named executive officers. This table also sets forth information regarding fiscal 2010 and fiscal 2011 compensation for Messrs. Schultz, Alstead, Burrows and Culver and fiscal 2011 compensation for Mr. Hansberry, as required by SEC rules.

The Stock Award column of this table includes the grant date fair value of special RSU awards made to Mr. Schultz and Mr. Hansberry in November 2011. The independent members of the board approved the special RSU award for Mr. Schultz with an economic value of $12.0 million and 100% vesting on the third anniversary of the grant date. The board made this special grant in recognition of Mr. Schultz’s leadership in driving record fiscal 2011 performance and the board’s desire to retain Mr. Schultz as the ceo for at least three years following the award date. In making this determination, the board concluded it was appropriate to reward Mr. Schultz for his critical role as the chief architect and leader of the Starbucks transformation agenda, which the Company believes was instrumental in achieving record performance over the past several years. Having successfully led us through the transformation agenda, Mr. Schultz will continue to be our chief architect in leading the company’s strategic expansion into new markets, channels and products. This retention grant is subject to the attainment of a performance threshold of positive cumulative net income over the vesting period and Mr. Schultz’s continued employment as the Company’s ceo through the vesting date. The award was structured to qualify as performance-based and therefore is intended to be deductible under Section 162(m) of the Internal Revenue Code.

Mr. Hansberry received two special RSU awards each with a grant date fair value of $1 million. Mr. Hansberry’s awards were granted to recognize his significant work in growing the Company’s Channel Development business and presence (formerly, our Global Consumer Products group) building its infrastructure and enhancing its market position, as well as to promote retention. One award is scheduled to vest, subject to continued employment, 100% on the fourth anniversary of the grant date. The other award is scheduled to vest, subject to continued employment, 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Howard Schultz	2012	1,482,692	—	18,000,000	6,897,848	2,308,500	220,733	28,909,773
chairman, president and chief executive officer	2011	1,382,692	—	5,500,880	5,978,614	2,982,000	235,294	16,079,480
	2010	1,280,804	—	10,499,986	6,220,559	3,500,000	231,664	21,733,013
Troy Alstead	2012	697,702	—	1,499,994	1,302,512	613,522	18,989	4,132,719
chief financial officer and chief administrative officer	2011	649,231	—	2,050,337	909,284	667,833	10,608	4,287,293
	2010	549,615	—	1,400,016	681,712	822,525	4,116	3,457,984
Jeff Hansberry	2012	502,156	—	2,700,004	607,838	542,180	26,811	4,378,989
president, Channel Development and Emerging Brands	2011	488,269	—	510,098	441,651	598,653	415,380	2,454,051
Clifford Burrows	2012	713,363	—	1,499,994	1,302,512	666,676	62,253	4,244,798
president, Starbucks Coffee Americas and US	2011	678,942	—	2,050,337	909,284	633,822	53,391	4,325,776
	2010	663,154	—	1,400,016	681,712	972,075	73,388	3,790,345
John Culver	2012	561,412	—	874,982	759,803	621,061	25,047	2,842,305
president, Starbucks Coffee China/Asia Pacific	2011	545,673	—	875,144	757,738	567,188	24,800	2,770,543
	2010	523,654	—	969,978	904,028	787,500	206,680	3,391,840

(1)

As required by SEC disclosure rules, the amounts shown in these columns represent the aggregate grant date fair values of the stock options, time-based RSUs and performance RSUs awarded in 2012, 2011 and 2010, respectively. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2012 Form 10-K (note 12). The grant date fair value for performance RSUs is reported based upon the probable outcome of the performance conditions on the grant date in accordance with SEC rules. The value of the performance RSUs assuming achievement of the maximum performance level of 200% would have been: Mr. Schultz $12,000,040; Mr. Alstead — $2,999,988; Mr. Hansberry — $1,399,971; Mr. Burrows — $2,999,988; and Mr. Culver — $1,749,964. The assumed expected term of stock options shown in the Company’s 2012 Form 10-K (note 12) is a weighted average expected term covering all optionees. However, Mr. Schultz’s historical practice of not exercising stock options until very late in their term requires us to apply a unique expected term assumption that exceeds eight years when valuing options granted to him for purposes of GAAP. In addition, in accordance with GAAP, the fair value of a stock option granted to a retirement-eligible partner will be expensed earlier than an identical stock option granted to a partner who is not retirement-eligible. Mr. Schultz waived the accelerated vesting feature for options granted subsequent to fiscal year 2006.

(2)	These amounts represent annual incentive bonus awards earned for fiscal 2012.
(3)	The table below shows the components of “All Other Compensation” for the named executive officers.

Fiscal 2012 All Other Compensation Table

Name	Insurance Premiums ($)(1)	Retirement Plan Contributions ($)(2)	Security ($)(3)	Tax Gross-ups ($)(4)	Other ($)(5)		Total ($)
Howard Schultz	5,733	15,000	200,000	—	—	(6)	220,733
Troy Alstead	2,756	15,215	—	—	1,018		18,989
Jeff Hansberry	2,506	14,671	—	2,354	7,280		26,811
Clifford Burrows	4,221	15,000	1,040	—	41,992		62,253
John Culver	3,897	15,000	—	—	6,150		25,047

(1)	These amounts include the premiums paid to the named executive officers under our executive life and disability insurance plans.
(2)	These amounts include Company matching contributions to the accounts of the named executive officers in the Company’s 401(k) plan.
(3)	These amounts include the aggregate incremental costs to the Company of providing security services and equipment to Mr. Schultz and to Mr. Burrows.
(4)	These amounts represent additional compensation for a tax equalization benefit received by Mr. Hansberry due to increased taxes and imputed income from his relocation.
(5)

These amounts also include incremental costs to the Company of providing annual physical examinations to our NEOs. For Mr. Burrows, the amount includes $38,992 in expenses related to expatriate tax preparation fees.

(6)

Mr. Schultz reimbursed us for the aggregate incremental cost of his personal use of corporate aircraft during fiscal 2012 and therefore such amount does not appear as compensation in this table. Occasionally, Mr. Schultz’s family members and other guests accompany him on the corporate aircraft when he is traveling on Company business. This use does not result in aggregate incremental costs to the Company, but is treated as imputed income to Mr. Schultz under IRS rules.

Supplemental Presentation Fiscal 2012 Summary Compensation Table

The table below sets forth fiscal 2012 Summary Compensation Table data in an alternative presentation. The Subtotal in the following table excludes the value of the special RSU awards granted to Howard Schultz, our chairman, president and ceo, and Jeff Hansberry, president, Channel Development and Emerging Brands in November 2011. The Annual Stock and Option Awards column below sets forth the aggregate grant date fair value of all annual stock awards granted in fiscal 2012, excluding those special RSU awards.

This alternative presentation of Summary Compensation Table information is shown because the Compensation Committee feels that the Subtotal column more accurately represents cash compensation earned, and equity award values granted, in fiscal year 2012 absent the special RSU awards, which were granted for retentive purposes and in recognition of multiple years of performance, as discussed above. This presentation also allows the reader to clearly distinguish the amount of the special RSU awards from the annual equity awards.

Name and Principal Position	Salary ($)	Bonus ($)	Annual Stock and Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Subtotal ($)	Special RSU Awards ($)(4)	Total ($)
Howard Schultz	1,482,692	—	12,897,868	2,308,500	220,733	16,909,793	11,999,980	28,909,773
Troy Alstead	697,702	—	2,802,506	613,522	18,989	4,132,719	—	4,132,719
Jeff Hansberry	502,156	—	1,307,824	542,180	26,811	2,378,971	2,000,018	4,378,989
Cliff Burrows	713,363	—	2,802,506	666,676	62,253	4,244,798	—	4,244,798
John Culver	561,412	—	1,634,785	621,061	25,047	2,842,305	—	2,842,305

(1)

The amounts shown in this column represents the aggregate grant date fair values of the stock options, time-based RSUs and performance RSUs awarded in 2012, other than the Special RSU awards granted to Mr. Schultz and Mr. Hansberry. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2012 Form 10-K (note 12). The grant date fair value for performance RSUs is reported based upon the probable outcome of the performance conditions on the grant date in accordance with SEC rules. The assumed expected term of stock options shown in the Company’s 2012 Form 10-K (note 12) is a weighted average expected term covering all optionees. However, Mr. Schultz’s historical practice of not exercising stock options until very late in their term requires us to apply a unique expected term assumption that exceeds eight years when valuing options granted to him for purposes of GAAP. In addition, in accordance with GAAP, the fair value of a stock option granted to a retirement-eligible partner will be expensed earlier than an identical stock option granted to a partner who is not retirement-eligible. Mr. Schultz waived the accelerated vesting feature for options granted subsequent to fiscal year 2006.

(2)	These amounts represent annual incentive bonus awards earned for fiscal 2012.
(3)	The table above shows the components of “All Other Compensation” for the named executive officers.
(4)

The amounts shown in this column represents the aggregate grant date fair values of the Special RSU awards granted to Mr. Schultz and Mr. Hansberry in 2012. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards. The grant date fair value was calculated as described in footnote 1 above.

Fiscal 2012 Grants of Plan-Based Awards Table

The following table sets forth information regarding fiscal 2012 annual incentive bonus awards and equity awards granted to our named executive officers in fiscal 2012.

Name	Award	Approval Date	Grant Date(1)	Potential Future Payouts Under Non-Equity Incentive Plan Awards			Potential Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard Schultz	Annual Incentive[2]	—	—	135,000	2,250,000	4,500,000	—	—	—	—	—	—	—
	Stock Options[5]	11/9/11	11/14/11	—	—	—	—	—	—	—	429,652	43.64	6,897,848
	Performance RSUs[3]	11/9/11	11/14/11	—	—	—	27,498	137,489	274,978	—	—	—	6,000,020
	Performance RSUs[4]	11/9/11	11/15/11				—	272,541	272,541				11,999,980
Troy Alstead	Annual Incentive[2]	—	—	35,879	597,975	1,195,950	—	—	—	—	—	—	—
	Stock Options[5]	11/8/11	11/14/11	—	—	—	—	—	—	—	107,413	43.64	1,302,512
	Performance RSUs[3]	11/8/11	11/14/11	—	—	—	6,874	34,372	68,744	—	—	—	1,499,994
Jeff Hansberry	Annual Incentive[2]	—	—	22,712	378,525	757,050	—	—	—	—	—	—	—
	Stock Options[5]	11/8/11	11/14/11								50,126	43.64	607,838
	Performance RSUs[3]	11/8/11	11/14/11				3,208	16,040	32,080				699,986
	Time-Based RSUs[6]	11/8/11	11/15/11	—	—	—	—	—	—	22,712	—	—	1,000,009
	Time-Based RSUs[7]	11/8/11	11/15/11	—	—	—	—	—	—	22,712	—	—	1,000,009
Clifford Burrows	Annual Incentive[2]	—	—	36,684	611,405	1,222,810	—	—	—	—	—	—	—
	Stock Options[5]	11/8/11	11/14/11	—	—	—	—	—	—	—	107,413	43.64	1,302,512
	Performance RSUs[3]	11/8/11	11/14/11	—	—	—	6,874	34,372	68,744	—	—	—	1,499,994
John Culver	Annual Incentive[2]	—	—	25,371	422,850	845,700	—	—	—	—	—	—	—
	Stock Options[5]	11/8/11	11/14/11	—	—	—	—	—	—	—	62,658	43.64	759,803
	Performance RSUs[3]	11/8/11	11/14/11	—	—	—	4,010	20,050	40,100	—	—	—	874,982

(1)

Annual option awards granted in November 2011 were approved by the independent directors on the recommendation of the Compensation Committee. In accordance with our equity grant timing policy in place at the time of the November 2011 grant, the grant date for the regular annual equity grant (which was approved on November 8, 2011, except for grants to Mr. Schultz which were approved on November 9, 2011) was the second business day after our fiscal 2011 earnings release; however, since the earnings release was before the November Compensation Committee and board meetings, the grant date, according to the policy, was the Monday following such meetings (Monday, November 14, 2011).

(2)	Reflects information regarding awards under the Executive Management Bonus Plan.
(3)	Reflects performance RSUs that vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.
(4)	Reflects performance RSUs that vest 100% on the third anniversary of the grant date.
(5)	Reflects stock options that will vest in four equal installments (subject to rounding of partial shares) beginning on the first anniversary of the grant date.
(6)	Reflects time-based RSUs granted in November 2011 that will vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date.
(7)	Reflects time-based RSUs granted in November 2011 that will vest 100% on the fourth anniversary of the grant date.
(8)	The grant date fair value for performance RSUs is reported based upon the probable outcome of the performance conditions at the grant date in accordance with SEC rules.

The following narrative discusses the material information necessary to understand the information in the tables above.

Equity Awards.  The amount of stock options granted to executive officers for the fiscal 2012 annual equity award was based on a target economic value for the total equity award value. The number of stock options granted was calculated by dividing 50% of the total equity award value by a closing price multiplier. The closing price multiplier was equal to the closing market price of Starbucks stock on the date of grant multiplied by a Black-Scholes factor. The stock options shown in the table were awarded in early fiscal 2012. The target amount of performance RSUs for executive officers for fiscal 2012 was based on a target economic value for the total equity award value. The number of performance RSUs granted was calculated by dividing 50% of the total equity award value by the closing price of Starbucks stock on the date of grant.

A discussion and analysis of how award levels were determined begins in the “Long-Term Incentive Compensation” section of this proxy statement. All equity awards shown in this table were granted under the 2005 Key Employee Plan Sub-Plan (“2005 Key Employee Plan”) to our 2005 Long-Term Equity Incentive Plan. The stock options have an exercise price equal to the closing market price of our common stock on the date of grant. The options will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with the Company, and expire 10 years after the date of grant. Mr. Hansberry received two time-based RSU awards in fiscal 2012. One award is scheduled to vest, subject to continued employment, 100% on the fourth anniversary of the grant date. The other award is scheduled to vest, subject to continued employment, 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date. The earned performance RSUs awarded to our NEOs in fiscal 2012 (grant date of November 14, 2011) will vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant, subject to continued employment with us. Threshold amounts for the performance RSUs are based on the achievement of adjusted earnings per share at the threshold of $1.68, permitting 20% of the target performance RSU grant to be earned. Target amounts for the performance RSUs assume 100% achievement of adjusted earnings per share of $1.76. Maximum amounts for the performance RSUs are based on the achievement of adjusted earnings per share of $1.99 or greater, permitting 200% of the target performance RSU grant to be earned. The performance RSUs granted to Mr. Schultz with a grant date of November 15, 2011 is subject to the attainment of a performance threshold of positive cumulative net income over the vesting period and Mr. Schultz’s continued employment as the Company’s ceo through the vesting date. All stock options will become fully vested and exercisable (i) if the recipient terminates his employment at or after the age of 55 and with at least 10 years of credited service with Starbucks (other than with respect to Mr. Schultz, as explained below) and (ii) under the circumstances described in the section below entitled “Potential Payments Upon Termination or Change in Control — Equity Acceleration.” Restricted stock units do not accelerate upon retirement or death.

Non-Equity Incentive Plan Awards.  These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our named executive officers under the Executive Management Bonus Plan for fiscal 2012. Amounts shown are calculated as a percentage of fiscal 2012 year-end base salary. Threshold amounts for the primary objective goal are based on the achievement of fiscal 2012 adjusted business unit operating income (for executives responsible for a single business unit) or adjusted consolidated operating income (for executives with responsibilities that cross business units) at the threshold amounts of $1.947 billion (adjusted Americas business unit operating income), $203.1 million (adjusted China/Asia Pacific business unit operating income), $295.3 million (adjusted CPG/FS/SBC business unit operating income) and $1.928 billion (adjusted consolidated operating income), permitting a payout of 20% of the portion of the total bonus attributable to achievement of the primary objective goal under the Executive Management Bonus Plan. The threshold amount for the secondary objective goal is based on the achievement of fiscal 2012 adjusted earnings per share at the threshold of $1.68, permitting a payout of 20% of the portion of the total bonus attributable to achievement of the secondary objective goal under the Executive Management Bonus Plan. The threshold amount for the tertiary measure based on achievement of ROIC was 21.9%, permitting a payout of 75% of the portion of the total bonus attributable to achievement of the tertiary objective goal under the Executive Management Bonus Plan. The minimum payout above assumes a 0% payout on the primary and tertiary objectives and a payout of 20% of the portion of the total bonus attributable to achievement of the secondary objective goal only. See the discussion and analysis regarding the Executive Management Bonus Plan in the Compensation Discussion and Analysis section above for further information. Target bonus amounts assume achievement of the objective goals at the target amounts. Maximum bonus amounts assume achievement of the objective goals at the maximum amount of 200%. The named executive officers received a bonus payout under the Executive Management Bonus Plan for fiscal 2012 as shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal 2012 Year-End Table

The following table provides information regarding stock options and restricted stock units held by our named executive officers as of September 30, 2012. No named executive officer has any other form of equity award outstanding.

Name	Grant Date		Option Awards						Stock Awards
			Number of Securities Underlying Options (#) Total Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Options (#) Previously Exercised	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Howard Schultz	11/15/11	[2]	—		—	—	—		272,541	13,820,554
	11/14/11	[3]	429,652	—	429,652	—	43.64	11/14/2021	—	—
	11/14/11	[4]	—		—	—			142,989	7,250,972
	11/15/10	[3]	525,466	131,367	394,099	—	30.79	11/15/2020	—	—
	11/15/10	[4]	—		—	—	—		289,426	14,676,792
	11/16/09	[3]	610,224	305,112	305,112	—	22.06	11/16/2019	—	—
	11/16/09	[4]	—		—	—	—		237,987	12,068,321
	11/17/08	[3]	2,714,947	1,401,211	678,736	635,000	8.64	11/17/2018	—	—
	11/19/07	[3]	687,113	687,113	—	—	22.87	11/19/2017	—	—
	11/20/06	[3]	544,218	544,218	—	—	36.75	11/20/2016	—	—
	11/16/05	[5]	966,469	966,469	—	—	30.42	11/16/2015	—	—
	11/16/04	[5]	1,000,000	1,000,000	—	—	27.32	11/16/2014	—	—
Troy Alstead	11/14/11	[3]	107,413	—	107,413	—	43.64	11/14/2021	—	—
	11/14/11	[4]	—	—	—	—	—	—	35,747	1,812,730
	11/15/10	[3]	100,316	25,079	75,237	—	30.79	11/15/2020	—	—
	11/15/10	[4]	—	—	—	—	—		55,255	2,801,981
	11/15/10	[6]	—	—	—	—	—	—	32,483	1,647,213
	11/16/09	[3]	81,363	40,682	40,681	—	22.06	11/16/2019	—	—
	11/16/09	[4]	—	—	—	—	—		31,732	1,609,130
	12/18/08	[3]	52,910	—	13,227	39,683	9.59	12/18/2018	—	—
	11/17/08	[3]	66,138	—	16,534	49,604	8.64	11/17/2018	—	—
Jeff Hansberry	11/15/11	[6]	—	—	—	—	—		22,712	1,151,726
	11/15/11	[8]	—	—	—	—	—	—	22,712	1,151,726
	11/14/11	[3]	50,126	—	50,126	—	43.64	11/14/2021	—	—
	11/14/11	[4]	—	—	—	—			16,682	845,944
	11/15/10	[3]	48,725	12,182	36,543	—	30.79	11/15/2020	—	—
	11/15/10	[4]	—	—	—	—	—		26,839	1,361,006
	6/15/10	[3]	31,598	15,800	15,798	—	27.93	6/15/2020	—	—
	6/15/10	[7]	—	—	—	—	—		5,370	272,313
Clifford Burrows	11/14/11	[3]	107,413	—	107,413	—	43.64	11/14/2021	—	—
	11/14/11	[4]	—	—	—	—	—	—	35,747	1,812,730
	11/15/10	[3]	100,316	25,079	75,237	—	30.79	11/15/2020	—	—
	11/15/10	[4]	—	—	—	—	—		55,255	2,801,981
	11/15/10	[6]	—	—	—	—	—	—	32,483	1,647,213
	11/16/09	[3]	81,363	1	40,681	40,681	22.06	11/16/2019	—	—
	11/16/09	[4]	—	—	—	—	—	—	31,732	1,609,130
	11/17/08	[3]	132,275	1	33,068	99,206	8.64	11/17/2018	—	—
	3/18/08	[3]	37,222	37,222	—	—	18.24	3/18/2018	—	—
	11/19/07	[3]	43,725	43,725	—	—	22.87	11/19/2017	—	—
	11/20/06	[3]	49,679	49,679	—	—	36.75	11/20/2016	—	—
	11/16/05	[5]	60,000	60,000	—	—	30.42	11/16/2015	—	—
	11/16/04	[5]	68,500	68,500	—	—	27.32	11/16/2014	—	—
John Culver	11/14/11	[3]	62,658	—	62,658	—	43.64	11/14/2021	—	—
	11/14/11	[4]	—	—	—	—	—		20,852	1,057,405
	11/15/10	[3]	83,597	20,900	62,697	—	30.79	11/15/2020	—	—
	11/15/10	[4]	—	—	—	—	—		46,045	2,334,942
	12/15/09	[3]	49,668	24,834	24,834	—	22.73	12/15/2019	—	—
	11/16/09	[3]	56,373	28,187	28,186	—	22.06	11/16/2019	—	—
	11/16/09	[4]	—	—	—	—	—		21,985	1,114,859
	3/17/09	[3]	51,398	—	12,849	38,549	11.14	3/17/2019	—	—
	11/17/08	[3]	66,138	—	16,534	49,604	8.64	11/17/2018	—	—

(1)

Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($50.71) as of the close of trading on September 28, 2012 (the last trading day prior to our September 30, 2012 fiscal year-end.)

(2)	Earned Performance RSUs that vest 100% on the third anniversary of the grant date, subject to the attainment of a performance threshold of positive cumulative net income over the vesting period.
(3)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.
(4)	Earned Performance RSUs vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.
(5)	Options vest in three equal annual installments (subject to rounding of partial shares) beginning on the first anniversary of the grant date.
(6)	Time-based RSUs vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date.
(7)	Time-based RSUs vest in four equal installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.
(8)	Time-based RSUs vest fully on the fourth anniversary of the grant date.

Fiscal 2012 Option Exercises and Stock Vested

The following table provides information regarding stock options that were exercised by our named executive officers and stock awards (restricted stock units) that vested during fiscal 2012. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested. As illustrated by the “Grant Date” column in the table below, Value Realized on Exercise and Value Realized on Vesting represent long-term gain over many years.

Name	Grant Date	Option Awards		Stock Awards
		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Howard Schultz	9/30/02	1,024,000	34,734,086
	11/20/03	1,100,000	40,504,970
	11/17/08	635,000	28,073,419
	11/16/09	—	—	237,987	10,238,201
Troy Alstead	11/16/04	72,000	1,148,998
	11/16/05	26,000	334,274
	11/20/06	33,120	216,191
	11/19/07	43,725	984,507
	11/17/08	49,604	2,136,593	—	—
	12/18/08	39,683	1,671,603
	5/8/08	—	—	11,104	601,726
	11/17/08	—	—	14,930	627,508
	11/16/09	—	—	31,732	1,365,111
Jeff Hansberry	6/15/10		—	2,685	141,070
Clifford Burrows	11/17/08	33,068	1,409,563	—	—
	11/16/09	40,681	1,184,566	—	—
	11/17/08	—	—	29,861	1,255,058
	11/16/09	—	—	31,732	1,365,111
John Culver	11/19/07	5,986	182,192	—	—
	11/17/08	16,534	738,554	—	—
	3/17/09	33,549	1,414,788	—	—
	5/8/08	—	—	12,113	656,403
	11/17/08	—	—	14,930	627,508
	11/16/09	—	—	21,985	945,795

Nonqualified Deferred Compensation

Management Deferred Compensation Plan

The NEOs are eligible to participate in the Management Deferred Compensation Plan, a nominally funded, non-qualified plan, the benefits of which are paid by Starbucks out of our general assets. The plan is subject to the requirements of Section 409A of the Internal Revenue Code. In September 2008, the board of directors approved an amended and restated plan document to conform it to Section 409A requirements effective January 1, 2009. Deferred compensation earned prior to 2005 is not subject to Section 409A requirements and continues to be governed under the terms of the plan and the tax laws in effect on or before December 31, 2004, as applicable.

We maintain a trust agreement with an independent trustee establishing a rabbi trust for the purpose of funding benefits payable to participants (including each of our NEOs) under our Management Deferred Compensation Plan. It is currently funded with a nominal amount of cash.

Deferrals.  Participants may defer up to 70% of base salary to the Management Deferred Compensation Plan and up to 95% of bonuses paid under the Executive Management Bonus Plan so long as they are eligible and enroll during the annual enrollment window that takes place prior to the start of each fiscal year. Prior to January 1, 2011, certain participants were eligible to receive matching contributions from Starbucks to replace the similar benefits not available to them under our 401(k) plan due to limitations imposed by the Internal Revenue Code and the 401(k) plan document. In June 2010, the board of directors approved an amendment to the Company 401(k) plan allowing for safe harbor matching contributions and eliminating certain limits imposed by the 401(k) plan document for certain highly compensated employees effective as of January 1, 2011. In conjunction with the 401(k) plan amendment, in June 2010, the board of directors approved an amendment and restatement of the Management Deferred Compensation Plan, which eliminated matching contributions to the plan effective beginning with calendar year 2011.

Earnings.  As a nominally funded, non-qualified plan, the Management Deferred Compensation Plan uses measurement benchmarks to credit earnings on compensation deferred under the plan. Those measurement benchmarks are based on the same funds available under our 401(k) plan. Participants select which measurement funds they wish to have their account allocated to and may change how deferred compensation is allocated to the measurement funds at any time, subject to certain redemption fees and other limitations imposed by frequent trading restrictions and plan rules. Changes generally become effective as of the first trading day following the change.

In-Service Withdrawals and Separations from Service Distributions.  At the time of making the deferral election for a particular year, a participant elects when the associated deferred compensation will be distributed. In general, the participant can receive scheduled “in-service” withdrawals or hardship withdrawals while still employed or have distributions paid on separation from service. The specific distribution options depend on whether the deferred compensation was earned before or after January 1, 2005 and is subject to other plan rules.

For separation from service distributions, account balances resulting from the Company match and deferred compensation earned on and after January 1, 2005 can be paid either in a lump sum or in up to 10 annual installments, in each case beginning within 60 days of separation or one year after separation. For partners who became newly eligible on or after October 1, 2010 and certain other partners, separation from service distributions can be paid either in a lump sum or amortized over a period of two to five years, in each case beginning within 60 days of separation or one year after separation. If a participant is considered a “specified employee” on his or her separation date, Section 409A requires that the payments be delayed for six months after such separation date. Account balances resulting from pre-2005 deferred compensation can be distributed either in a lump sum within 60 days of separation or, if the participant is at least age 65 on his or her separation date, in up to 10 annual installments. Retirement age under the MDCP is age 65, and no NEO was retirement eligible under the Management Deferred Compensation Plan during fiscal 2012.

1997 Deferred Stock Plan.  Under the 1997 Deferred Stock Plan, key partners designated by the Compensation Committee could elect to defer gains from stock option exercises in the form of deferred stock units that became payable in shares of common stock upon the expiration of the deferral period specified by the executive. In September 1997, Mr. Schultz elected to defer receipt of 3,394,184 shares of common stock (as adjusted for stock splits since 1997). In November 2006 Mr. Schultz re-deferred receipt of the shares until December 2012 (or earlier if his employment with Starbucks terminated). Mr. Schultz was entitled to receive cash dividends on the deferred stock units. Cash dividends declared and paid by the Company were paid directly to Mr. Schultz in accordance with the 1997 Deferred Stock Plan. On December 21, 2012, in accordance with Mr. Schultz’s prior elections and the terms of the 1997 Deferred Stock Plan, the deferral period ended and Mr. Schultz received a distribution of his entire balance under the 1997 Deferred Stock Plan (less 1,187,965 shares that were withheld to satisfy tax withholdings).

Fiscal 2012 Nonqualified Deferred Compensation Table

The following table shows contributions, earnings, withdrawals and distributions during fiscal 2012 and the account balances as of September 30, 2012 for our NEOs under the Management Deferred Compensation Plan. In addition, the table shows the aggregate balance at fiscal year-end of Mr. Schultz’s deferred stock units under the 1997 Deferred Stock Plan as described above. None of the other named executive officers have deferred stock units.

Name	Executive Contributions in Fiscal 2012 ($)(1)	Aggregate Earnings (Loss) in Fiscal 2012 ($)(2)		Aggregate Withdrawals/ Distribution ($)		Aggregate Balance at Fiscal 2012 Year-End ($)(3)
Howard Schultz		85,426				525,695
deferred stock units	—	45,549,950	[4]	2,443,812	[5]	172,119,071	[6]
Troy Alstead	—	137,628				662,924
Jeff Hansberry	280,027	41,799				424,016
Clifford Burrows		55,004				337,453
John Culver	340,313	197,090				1,237,814

(1)

These amounts were deferred from fiscal 2011 Executive Management Bonus Plan awards that were paid in fiscal 2012 and which are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2011.

(2)

We do not provide above-market or preferential earnings on Management Deferred Compensation Plan contributions, so these amounts were not reported in the Summary Compensation Table. Management Deferred Compensation Plan participants can select only from among the same investment funds as are available under our 401(k) plan.

(3)

Of these balances, the following amounts were reported as executive and Company contributions in Summary Compensation Tables in prior-year proxy statements beginning with the 2007 proxy statement: Mr. Schultz — $437,631; Mr. Alstead — $0; Mr. Hansberry — $96,514; Mr. Burrows — $317,558; and Mr. Culver — $343,709. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

(4)

Aggregate earnings for fiscal 2012 is the difference between the aggregate balance at fiscal 2011 year-end ($126,569,121) and the aggregate balance at fiscal 2012 year-end and is attributable to appreciation in the price of our stock during fiscal 2012.

(5)

Represents cash dividends received by Mr. Schultz on the deferred stock units. Cash dividends declared and paid by the Company are paid directly to Mr. Schultz in accordance with the 1997 Deferred Stock Plan.

(6)

The aggregate balance at fiscal year-end for deferred stock units is calculated by multiplying deferred stock units of 3,394,184 by the closing market price of our stock on September 28, 2012, the last trading business day of fiscal 2012 ($50.71).

Potential Payments Upon Termination or Change in Control

We do not provide special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners, is accelerated vesting of certain equity awards. We do, however, occasionally offer a severance benefit arrangement for new senior executives to provide for one year’s base salary if we terminate his or her employment for any reason other than “cause” (which generally requires misconduct) within one year of the executive’s hire date. We may also offer a severance benefit arrangement for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants determined to be in the best interests of the Company. None of our NEOs for fiscal 2012 had any such severance benefit arrangement.

Equity Acceleration

Acceleration Upon Change in Control.  No named executive officer is entitled to any payment or accelerated benefit in connection with a change in control of Starbucks, or a change in his or her responsibilities following a change in control, except for accelerated vesting of stock options and restricted stock units granted under our 2005 Key Employee Plan. The 2005 Key Employee Plan has detailed definitions of “change in control” and resigning “for good reason.” Generally speaking, a change in control occurs if (i) we sell or liquidate all our assets; (ii) someone acquires 25% or more of our stock without prior approval of our board of directors; (iii) a majority of our directors is replaced in any 36-month period other than by new directors approved by existing directors; or (iv) Starbucks is not the surviving company after any merger.

The 2005 Key Employee Plan is a “double trigger” plan, meaning that unvested stock options and unvested restricted stock units vest immediately only if (i) there is a change in control and (ii) if stock options and restricted stock units are assumed or substituted with stock options or restricted stock units of the surviving company, the partner is terminated or resigns for good reason within one year after the change in control. Generally speaking, a resignation is “for good reason” if it results from the resigning partner: (i) having materially reduced responsibilities; (ii) being placed in a new role that is inconsistent with the pre-change-in-control role; (iii) having his or her base salary or target incentive compensation reduced; or (iv) having his or her primary work location moved by more than 50 miles. If stock options or restricted stock units are not assumed or substituted with stock options or restricted stock units of the surviving company, they vest immediately upon a change in control. We believe “double-trigger” acceleration is appropriate because vesting is accelerated only if the retention purpose of time-vested equity compensation is defeated, which occurs upon a change in control only for partners who lose their long-term incentive compensation opportunity because the acquiring company does not assume or substitute awards or the partners lose their jobs or resign for good reason. Performance RSUs granted are treated in the same manner as restricted stock units noted above once the performance period is complete and the amount of award is determined. Prior to completion of the performance period, performance RSUs do not accelerate upon a change in control and are forfeited if not assumed or substituted with awards of the surviving company.

Acceleration Upon Retirement or Death.  The vesting of all options accelerates in full upon the voluntary termination of employment of any partner who satisfies the criteria for “retirement” under the 2005 Key Employee Plan, meaning the partner is at least 55 years old and has a minimum of 10 years of credited service with Starbucks, unless otherwise provided in the grant agreement. Vesting of all options also accelerates upon the partner’s death. Restricted stock units do not accelerate upon retirement or death.

The following table shows the estimated potential incremental value of additional stock options and restricted stock units that would have vested for our NEOs as of September 28, 2012 (the last business day of fiscal 2012) under the acceleration scenarios described above. For stock options, the value is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of September 28, 2012 calculated based on the closing market price of our stock on that day ($50.71). Accelerated restricted stock unit award value is calculated by multiplying the number of accelerated shares by the closing market price of our stock on September 28, 2012 ($50.71). Of the named executive officers, only Mr. Schultz satisfied the criteria for “retirement” under the 2005 Key Employee Plan as of September 30, 2012. Mr. Schultz has voluntarily waived accelerated vesting of options upon termination of employment at or after the age 55 and with at least 10 years of service for each stock option grant he has received since he has been retirement eligible. Mr. Schultz agreed to forgo this accelerated retirement vesting so the Company would not be required to similarly accelerate the recognition of expense for the award in our financial statements.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, the Company’s stock price and the executive’s age.

	Value of Accelerated Equity Awards ($)
Name	Change in Control Only	Change in Control with No Replacement Equity	Change in Control plus Qualifying Termination	Death	Retirement
Howard Schultz	—	96,002,584	96,002,584	48,185,945	—
Troy Alstead	—	12,534,551	12,534,551	4,663,497	—
Jeff Hansberry	—	6,225,102	6,225,102	1,442,389	—
Clifford Burrows	—	12,686,243	12,686,243	4,815,189	—
John Culver	—	8,905,841	8,905,841	4,398,634	—

The following table shows the estimated potential aggregate amounts our named executive officers could have realized from stock options, restricted stock units and Management Deferred Compensation Plan account distributions if their employment terminated as of the last business day of fiscal 2012, other than for misconduct (which could cause forfeiture of all vested stock options and Company match contributions under the Management Deferred Compensation Plan), both including and excluding amounts from accelerated vesting of stock options and restricted stock units as detailed in the table above. The “Total — No Acceleration” column assumes none of the acceleration scenarios covered above has occurred. The “Total — With Acceleration” column assumes acceleration of all unvested stock options and restricted stock units under one or more of the scenarios covered above.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, the Company’s stock price, earnings under the Management Deferred Compensation Plan and the executive’s age.

Name	Aggregate Value of Vested Equity Awards ($)	Management Deferred Compensation Plan Account Balances ($)(1)	Total — No Acceleration ($)	Aggregate Value of Unvested Equity Awards ($)	Total — With Acceleration ($)
Howard Schultz	140,034,058	525,695	140,559,753	96,002,584	236,562,337
Troy Alstead	1,665,238	662,924	2,328,162	12,534,552	14,862,714
Jeff Hansberry	602,650	424,016	1,026,666	6,225,103	7,251,769
Clifford Burrows	6,438,806	337,453	6,776,259	12,686,243	19,462,502
John Culver	1,918,845	1,237,814	3,156,659	8,905,841	12,062,500

(1)

These amounts are also shown in the “Aggregate Balance at Fiscal 2012 Year-End” column of the Fiscal 2012 Nonqualified Deferred Compensation table and are shown assuming payment in a single lump sum regardless of individual elections to receive payment over time.

PROPOSAL 3 — APPROVAL OF AMENDED AND RESTATED 2005 LONG-TERM EQUITY INCENTIVE PLAN, INCLUDING AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES UNDER THE PLAN

Overview

We are asking our shareholders to approve an amendment and restatement of our 2005 Long-Term Equity Incentive Plan (the “Amended Plan”), to increase the number of shares that we are able to offer to our global eligible partners (employees). In this proposal, we refer to the Amended Plan as previously approved by shareholders as the “Equity Plan.” The amendment we’re proposing also includes a few administrative changes to the Equity Plan.

The Equity Plan is the plan we use to make grants of stock to all of our partners, including those that participate in our broad-based equity program, which we refer to as our “Bean Stock” plan. Participants in this plan include those partners that work in our stores and serve our customers directly. Broad-based equity compensation is an essential and long-standing element of the Company’s culture and success. It continues to be a critical element to attract and retain the most talented partners, officers and directors available to execute the Company’s long-term goals.

In fiscal 2012, a long-term incentive grant of time-based restricted stock units (“RSUs”) was made to over 108,000 eligible non-executive partners in 19 markets around the world, including qualified part-time partners. Participants in the Bean Stock plan realized over $214 million in pre-tax gains in fiscal year 2012 under prior Bean Stock plan awards.

Key Changes from the Original Plan

If approved, the Amended Plan would make the following changes to the Equity Plan, as described in more detail under “Amended Plan Summary” below:

Increase in Authorized Shares	Increase the shares authorized for issuance under the Plan by 45 million shares
Term of Plan	Extend the term of the Plan through the tenth anniversary of the date on which the shareholders approve this amendment and restatement
Administrative Changes	Make certain other administrative changes

Background and Best Practices

On December 12, 2012, the board of directors adopted the Amended Plan, subject to shareholder approval. The board recommends that the Company’s shareholders approve the Amended Plan because it believes that partner, officer and non-employee director ownership in the Company serves the best interests of all shareholders by promoting a focus on long-term increase in shareholder value. The Amended Plan continues to support this goal by increasing the flexibility the Company has in awarding equity-based compensation that meets the ongoing objective of aligning compensation with shareholder value. The Amended Plan permits the grant of stock options (including nonqualified stock options and incentive stock options), stock appreciation rights (“SARs”), restricted stock and RSUs.

We have designed the Amended Plan to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for non-employee directors, officers, partners and other service providers and shareholders’ interests. These provisions include, but are not limited to, the following:

No Discounted Options or SARs.  Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

No Repricing Without Shareholder Approval.  The Company cannot, without shareholder approval, reduce the exercise price of a stock option or SAR, and at any time when the exercise price of a stock option or SAR is above the market value of the Company’s common stock, the Company cannot, without shareholder approval, cancel and re-grant or exchange such stock option or SAR for cash, other awards or a new stock option or SAR at a lower (or no) exercise price.

Minimum Vesting Requirements.  Restricted Stock and RSUs granted to executive officers of the Company are required to meet minimum vesting requirements. Restricted Stock and RSUs granted to executive officers of the Company that are not performance-based must have vesting periods of at least three years with certain limited exceptions. If awards granted to executive officers of the Company are performance-based, then performance must be measured over a period of at least one year.

No Liberal Share Recycling.  Shares retained by or delivered to the Company to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option or SAR, unissued shares resulting from the settlement of SARs in stock, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance as future awards under the Amended Plan.

No Dividends on Unearned Performance Awards.  The Amended Plan prohibits the current payment of dividends or dividend equivalent rights on unearned performance awards.

Fungible Share Design.  Shares issued in connection with Restricted Stock and RSUs count against the number of shares authorized for issuance under the Amended Plan at a higher rate than shares issued upon exercise of stock options and SARs.

No Transferability.  Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

No Evergreen Provision.  There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Amended Plan can be automatically replenished.

No Automatic Grants.  The Amended Plan does not provide for “reload” or other automatic grants to participants.

No Tax Gross-ups.  The Amended Plan does not provide for any tax gross-ups.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under the Company’s equity plans as of September 30, 2012 (and without giving effect to approval of the Amended Plan under this Proposal 3):

	2005 Plan	Prior Plans(1)
Total shares underlying outstanding options	30,658,122	2,437,548
Weighted average exercise price of outstanding options	22.18	22.23
Weighted average remaining contractual life of outstanding options	6.23 years	1.68 years
Total shares underlying outstanding unvested time-based RSUs	7,223,221	0
Total shares underlying outstanding unearned performance-based RSUs	0	0
Total shares currently available for grant	24,612,358	—
Total shares currently available for grant as full-value awards	24,612,358	—

(1)

Prior Plans includes the Starbucks Corporation Company-Wide 1991 Stock Option Plan, as amended, the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan-1994, as amended, and the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors.

As shown in the following table, the Company’s three-year average annual burn rate was 1.51%, which is below the Institutional Shareholder Services (“ISS”) burn rate threshold of 3.88% applied to our industry.

Year	Options Granted	Time- Based RSUs Granted	Performance- Based RSUs Earned(1)	Total	Weighted Average Number of Common Shares Outstanding	Burn Rate = Total Granted / Common Shares Outstanding
2012(2)	3,435,162	2,189,691	1,254,087	6,878,940	754,400,000	0.91%
2011(3)	4,310,762	2,943,172	1,830,929	9,084,863	748,300,000	1.21%
2010(4)	14,928,059	212,985	2,655,252	17,796,296	744,400,000	2.39%
Three-Year Average						1.51%

(1)

Performance metrics for the performance-based RSUs (“PRSUs”) are described in this proxy statement under the heading “Compensation Discussion and Analysis — Analysis of Executive Compensation Decisions — Long-Term Incentive Compensation — Performance RSUs.”

(2)	PRSUs granted during fiscal 2012 and subsequently forfeited totaling 262,100 are not included here.
(3)	PRSUs granted during fiscal 2011 and subsequently forfeited totaling 174,408 are not included here.
(4)	PRSUs granted during fiscal 2010 and subsequently forfeited totaling 90,224 are not included here.

Section 162(m) of the Code

The Amended Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), however, there can be no guarantee that amounts payable under the Amended Plan will be treated as qualified “performance-based” compensation under Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. With respect to the various types of awards under the Amended Plan, each of these aspects is discussed below, and shareholder approval of the Amended Plan will be deemed to constitute approval of each of these aspects of the Amended Plan for purposes of the approval requirements of Section 162(m). The material terms of the performance goals under which compensation may be paid were most recently approved by the Company’s shareholders at our 2011 annual meeting.

Amended Plan Summary

The following summary of the material terms of the Amended Plan are qualified in their entirety by reference to the complete text of the Amended Plan, which is set forth in Appendix A to this proxy statement.

Administration

The Compensation Committee will administer the Amended Plan, with certain actions subject to the review and approval of the full Board or a panel consisting of all of the independent directors (the “Administrator”). Subject to the express terms of the Amended Plan, the Administrator will have full power and authority to do all things that it determines to be necessary or appropriate in connection with the administration of the Amended Plan, including to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award. In addition, the Administrator has the authority to interpret the Amended Plan and the awards granted under the Amended Plan, and establish rules and regulations for the administration of the Amended Plan. All decisions, determinations, and interpretations of the Administrator regarding the Amended Plan and awards granted under the Amended Plan will be final and binding on all participants and all other persons. The Administrator may authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Amended Plan. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Amended Plan to one or more officers of the Company.

Participants

Any person who is a partner, officer, consultant or director of the Company or any subsidiary of the Company will be eligible for selection by the Administrator for the grant of awards under the Amended Plan. Options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code only may be granted to partners of the Company or any subsidiary. Approximately 115,000 partners (not including officers), 7 officers and 11 non-employee directors currently qualify to participate in the Equity Plan and will be eligible to participate in the Amended Plan.

Shares Subject to the Plan and to Awards

As of September 30, 2012, the aggregate number of shares of Starbucks common stock, par value $0.001 per share (the “Common Stock”) subject to outstanding awards under the Equity Plan is 37,881,343, and 24,612,358 shares remain available for future grant under the Equity Plan. Under the Amended Plan, an additional 45,000,000 shares of Common Stock will become available for issuance. As a result, on or after September 30, 2012, the number of shares authorized for issuance under the Amended Plan shall be 69,612,358 plus any shares that are subject to outstanding awards under the Equity Plan or the Prior Plans that after such date cease to be subject to such awards for any reason other than such awards having been exercised. Any shares granted under options or SARs will be counted against this limit on a one-for-one basis and any shares granted as awards other than options or SARs will be counted against this limit as 2.1 shares for every one share subject to such award. All share amounts authorized under the Amended Plan are subject to adjustment for stock splits and other changes in the Company’s capitalization. The shares issued pursuant to awards granted under the Amended Plan may be shares that are authorized and unissued or issued shares that were reacquired by the Company. As of January 10, 2013, the closing price of a share of the Common Stock on NASDAQ was $54.54.

Subject to certain adjustments, the aggregate number of shares subject to awards granted under the Amended Plan during any one year to any one participant will not exceed 5,000,000, and the aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the Amended Plan will not exceed 69,612,358. The Administrator shall adjust the aggregate number of shares reserved for issuance under the Amended Plan, the number and class of securities covered by and exercise price under outstanding awards, the maximum annual individual award limit and the maximum aggregate ISO limit in the case of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares of Common Stock without the Company’s receipt of consideration, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Amended Plan.

For purposes of determining the share limits described in the paragraphs above, the aggregate number of shares issued under the Amended Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Shares subject to awards that have been canceled, expired, forfeited, settled in cash or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the Amended Plan. The Amended Plan provides that shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option and/or SAR, unissued shares resulting from the net settlement of SARs in stock, and shares purchased by us in the open market with the proceeds of exercised stock options do not become available for issuance as future awards under the Amended Plan.

Stock Options

The holder of an option will be entitled to purchase a number of shares of Common Stock at a specified exercise price during a specified time period, all as determined by the Administrator. The Administrator will establish the exercise price per share under each option, which will not be less than the fair market value (or 110% of the fair market value in the case of ISOs granted to individuals who own more than 10% of the Common Stock) of a share on the date the option is granted. The Administrator will establish the term of each option, which in no case may exceed a period of ten (10) years from the date of grant (or five (5) years in the case of ISOs granted to individuals who own more than 10% of the Company’s common stock). Options granted under the Amended Plan may be either ISOs or options that are not intended to qualify as ISOs, nonqualified stock options (“NQSOs”).

Stock Appreciation Rights

A SAR provides the holder with the right to receive the monetary equivalent of the increase in value of a specified number of shares over a specified period of time after the right is granted. SARs may be granted to participants either in connection with an award of options (“tandem SARs”) or not in connection with an award of options (“freestanding SARs”). The holder of a tandem SAR is entitled to elect between the exercise of the underlying option for shares of Common Stock or the surrender of the option in exchange for the receipt of a cash payment equal to the excess of the fair market value on the surrender date over the aggregate exercise price payable for such shares. The holder of stand-alone SARs will be entitled to receive the excess of the fair market value (on the exercise date) over the exercise price for such shares. The Administrator will establish the terms and conditions of SARs. The Administrator will establish the exercise price per share under each stand-alone SAR, which will not be less than the fair market value of a share on the date the SAR is granted. The Administrator will also establish the term of each SAR, which in no case may exceed a period of ten (10) years from the date of grant.

Other than in connection with a change in the Company’s capitalization, the Company cannot, without shareholder approval, reduce the exercise price of a stock option or SAR, and at any time when the exercise price of a stock option or SAR is above the market value of the Company’s common stock, the Company cannot, without shareholder approval, cancel and re-grant or exchange such stock option or SAR for cash, other awards or a new stock option or SAR at a lower (or no) exercise price.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares where the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions and terms (including continued employment or performance conditions) as the Administrator deems appropriate. RSUs are awards denominated in units of shares under which the settlement of the award is subject to such conditions and terms (including continued employment or performance conditions) as the Administrator deems appropriate. RSUs may be settled in shares of Common Stock, cash or a combination of the foregoing, as determined by the Administrator on the grant date. The Administrator will determine whether participants holding shares of restricted stock or RSUs are entitled to receive dividends and other distributions paid with respect to those shares during the period of restriction, prior to the time such shares are reflected as issued and outstanding shares on the Company’s stock ledger. In no event will dividends be paid currently with respect to unearned performance awards.

Subject to certain exceptions, awards of restricted stock and RSUs to executive officers of the Company that vest solely based on a participant’s continuous service may not vest in full earlier than three years from the grant date, and awards of restricted stock and RSUs to executive officers of the Company that vest based on the achievement of performance objectives must be based on performance over a period of not less than one year, in each case, unless accelerated in the event of a change of control or the participant’s death, disability or retirement. Notwithstanding the foregoing, the Administrator may grant awards of restricted stock and RSUs to executive officers of the Company covering up to 5% of the aggregate number of shares authorized for issuance under the Amended Plan without respect to these minimum vesting requirements.

Qualifying Performance Criteria

Awards of restricted stock and RSUs that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code will be subject to the attainment of performance goals relating to the performance criteria selected by the Administrator. Performance goals must be based solely on one or more of the following business criteria (as selected and defined by the Administrator): (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) inventory turns or cycle time; (xix) balance sheet metrics; or (xx) strategic initiatives; provided, however, that “Performance Criteria” shall include any derivations of these Performance Criteria (e.g., income shall include pre-tax income, net income, operating income, etc.). Any of these performance criteria may be used to measure the performance of the Company as a whole or any business unit or division of the Company. Performance criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

The Administrator may provide, at the time it establishes performance goals for any award, that any evaluation of performance shall include or exclude any one or more of the following events that occurs during a performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company, (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary items as described in FASB Accounting Standards Codification Section 225-20-20; (vi) significant, non-recurring charges or credits; and (vii) foreign exchange rates. To the extent such inclusions or exclusions affect awards to “covered employees” within the meaning of Section 162(m) of the Code, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

Method of Payment for Awards

The Administrator will determine the form of payment, if any, for any shares of Common Stock issued in exercise or settlement of an award under the Amended Plan, which may include cash, shares of Common Stock owned by the participant, withholding of shares of Common Stock otherwise issuable upon exercise or settlement or a broker-assisted cashless exercise.

Termination of Service

Unless otherwise provided by the Administrator and except in the event of a change of control as described below, unvested awards granted under the Amended Plan will expire, terminate, or otherwise be forfeited immediately upon termination of a participant’s service for any reason (except that unvested options will accelerate in the event of a participant’s retirement or death), and vested awards granted under the Amended Plan will expire, terminate, or otherwise be forfeited as follows:

three months after a participant’s (other than with respect to a non-employee director) termination of service, including voluntary termination by the participant, other than in the circumstances described below, and thirty-six months after a non-employee director ceases to be a director, other than in connection with the director’s misconduct or death;

immediately upon termination of a participant’s service for misconduct;

twelve months after the date on which a participant, other than a non-employee director, becomes disabled;

twelve months after the death of a participant; and

thirty-six months after the date a participant, other than a non-employee director, retires.

Change of Control

Unless otherwise provided in an agreement between the participant and the Company, in the event of a change of control of the Company (as defined in the Amended Plan), subject to certain limitations and restrictions as more fully described in the Amended Plan:

options and SARs may become fully vested and immediately exercisable;

restriction periods and restrictions imposed on restricted stock and RSUs that are not performance-based may lapse;

any restriction periods and restrictions imposed on restricted stock and RSUs that are performance-based (and for which the performance period has not yet been completed) shall lapse, with such performance-based criteria deemed achieved at the target level specified in the applicable award agreement; and

restrictions and deferral limitations and other conditions applicable to other awards may lapse, and the awards may become free of restrictions, limitations or conditions and become fully vested and transferable.

Generally, accelerated vesting or lapse of restrictions on awards held by a non-employee director will occur upon the occurrence of a change of control, and accelerated vesting or lapse of restrictions on awards held by a partner will occur (a) only if a partner’s employment is terminated within a year after a change of control or (b) upon the occurrence of a change of control if the acquiring company does not assume outstanding awards or substitute equivalent awards or if the transaction involves the sale, liquidation or disposition of substantially all of the Company’s assets.

Transferability of Awards

Unless otherwise provided by the Administrator, awards granted under the Amended Plan may only be transferred by will or the laws of descent and distribution.

Shareholder Rights

Unless otherwise provided in an award agreement, until the issuance of the share certificate evidencing the shares underlying an award, participants will not have voting or dividend rights with respect to those shares.

No Right to Company Employment

Nothing in the Amended Plan or an award agreement will interfere with or limit in any way the right of the Company or its subsidiaries to terminate any participant’s employment or service with the Company or a subsidiary at any time or for any reason, with or without cause, nor will the Amended Plan or an award itself confer upon any participant any right to continue his or her employment or service for any specified period of time.

Compliance with Law

The issuance and delivery of shares pursuant to an award under the Amended Plan will be subject to all relevant provisions of law, including, without limitation, the federal securities laws, the rules and regulations promulgated under such laws, and the requirements of any stock exchange or quotation system upon which the Common Stock may then be listed or quoted, and will be further subject to the approval of counsel for the Company with respect to such compliance.

Amendment and Termination

The Administrator may amend or terminate the Amended Plan as the Administrator determines to be advisable. Shareholder approval may be required for certain amendments, in accordance with applicable legal, regulatory and stock exchange listing requirements. The Administrator has specific authority to amend the Amended Plan without shareholder approval in order to comply with legal, regulatory and stock exchange listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the Amended Plan or any award agreement. No amendment or termination of the Amended Plan may be made that would impair the rights of the holder of an award without such holder’s consent.

Effective Date and Termination of the Amended Plan

The Amended Plan was adopted by the Board on December 12, 2012 subject to shareholder approval of the Amended Plan. The Amended Plan will terminate on the tenth anniversary of the date the Company’s shareholders approve the Amended Plan, unless earlier terminated by the Administrator, or extended by an amendment approved by the Company’s shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, the term of any award granted prior to the expiration of the Amended Plan may extend beyond such expiration through the award’s normal expiration date.

Federal Income Tax Treatment

The following tax discussion is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and the participants in the Amended Plan. The discussion is intended solely for general information and does not make specific representations to any participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the Amended Plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

Stock Options

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs are not intended to comply with such requirements.

A participant is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO until the later of two years following the option grant date and one year following exercise, the participant’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the exercise price). If a participant disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the participant will recognize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares, and capital gain or loss for any other difference between the sale price and the exercise price. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as a NQSO described below.

A participant is not taxed on the grant of a NQSO. On exercise, the participant recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. The participant’s gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise, and otherwise is short-term capital gain (or loss). The measure of the gain (or loss) on disposition is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the stock price on the exercise date). The Company does not receive a deduction for any such capital gain.

Stock Appreciation Rights

Generally, the holder of a freestanding SAR will not recognize any taxable income at the time the freestanding SAR is granted. If the freestanding SAR is settled in cash, the cash will be taxable as ordinary income to the holder at the time that it is received. If the freestanding SAR is settled in shares, the holder will recognize ordinary income equal to the excess of the fair market value of the shares on the day they are received over any amounts paid by the holder for the shares.

With respect to tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the holder will be the same as discussed above relating to freestanding SARs. If the holder elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a NQSO (discussed above).

The Company will be entitled to a deduction equal to the amount of ordinary income that the holder is required to recognize as a result of the exercise of a SAR.

Restricted Stock and Restricted Stock Units

Grantees of restricted stock or RSUs generally do not recognize income at the time of grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, pursuant to Section 83(b) of the Code, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends (if any) paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Company Deduction and Section 162(m)

The Company generally will be entitled to a deduction for federal income tax purposes as described above with respect to each type of award. For the individual serving as the chief executive officer of the Company at the end of the taxable year and for the individuals serving as officers of the Company or a subsidiary at the end of such year who are among the three highest compensated officers (other than the chief executive officer and chief financial officer) for proxy reporting purposes, Section 162(m) limits the amount of compensation otherwise deductible by the Company and its subsidiaries for such year to $1,000,000 for each such individual, except to the extent that such compensation qualifies as “performance-based” compensation. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Amended Plan will be deductible under all circumstances.

New Plan Benefits

The benefits that will be awarded or paid under the Amended Plan are not currently determinable. Awards granted under the Amended Plan are within the discretion of the Administrator, and the Administrator has not determined future awards or who might receive them.

Existing Plan Benefits

The following table sets forth information with respect to options and other awards previously granted under the Plan:

Name and Position	Number of Shares Covered by Awards
Howard Schultz	7,653,519
Troy Alstead	748,628
Jeff Hansberry	229,493
Clifford Burrows	893,221
John Culver	603,094
All current executive officers as a group	10,918,197
All non-employee directors as a group	1,642,354
All partners as a group (excluding executive officers)	124,091,867

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED 2005 LONG-TERM EQUITY INCENTIVE PLAN, INCLUDING AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES UNDER THE PLAN.

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its selection of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal 2013. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2013 if it determines that such a change would be in the best interests of the Company and our shareholders.

Deloitte audited our consolidated financial statements and internal controls over financial reporting for fiscal 2012 and fiscal 2011. We expect that representatives of Deloitte will be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions by shareholders.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to us by Deloitte for fiscal 2012 and fiscal 2011:

Type of Fees	Fiscal 2012	Fiscal 2011
Audit Fees	$4,878,000	$4,537,000
Audit-Related Fees	222,000	188,000
Tax Fees	856,000	199,000
All Other Fees	—	—

Total	$5,956,000	$4,924,000

Audit Fees consist of fees paid to Deloitte for:

•	the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q;

•

the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and

•	services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing Deloitte’s work. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Deloitte. The policy is available at www.starbucks.com/about-us/company-information/corporate-governance. The policy provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific services that are eligible for general pre-approval, and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve any permitted services.

Requests for pre-approval for services that are eligible for general pre-approval must be submitted to our controller and be detailed as to the services to be provided and the estimated total cost. The controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. Deloitte and management must report to the Audit Committee on a timely basis regarding the services provided by Deloitte in accordance with general pre-approval.

Audit and Compliance Committee Report

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2012 with management and Deloitte and discussed those matters required to be discussed under Public Company Accounting Oversight Board standards with Deloitte. The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for fiscal 2012 be included in Starbucks Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Javier G. Teruel (Chair)

Mellody Hobson

Kevin R. Johnson

Craig E. Weatherup

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

PROPOSAL 5 — SHAREHOLDER PROPOSAL TO PROHIBIT POLITICAL SPENDING

Mr. John Harrington, through Harrington Investments, Inc., has notified the Company that he intends to submit the following proposal at this year’s annual meeting. Harrington Investments, Inc. beneficially owns 800 shares of Starbucks common stock. We will provide the address of the individual submitting this proposal promptly upon a shareholder’s oral or written request. The proponent, and not the Company, is responsible for the content of the proposal.

STOCKHOLDER PROPOSAL TO PROHIBIT POLITICAL SPENDING

WHEREAS: The role of money in politics is a highly contentious issue.

WHEREAS: Our CEO, Howard Shultz, has championed a boycott of donating to political candidates as a solution to our broken political system.

WHEREAS: Our company tends to make few political contributions. According to our own website, in 2011 Starbucks contributed no money to candidates running for state or local office; state or local political parties and committees; entities operating under section 527 of the Internal Revenue Code and other tax-exempt organizations when such contributions are used for political purposes; nor financially supported any issue or ballot campaign.

WHEREAS: Nonetheless, our company’s updated “Policy on Corporate Political Contributions and Expenditures” states our company retains the option to make the above contributions.

RESOLVED: The shareholders request that the board of directors adopt a policy prohibiting the use of corporate funds for any political election or campaign, including direct or indirect contributions or to candidates, and corporate expenditures for electioneering communications, as well as prohibiting the establishment of a Starbucks political action committee.

Supporting Statement

We believe this policy should include any direct or indirect contribution that is intended to influence the outcome of an election or referendum. It should also prohibit the use of trade associations or non-profit corporations from channeling our company’s contributions or membership dues to influence the outcome of any election or referendum. “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

Board Recommendation

The Starbucks Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Starbucks opposes this shareholder proposal because we believe that our Company has a responsibility to our shareholders to advocate for public policies that support the health of our business, our partners and the communities we serve. The shareholder proposal would severely impede Starbucks from fulfilling this responsibility by:

1.	Negatively impacting our ability to educate elected and public officials about our business and the positive role we play in helping communities thrive;

2.	Significantly restricting our ability to promote public policies critical to delivering long-term value for our shareholders;

3.	Severely limiting our ability to address public policy proposals that could threaten the health of our business; and

4.	Potentially putting us at a marked disadvantage relative to our competitors who are able to participate in the political process to further their interests when we could not.

As a company, Starbucks rarely makes political campaign contributions. We do not have a Political Action Committee and we have not made any political contributions this year or last year. However, we have made contributions in the past and we may consider doing so in the future if it is in the best interests of the Company, our shareholders, our partners and the communities we serve.

When Starbucks does make political contributions, we are committed to doing so in accordance with our Policy on Corporate Political Contributions and Expenditures. Our policy has been carefully designed to permit the Company to make political contributions when appropriate, while ensuring transparent and consistent reporting of contributions and expenditures, even when there is little or nothing to report. Our policy also requires the Nominating and Corporate Governance Committee to review corporate political contributions and expenditures annually in order to ensure that they align with our policy and values. Our Policy on Corporate Political Contributions and Expenditures can be found at http://www.starbucks.com/responsibility/learn-more/policies.

In addition to our internal policy, Starbucks is also subject to extensive federal, state and local disclosure laws regarding issue advocacy around the country on topics of concern to the Company and its shareholders. Should the Company decide to make political contributions or expenditures, we are committed to complying with all relevant disclosure laws in any jurisdiction where we may be active.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST PROPOSAL NUMBER 5.

OTHER BUSINESS

The board of directors knows of no other matters that properly may be brought before the annual meeting. If any other matters are properly brought before the annual meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 30, 2012 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive and employee stock purchase plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	39,808,569		18.20	(1)	31,367,576	(2)
Equity compensation plans not approved by security holders	510,322	(3)	19.36		1,310,781	(4)

Total	40,318,891		18.21	(1)	32,678,357	(5)

(1)

The weighted-average exercise price takes into account 7,223,221 shares under approved plans issuable upon vesting of outstanding restricted stock units, which have no exercise price. The weighted average exercise price solely with respect to options outstanding under the approved plans is $22.23.

(2)

Consists of 24,612,358 shares remaining available for issuance under the 2005 Long-Term Equity Incentive Plan and 6,755,218 shares remaining available for issuance under the 1995 Employee Stock Purchase Plan. Shares available for issuance under the 2005 Long-Term Equity Incentive Plan may be issued pursuant to stock options, restricted stock, restricted stock units and stock appreciation rights.

(3)	Consists of shares under our 1991 Company-Wide Bean Stock Option Plan (the “1991 Bean Stock Plan”).
(4)	Consists of shares remaining available for issuance under the UK Share Incentive Plan.
(5)

Consists of the following shares remaining available for issuance: 24,612,358 under the 2005 Long-Term Equity Incentive Plan, 6,755,218 shares under the 1995 Employee Stock Purchase Plan and 1,310,781 shares under the UK Share Incentive Plan.

The 1991 Bean Stock Plan is our former broad-based stock option plan and provided for the annual issuance of stock options to eligible partners. The 1991 Bean Stock Plan was approved and adopted by our board of directors in 1991 and did not require shareholder approval. Generally, options were granted annually under the 1991 Bean Stock Plan. These grants required board approval, were linked to overall Company performance in the prior year and were granted to partners as a percentage of base salary. The 1991 Bean Stock Plan was replaced by the

2005 Company-Wide Sub-Plan to the Starbucks Corporation 2005 Long-Term Equity Incentive Plan. The Starbucks Corporation 2005 Long-Term Equity Incentive Plan, as amended and restated, was approved by our shareholders on March 23, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related-Person Transactions

Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between Starbucks and any “related person” of Starbucks must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of Starbucks as any Starbucks director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

Our board of directors has adopted a written Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements, which states that it is the policy of Starbucks not to participate in “related person” transactions. In select circumstances, if the transaction provides Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and has terms that are competitive with terms available from unaffiliated third parties, then the Audit Committee may approve the transaction. The policy also provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include:

•	any individual or series of related transactions, arrangements or relationships (including, but not limited to, indebtedness or guarantees of indebtedness), whether actual or proposed;

•	in which Starbucks was or is to be a participant;

•	the amount of which exceeds $120,000; and

•

in which the related person has or will have a direct or indirect material interest. Whether the related person has a direct or indirect material interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the transaction is subject to full Audit Committee review and approval. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any immaterial transaction involving a related person (i.e., a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related-person transactions, the Audit Committee looks to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director. Once the Audit Committee has determined that (i) the potential related-person transaction will provide Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and (ii) that the terms of the potential related-person transaction are competitive with terms available from unaffiliated third parties, the Audit Committee may consider other factors such as:

•	whether the transaction is likely to have any significant negative effect on Starbucks, the related person or any Starbucks partner;

•	whether the transaction can be effectively managed by Starbucks despite the related person’s interest in it;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services at comparable prices.

Related-Person Transactions Since the Beginning of Fiscal 2012

During fiscal 2012, Mr. Schultz made personal use of corporate aircraft for which he reimbursed the Company at its aggregate incremental cost. Mr. Schultz’s reimbursements for flights taken during fiscal 2012 totaled $428,095. The Audit Committee approved aircraft reimbursements in accordance with its charter before the board of directors adopted the Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements, described above.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the “beneficial ownership” of our common stock by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock; (ii) our current directors and nominees; (iii) the “named executive officers” listed in the Summary Compensation Table; and (iv) all of our current directors and executive officers as a group. Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16. Information provided for FMR LLC is based on the latest Schedule 13G report filed with the SEC as of the date of this proxy statement. Information for all other persons is provided as of December 3, 2012. An asterisk in the percent of class column indicates beneficial ownership of less than 1%. The beneficial owners listed have sole voting and investment power with respect to shares beneficially owned, except as to the interests of spouses or as otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors and Officers
Howard Schultz	27,687,994	(2)	3.7%
William W. Bradley	144,494	(3)	*
Robert M. Gates	1,756	(4)	*
Mellody Hobson	207,419	(5)	*
Kevin R. Johnson	72,154	(6)	*
Olden Lee	334,109	(7)	*
Joshua Cooper Ramo	15,499	(8)	*
James G. Shennan, Jr.	415,151	(9)	*
Clara Shih	6,711	(10)	*
Javier G. Teruel	282,296	(11)	*
Myron E. Ullman, III	306,505	(12)	*
Craig E. Weatherup	354,881	(13)	*
Troy Alstead	282,296	(14)	*
Clifford Burrows	377,238	(15)	*
John Culver	246,479	(16)	*
Jeff Hansberry	67,733	(17)	*
All current directors and executive officers as a group (18 persons)	31,262,675	(18)	4.1%
5% Shareholders
FMR LLC	54,865,805	(19)	7.3%

(1)

Based on 746,583,282 shares of Starbucks common stock outstanding on December 3, 2012. Percent of class as of December 3, 2012 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities beneficially owned by that person or group.

(2)

Includes (i) 6,105,562 shares subject to options exercisable within 60 days of December 3, 2012, (ii) 557,000 shares of common stock held by the Schultz Family Foundation as to which Mr. Schultz disclaims beneficial ownership, (iii) 295,000 shares held by a family-owned limited liability company, and (iv) 3,394,184 deferred stock units representing an equal number of shares of common stock that Mr. Schultz deferred until the earliest to occur of either (a) his termination of employment with Starbucks or (b) December 21, 2012, subject to any additional deferral elections made in accordance with the terms and conditions of the 1997 Deferred Stock Plan and approved by the Compensation Committee. As of the date of this table, Mr. Schultz had 2,000,000 of his shares pledged to secure a line of credit. Mr. Schultz has since reduced the number of shares pledged to secure this line of credit to 200,000.
(3)

Includes 129,401 shares subject to options exercisable within 60 days of December 3, 2012 and 6,848 deferred stock units under our Directors Deferred Compensation Plan. In 2005, the board of directors terminated future deferrals under this plan.

(4)	Represents 1,756 deferred stock units under our Deferred Compensation Plan for Non-Employee Directors.
(5)	Includes 185,825 shares subject to options exercisable within 60 days of December 3, 2012.
(6)	Includes 46,655 shares subject to options exercisable within 60 days of December 3, 2012.
(7)	Includes 315,187 shares subject to options exercisable within 60 days of December 3, 2012.
(8)	Includes 10,000 shares subject to options exercisable within 60 days of December 3, 2012.
(9)

Consists of 151,146 shares subject to options exercisable within 60 days of December 3, 2012, 62,440 shares held by Shennan Family Investments LLC, a limited liability company in which Mr. Shennan is a manager, 156,044 shares held by Shennan LLC, a limited liability company in which Mr. Shennan is a manager, 40,000 shares held in a trust in which Mr. Shennan or his spouse is a trustee for the benefit of members of the Shennan family, and 5,521 deferred stock units under our Deferred Compensation Plan for Non-Employee Directors.

(10)	Includes 3,348 shares subject to options exercisable within 60 days of December 3, 2012 and 3,363 deferred stock units under our Deferred Compensation Plan for Non-Employee Directors.
(11)	Includes 264,175 shares subject to options exercisable within 60 days of December 3, 2012 and 5,521 deferred stock units under our Deferred Compensation Plan for Non-Employee Directors.
(12)	Includes 296,505 shares subject to options exercisable within 60 days of December 3, 2012.
(13)

Consists of 314,881 shares subject to options exercisable within 60 days of December 3, 2012, and 40,000 shares held in a trust of which Mr. Weatherup and his wife are trustees for the benefit of members of the Weatherup family.

(14)	Includes 167,796 shares subject to options exercisable within 60 days of December 3, 2012.
(15)	Includes 250,758 shares subject to options exercisable within 60 days of December 3, 2012.
(16)	Includes 153,529 shares subject to options exercisable within 60 days of December 3, 2012.
(17)	Includes 52,695 shares subject to options exercisable within 60 days of December 3, 2012.
(18)

Includes 3,417,193 deferred stock units, 14,338 restricted stock units vesting within 60 days of December 3, 2012 and 8,786,730 shares subject to options exercisable within 60 days of December 3, 2012.

(19)

FMR LLC stated in its Amendment No. 3 to Schedule 13G filing with the SEC on February 14, 2012 (the “13G filing”) that, of the 54,865,805 shares beneficially owned at December 31, 2011, it has (a) sole voting power with respect to 2,493,848 shares, (b) shared voting power with respect to no shares, and (c) sole investment power with respect to all 54,865,805 shares. According to the 13G filing, the address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 51,829,603 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d (Chairman of FMR LLC), FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 51,829,603 shares owned by the funds. Neither FMR LLC, nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Our directors, executive officers and greater-than-10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, written representations from these persons that no other reports were required and all Section 16(a) reports provided to us, we believe that during fiscal 2012 our directors, executive officers and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a), except that, due to administrative error, one transaction on a single Form 4 was inadvertently filed late on behalf of Michelle Gass, our president, Starbucks Coffee EMEA.

ADDITIONAL MEETING INFORMATION

Annual Meeting Information. The annual meeting will be held at 10:00 a.m. (Pacific Time) on March 20, 2013, at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and a map are provided on the back cover of this proxy statement.

Shareholders must present photo identification for admission, and shareholders whose shares are held in the name of a broker or bank, or who otherwise are not registered shareholders, must present proof of share ownership as of the record date. For those shareholders receiving a Notice, the Notice will serve as proof of share ownership allowing admission for one shareholder to attend the annual meeting. For those shareholders receiving a paper copy of proxy materials in the mail, an admission ticket is enclosed in the proxy materials and will serve as proof of share ownership for that shareholder to attend the annual meeting. Shareholders holding shares in a joint account may be admitted to the meeting if they provide proof of joint ownership and both shareholders follow the admission requirements described above. We will not be able to accommodate non-shareholder guests at the annual meeting.

Expenses of Solicitation. We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors, officers and Starbucks partners in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We have retained Alliance Advisors, LLC to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Alliance $18,500, plus reasonable out-of-pocket expenses, for proxy solicitation services.

We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Internet Voting. The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholder to vote their shares and to confirm that their instructions have been properly recorded.

Internet Availability of Annual Meeting Materials

Under SEC rules, Starbucks has elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On and before January 25, 2013, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing shareholders to a website where they can access the proxy statement for our 2013 annual meeting and fiscal 2012 annual report to shareholders and view instructions on how to vote their shares via the Internet or by phone. If you received the Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed to you.

PROPOSALS OF SHAREHOLDERS

Pursuant to SEC Rule 14a-8, shareholder proposals intended for inclusion in our 2014 proxy statement and acted upon at our 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”) must be received by us at our executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: Corporate Secretary, on or prior to September 27, 2013.

Shareholder proposals submitted for consideration at the 2014 Annual Meeting of Shareholders but not submitted for inclusion in our proxy statement for our 2014 Annual Meeting pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Corporate Secretary at our executive offices not later than 120 days nor earlier than 150 days before the first anniversary of the date of the 2013 Annual Meeting of Shareholders. As a result, any notice given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than October 21, 2013, and no later than November 20, 2013. However, if the date of the 2014 Annual Meeting occurs more than 30 days before or more than 60 days after March 20, 2014, notice by the shareholder of a proposal must be delivered no earlier than the close of business on the 150th day prior to the date of such annual meeting and no later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in our bylaws.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those shareholders that received a paper copy of proxy materials in the mail, one copy of our fiscal 2012 annual report to shareholders and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental goals set forth in our annual report on Global Responsibility.

If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The fiscal 2012 annual report to shareholders, including our 2012 Annual Report on Form 10-K, is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our fiscal 2012 annual report to shareholders are available at our website at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com. The 2012 Annual Report on Form 10-K and the exhibits filed with it are available at our website at http://investor.starbucks.com. Upon written request by any shareholder to Investor Relations at the address listed below, we will furnish, without charge, a copy of the fiscal 2012 annual report to shareholders, including the financial statements and the related footnotes. The Company’s copying costs will be charged if exhibits to the 2012 Annual Report on Form 10-K are requested.

Starbucks Corporation

Investor Relations—Mailstop EX4

P.O. Box 34067

Seattle, Washington 98124-1067

(206) 318-7118

investorrelations@starbucks.com

http://investor.starbucks.com

By order of the board of directors,

Lucy Lee Helm

secretary

Seattle, Washington

January 25, 2013

Appendix A

STARBUCKS CORPORATION

2005 LONG-TERM EQUITY INCENTIVE PLAN

(Effective February 9, 2005, as amended and restated effective March 20, 2013)

STARBUCKS CORPORATION

2005 LONG-TERM EQUITY INCENTIVE PLAN

A-i

A-ii

A-iii

STARBUCKS CORPORATION

2005 LONG-TERM EQUITY INCENTIVE PLAN

PART I

PURPOSE, ADMINISTRATION AND RESERVATION OF SHARES

Section 1. Purpose of the Plan. The purposes of this Plan are (a) to attract and retain the most talented Partners, officers and Directors available, and (b) to promote the growth and success of the Company’s business, (i) by aligning the long-term interests of Partners, officers and Directors with those of the shareholders by providing an opportunity to acquire an interest in the Company and (ii) by providing both rewards for exceptional performance and long term incentives for future contributions to the success of the Company and its Subsidiaries.

The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, or SARs, at the discretion of the Committee. Each Award will be subject to conditions specified in the Plan and in the terms of the Award Agreement, such as continued employment or satisfaction of performance criteria.

This Plan will serve as a framework for the Committee to establish sub-plans or procedures governing the grants to Partners, Directors and Consultants and Partners working outside of the United States. The awards granted under the Prior Plans shall continue to be administered under the Prior Plans until such time as those options are exercised, expire or become unexercisable for any reason.

Section 2. Definitions. As used herein, the following definitions shall apply:

(a) “Active Status” shall mean (i) for Partners, the absence of any interruption or termination of service as a Partner, (ii) for Directors, that the Director has not been removed from the Board for cause (as determined by the Company’s shareholders), and (iii) for Consultants, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or any Subsidiary or the occurrence of any termination event as set forth in such person’s Award Agreement. Active Status shall not be considered interrupted (A) for a Partner in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence properly taken in accordance with the policies of the Company or any applicable Subsidiary as may be in effect from time to time, and (B) for a Consultant, in the case of any temporary interruption in such person’s availability to provide services to the Company or any Subsidiary which has been granted in writing by an authorized officer of the Company. Whenever a mandatory severance period applies under applicable law with respect to a termination of service as a Partner, Active Status shall be considered terminated upon such Partner’s receipt of notice of termination in whatever form prescribed by applicable law.

(b) “ASC 718” shall mean Accounting Standards Codification (ASC) Topic 718, “Stock Compensation”, as promulgated by the Financial Accounting Standards Board.

(c) “Award” shall mean any award or benefits granted under the Plan, including Options, Restricted Stock, Restricted Stock Units, and SARs.

(d) “Award Agreement” shall mean a written or electronic agreement or other instrument as may be approved from time to time by the Committee setting forth the terms of the Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

(e) “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Change of Control” shall mean the first day that any one or more of the following conditions shall have been satisfied:

(i) the sale, liquidation or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;

(ii) an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) has Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding voting securities of the Company, other than a Board approved transaction;

(iii) during any 12-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however that except as set forth in this Section 2(g)(iii), an individual who becomes a member of the Board subsequent to the beginning of the 12-month period, shall be deemed to have satisfied such 12-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of or with the approval of at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this section; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or

(iv) a merger, consolidation or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Committee” shall mean the Compensation and Management Development Committee appointed by the Board.

(j) “Common Stock” shall mean the common stock of the Company, par value $0.001 per share, subject to adjustment as provided in Section 5.

(k) “Company” shall mean Starbucks Corporation, a Washington corporation, and any successor thereto.

(l) “Consultant” shall mean any person, except a Partner, engaged by the Company or any Subsidiary of the Company, to render personal services to such entity, including as an advisor, pursuant to the terms of a written agreement.

(m) “Director” shall mean a member of the Board.

(n) “Disability” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability,” the term “Disability” as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan shall have the same meaning as set forth under the Company’s long-term disability plan applicable to the Participant as may be amended from time to time, and in the event the Company does not maintain any such plan with respect to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company or a Subsidiary, as the case may be, for a period of not less than 120 days or such other period as may be required by applicable law.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p) “Executive Officers” shall mean the officers of the Company as such term is defined in Rule 16a-1 under the Exchange Act.

(q) “Fair Market Value” shall mean the closing price per share of the Common Stock on Nasdaq as to the date specified (or the previous trading day if the date specified is a day on which no trading occurred), or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system.

(r) “FLSA” shall mean the Fair Labor Standards Act of 1938, as amended.

(s) “Prior Plans” shall mean the Starbucks Corporation Company-Wide 1991 Stock Option Plan, as amended, the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan-1994, as amended, and the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors.

(t) “Incentive Stock Option” shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(u) “Independent Director” shall mean a Director who: (1) meets the independence requirements of Nasdaq, or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system; (2) qualifies as an “outside director” under Section 162(m) of the Code; (3) qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act; and (4) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of Shares to Partners.

(v) “Maximum Annual Participant Award” shall have the meaning set forth in Section 6(b).

(w) “Misconduct” shall mean any of the following; provided, however, that with respect to Non-Employee Directors “Misconduct” shall mean subsection (viii) only:

(i) any material breach of an agreement between the Participant and the Company or any Subsidiary which, if curable, has not been cured within twenty (20) days after the Participant has been given written notice of the need to cure such breach, or which breach, if previously cured, recurs;

(ii) willful unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary by the Participant;

(iii) the Participant’s continued willful and intentional failure to satisfactorily perform Participant’s essential responsibilities, provided that the Participant has been given at least thirty (30) days’ written notice of the need to cure the failure and cure has not been effected within that time period, or which failure, if previously cured, recurs;

(iv) material failure of the Participant to comply with rules, policies or procedures of the Company or any Subsidiary as they may be amended from time to time, provided that the Participant has been given at least thirty (30) days’ written notice of the need to cure the failure, if such failure is curable, and cure has not been effected within that time period, or which failure, if previously cured, recurs;

(v) Participant’s dishonesty, fraud or gross negligence related to the business or property of the Company or any Subsidiary;

(vi) personal conduct that is materially detrimental to the business of the Company or any Subsidiary;

(vii) conviction of or plea of nolo contendere to a felony; or

(viii) in the case of Non-Employee Directors, the removal from the Board for cause (as determined by the Company’s shareholders).

(x) “Nasdaq” shall mean The Nasdaq Stock Market, Inc.

(y) “Nominating and Corporate Governance Committee” shall mean the Nominating and Corporate Governance Committee appointed by the Board.

(z) “Non-Employee Director” shall mean a Director who is not a Partner.

(aa) “Nonqualified Stock Option” shall mean an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

(bb) “Option” shall mean a stock option granted pursuant to Section 10 of the Plan.

(cc) “Optionee” shall mean a Participant who has been granted an Option.

(dd) “Original Effective Date” shall mean February 9, 2005, the date on which the Company’s shareholders first approved this Plan in accordance with applicable Nasdaq rules.

(ee) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff) “Participant” shall mean a Partner, Director or Consultant granted an Award.

(gg) “Partner” shall mean any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Subsidiary of the Company. A person is on the payroll if he or she is paid from or at the direction of the payroll department of the Company, or any Subsidiary of the Company. Persons providing services to the Company, or to any Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, or a Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Partners for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U. S. Department of Labor, or other person or entity as, common law employees of the Company, or any Subsidiary, either solely or jointly with another person or entity.

(hh) “Performance Criteria” shall have the meaning set forth in Section 11(b).

(ii) “Plan” shall mean this Starbucks Corporation 2005 Long-Term Equity Incentive Plan, including any amendments thereto.

(jj) “Plan Minimum Vesting or Issuance Requirements” shall mean the minimum vesting requirements for Restricted Stock or Restricted Stock Units under Plan Section 11(d) hereunder.

(kk) “Reprice” shall mean the reduction of the exercise price of Options or SARs previously awarded, and, at any time when the exercise price of Options or SARs is above the Fair Market Value of a share of Common Stock, the cancellation and re-grant or the exchange of such outstanding Options or SARs for either cash or a new Award with a lower (or no) exercise price.

(ll) “Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of any Partner after a Change of Control because of: (1) a material reduction in the Partner’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Partner inconsistent with the Partner’s role at the Company (including its Subsidiaries) prior to the Change of Control, (3) a reduction in the Partner’s base salary or total incentive compensation; (4) a material reduction in the Partner’s benefits unless such reduction applies to all Partners of comparable rank; or (5) the relocation of the Partner’s primary work location more than fifty (50) miles from the Partner’s primary work location prior to the Change of Control; provided that the Partner’s written notice of voluntary resignation must be tendered within one (1) year after the Change of Control, and shall specify which of the events described in (1) through (5) resulted in the resignation.

(mm) “Restated Effective Date” shall mean the date on which the Company’s shareholders approved this amendment and restatement of the Plan in accordance with applicable Nasdaq rules.

(nn) “Restricted Stock” shall mean a grant of Shares pursuant to Section 11 of the Plan.

(oo) “Restricted Stock Units” shall mean a grant of the right to receive Shares in the future or their cash equivalent (or both) pursuant to Section 11 of the Plan.

(pp) “Retirement” shall mean, (i) with respect to any Partner, voluntary termination of employment after attainment of age 55 and at least ten (10) years of credited service with the Company or any Subsidiary (but only during the time the Subsidiary was a Subsidiary), as determined by the Committee in its sole discretion, and (ii) with respect to any Non-Employee Director, ceasing to be a Director pursuant to election by the Company’s shareholders or by voluntary resignation with the approval of the Board’s chair after having attained the age of 55 years and served continuously on the Board for at least six years.

(qq) “SAR” shall mean a stock appreciation right awarded pursuant to Section 12 of the Plan.

(rr) “SEC” shall mean the Securities and Exchange Commission.

(ss) “Share” shall mean one share of Common Stock, as adjusted in accordance with Section 5 of the Plan.

(tt) “Stand-Alone SARs” shall have the meaning set forth in Section 12(c) of the Plan.

(uu) “Subcommittee” shall have the meaning set forth in Section 3(d).

(vv) “Subsidiary” shall mean (1) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (2) in the case of a Nonqualified Stock Option, Restricted Stock, a Restricted Stock Unit or a SAR, in addition to a subsidiary corporation as defined in (1), (A) a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests, or (B) an entity with respect to which the Company possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of that entity, whether through the Company’s ownership of voting securities, by contract or otherwise.

(ww) “Tandem SARs” shall have the meaning set forth in Section 12(b) of the Plan.

Section 3. Administration of the Plan.

(a) Authority. The Plan shall be administered by the Committee. The Committee shall have full and exclusive power to administer the Plan on behalf of the Board, subject to such terms and conditions as the Committee may prescribe. Notwithstanding anything herein to the contrary, the Committee’s power to administer the Plan, and actions the Committee takes under the Plan, shall be subject to the limitation that certain actions may be subject to review and approval by either the full Board or a panel consisting of all of the Independent Directors of the Company.

(b) Powers of the Committee. Subject to the other provisions of this Plan, the Committee shall have the authority, in its discretion:

(i) to grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, and SARs to Participants and to determine the terms and conditions of such Awards, including the determination of the Fair Market Value of the Shares and the exercise price, and to modify or amend each Award, with the consent of the Participant when required;

(ii) to determine the Participants, to whom Awards, if any, will be granted hereunder, the timing of such Awards, and the number of Shares to be represented by each Award;

(iii) to construe and interpret the Plan and the Awards granted hereunder;

(iv) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the forms of Award Agreement and manner of acceptance of an Award, and to take or approve such further actions as it determines necessary or appropriate to the administration of the Plan and Awards, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of Nasdaq, disruption of communications or natural catastrophe) deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement, provided that no such action shall be taken absent shareholder approval to the extent required under Section 14;

(v) to establish performance criteria for Awards made pursuant to the Plan in accordance with a methodology established by the Committee, and to determine whether performance goals have been attained;

(vi) to accelerate or defer (with the consent of the Participant) the exercise or vested date of any Award;

(vii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee;

(viii) to establish sub-plans, procedures or guidelines for the grant of Awards to Partners, Directors, Consultants and Partners working outside of the United States; and

(ix) to make all other determinations deemed necessary or advisable for the administration of the Plan;

provided that, no consent of a Participant is necessary under clauses (i) or (vi) if a modification, amendment, acceleration, or deferral, in the reasonable judgment of the Committee confers a benefit on the Participant or is made pursuant to an adjustment in accordance with Section 5.

(c) Effect of Committee’s Decision. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants, the Company (including its Subsidiaries), any shareholder and all other persons.

(d) Delegation. Consistent with the Committee’s charter, as such charter may be amended from time to time, the Committee may delegate (i) to one or more separate committees consisting of members of the Committee or other Directors (any such committee a “Subcommittee”), or (ii) to an Executive Officer of the Company, the ability to grant Awards and take the other actions described in Section 3(b) with respect to Participants who are not Executive Officers, and such actions shall be treated for all purposes as if taken by the Committee; provided that the grant of Awards shall be made in accordance with parameters established by the Committee. Any action by any such Subcommittee or Executive Officer within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

(e) Administration. The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to directly, or under their supervision, execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

Section 4. Shares Subject to the Plan.

(a) Reservation of Shares. Subject to the provisions of Sections 5 of the Plan, the number of shares authorized for issuance under the Plan pursuant to Awards granted on or after September 30, 2012 shall be 69,612,358 plus any shares that on September 30, 2012 are subject to outstanding awards under the Plan or the Prior Plans that after such date cease to be subject to such awards for any reason other than such awards having been exercised. Subject to the provisions of Sections 5 of the Plan, the maximum aggregate number of Shares (adjusted, proportionately, in the event of any stock split or stock dividend with respect to the Shares) which may be granted as Incentive Stock Options under the Plan shall not exceed 69,612,358. The aggregate number of Shares available for issuance under the Plan will be reduced by 2.1 Shares for each Share delivered in settlement of any award of Restricted Stock or Restricted Stock Unit and one Share for each Share delivered in settlement of an Option or a SAR. If an Award expires, is forfeited, is settled in cash or becomes unexercisable for any reason without having been exercised in full, the undelivered Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future Awards under the Plan. Notwithstanding the foregoing, Shares subject to an Award under this Plan may not again be made available for issuance under this Plan if such Shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise price of an Option, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Option or a Stock Appreciation Right, or (iv) shares repurchased on the open market with the proceeds of an Option exercise. Shares available for issuance under the Plan shall be increased by any shares of Common Stock subject to outstanding awards under the Prior Plans on the date of shareholder approval of the Plan that later cease to be subject to such awards for any reason other than such awards having been exercised, subject to adjustment from time to time as provided in Section 5, which shares of Common Stock shall, as of the date such shares cease to be subject to such awards, cease to be available for grant and issuance under the Prior Plans, but shall be available for issuance under the Plan. Any

Shares that become available for grant pursuant to this Section 4(a) shall be added back as one Share if such shares were subject to Options or SARs granted under this Plan or options or stock appreciation rights granted under a Former Plan, and as 2.1 Shares if such shares were subject to Awards other than Options or SARs granted under this Plan or subject to awards other than options or stock appreciation rights granted under a Former Plan. The Shares may be authorized but unissued, or reacquired shares of Common Stock.

(b) Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of such Award and all conditions to the grant have been satisfied, provided that conditions to the exercise of an Award shall not defer the date of grant. Notice of a grant shall be given to each Participant to whom an Award is so granted within a reasonable time after the determination has been made.

(c) Securities Law Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under either such Act, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(d) Substitutions and Assumptions. The Board or the Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 4(a) may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

Section 5. Adjustments to Shares Subject to the Plan. If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan, (iii) the Maximum Annual Participant Award, and (iv) the maximum number of Shares that can be granted as Incentive Stock Options under the Plan. The Committee may also make adjustments described in (i)-(iv) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 5, the Committee may take into account such factors as it deems appropriate, including the restrictions of applicable law and the potential tax consequences of an adjustment, and in light of such factors may make adjustments that are not uniform or proportionate among outstanding Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive. For purposes of this Section 5, conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

PART II

TERMS APPLICABLE TO ALL AWARDS

Section 6. General Eligibility.

(a) Awards. Awards may be granted to Participants who are Partners, Directors or Consultants; provided however that Incentive Stock Options may only be granted to Partners.

(b) Maximum Annual Participant Award. Subject to adjustment pursuant to Section 5, the aggregate number of Shares with respect to which an Award or Awards may be granted to any one Participant in any one taxable year of the Company (the “Maximum Annual Participant Award”) shall not exceed 5,000,000 shares of Common Stock. If an Option is in tandem with a SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to each Share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of the Maximum Annual Participant Award.

(c) No Employment/Service Rights. Nothing in the Plan shall confer upon any Participant the right to an Award or to continue in service as a Partner or Consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining such person), or of any Participant, which rights are hereby expressly reserved by each, to terminate such person’s services at any time for any reason, with or without cause.

Section 7. Procedure for Exercise of Awards; Rights as a Shareholder.

(a) Procedure. An Award shall be exercised when written, electronic or verbal notice of exercise has been given to the Company, or the brokerage firm or firms approved by the Company to facilitate exercises and sales under this Plan, in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company or the brokerage firm or firms, as applicable. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 7(b) of the Plan. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Award. In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 10(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 5 of the Plan.

(b) Method of Payment. The consideration to be paid for any Shares to be issued upon exercise or other required settlement of an Award, including the method of payment, shall be determined by the Committee and which forms may include: (i) with respect to an Option, a request that the Company or the designated brokerage firm conduct a cashless exercise of the Option; (ii) cash; (iii) tender of shares of Common Stock owned by the Participant; and (iv) withholding of shares of Common Stock that otherwise would be issued upon exercise or settlement of the Award, in each case, in accordance with rules established by the Committee from time to time. Shares used to pay the exercise price shall be valued at their Fair Market Value on the exercise date.

(c) Withholding Obligations. To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Incentive Stock Option, Nonqualified Stock Option, SAR, Restricted Stock or Restricted Stock Units, or any sale of Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. These obligations may be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant in accordance with rules established by the Committee from time to time. The value of the Shares so withheld or tendered may not exceed the employer’s minimum required tax withholding rate.

(d) Shareholder Rights. Except as otherwise provided in this Plan, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award.

(e) Non-Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, except that an Award may be transferred by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant; unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability.

Section 8. Expiration of Awards.

(a) Expiration, Termination or Forfeiture of Awards. Unless otherwise provided in this Plan or in the applicable Award Agreement or any severance or employment agreement, unvested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited immediately upon termination of a Participant’s Active Status for any reason, and vested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited as follows:

(i) three (3) months after the date the Company delivers a notice of termination of Active Status for a Participant other than a Non-Employee Director, other than in circumstances covered by (ii), (iii), (iv) or (v) below; or thirty-six (36) months after the date a Non-Employee Director ceases to be a Director, other than in circumstances covered by (ii) and (iv) below;

(ii) immediately upon termination of a Participant’s Active Status for Misconduct;

(iii) twelve (12) months after the date on which a Participant other than a Non-Employee Director ceased performing services as a result of his or her total and permanent Disability;

(iv) twelve (12) months after the date of the death of a Participant whose Active Status terminated as a result of his or her death; and

(v) thirty-six (36) months after the date on which the Participant ceased performing services as a result of Retirement.

(b) Extension of Term. Notwithstanding subsection (a) above, the Committee shall have the authority to extend the expiration date of any outstanding Option, other than an Incentive Stock Option, or SAR in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option or SAR beyond the date on which the Option or SAR would have expired if no termination of the Partner’s Active Status had occurred).

Section 9. Effect of Change of Control. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply unless otherwise provided in the most recently executed agreement between the Participant and the Company, or specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges or quotation systems.

(a) Acceleration. Awards of a Participant shall be Accelerated (as defined in Section 9(b) below) as follows:

(i) With respect to Non-Employee Directors, upon the occurrence of a Change of Control;

(ii) With respect to any Partner, upon the occurrence of a Change of Control described in Section 2(g)(i);

(iii) With respect to any Partner who Resigns for Good Reason or whose Active Status is terminated within one year after a Change of Control described in Section 2(g)(ii) or (iii);

(iv) With respect to any Partner, upon the occurrence of a Change of Control described in Section 2(g)(iv) in connection with which each Award is not assumed or an equivalent award substituted by such successor entity or a parent or subsidiary of such successor entity; and

(v) With respect to any Partner who Resigns for Good Reason or whose Active Status is terminated within one year after a Change of Control described in Section 2(g)(iv) in connection with which each Award is assumed or an equivalent award substituted by the successor entity or a parent or subsidiary of such successor entity.

(b) Definition. For purposes of this Section 9, Awards of a Participant being “Accelerated” means, with respect to such Participant:

(i) any and all Options and SARs shall become fully vested and immediately exercisable, and shall remain exercisable throughout their entire term;

(ii) any restriction periods and restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse;

(iii) any restriction periods and restrictions imposed on Restricted Stock or Restricted Stock Units that are performance-based (and for which the performance period has not yet been completed) shall lapse, with such performance-based criteria deemed achieved at the target level specified in the Award Agreement; and

(iv) the restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

PART III

SPECIFIC TERMS APPLICABLE TO OPTIONS, STOCK AWARDS AND SARS

Section 10. Grant, Terms and Conditions of Options.

(a) Designation. Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Partner during any calendar year (under all plans of the Company) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. Options shall be taken into account in the order in which they were granted.

(b) Terms of Options. The term of each Incentive Stock Option shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant. The term of all Nonqualified Stock Options shall be no more than ten (10) years from the date of grant.

(c) Option Exercise Prices.

(i) The per Share exercise price under an Incentive Stock Option shall be as follows:

(A) If granted to a Partner who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) If granted to any other Partner, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) The per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In no event shall the Board or the Committee be permitted to Reprice an Option after the date of grant without shareholder approval.

(d) Vesting. Unless otherwise provided in the applicable Award Agreement or any written severance or employment agreement between the Company and the Optionee, to the extent Options vest and become exercisable in increments, such Options shall cease vesting as of the date of the Optionee’s Disability or termination of such Optionee’s Active Status (or, for Directors, as of the date the Director ceases to serve as a Director) for reasons other than Retirement or death, and, in case of such Optionee’s termination of Active Status (or, for Directors, the Director’s ceasing to serve as a Director) due to Retirement or death, such Options shall become fully vested and immediately exercisable.

(e) Substitution of SARs for Options. Notwithstanding anything in this Plan to the contrary, if the Company is required to or elects to record as an expense in its consolidated statements of earnings the cost of Options pursuant to ASC 718 or a similar accounting requirement, the Committee shall have the sole discretion to substitute, without receiving Participants’ permission, SARs paid only in stock for outstanding Options; provided, the terms of the substituted SARs are the same as the terms of the Options, the number of shares underlying the number of SARs equals the number of shares underlying the Options and the difference between the Fair Market Value of the underlying Shares and the grant price of the SARs is equivalent to the difference between the Fair Market Value of the underlying shares and the exercise price of the Options.

(f) Exercise. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, and as are permissible under the terms of the Plan. An Option may not be exercised for a fraction of a Share.

(g) One-Time Option Exchange Offer. Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s shareholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within six months of the date of such shareholder approval.

Section 11. Grant, Terms and Conditions of Stock Awards.

(a) Designation. Restricted Stock or Restricted Stock Units may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. Restricted Stock or Restricted Stock Units may include dividend or dividend equivalent rights, as may be specified in the Award Agreement; provided, however, that dividends or dividend equivalent rights shall not be paid currently with respect to any Shares underlying awards of Restricted Stock or Restricted Stock Units that vest or are earned on the basis of Performance Criteria, except to the extent that such Shares are earned. After the Committee determines that it will offer Restricted Stock or Restricted Stock Units, it will advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer. The offer shall be accepted by execution of an Award Agreement or as otherwise directed by the Committee. Payment, if any, of Restricted Stock and Restricted Stock Units may be made as permitted by Section 7(b). Restricted Stock Units can be settled in Shares valued at Fair Market Value on the settlement date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate. The term of each award of Restricted Stock or Restricted Stock Units shall be at the discretion of the Committee.

(b) Performance Criteria. Restricted Stock and Restricted Stock Units granted pursuant to the Plan that are intended to qualify as “performance based compensation” under Section 162(m) of the Code shall be subject to the attainment of performance goals relating to the Performance Criteria selected by the Committee and specified at the time such Restricted Stock and Restricted Stock Units are granted. For purposes of this Plan, “Performance Criteria” means one or more of the following (as selected by the Committee): (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xiii) inventory turns or cycle time; (xix) balance sheet metrics; or (xx) strategic initiatives; provided, however, that “Performance Criteria” shall include any derivations of these Performance Criteria (e.g., income shall include pre-tax income, net income, operating income, etc.). Any of these Performance Criteria may be used to measure the performance of the Company as a whole or any business unit or division of the Company. Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

The Committee may provide, at the time it establishes performance goals for any award, that any evaluation of performance shall include or exclude any one or more of the following events that occurs during a performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company, (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary items as described in Accounting Standards Codification section 225-20-20; (vi) significant, non-recurring charges or credits; and (vii) foreign exchange rates. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

(c) Vesting. Unless the Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Shares underlying Restricted Stock or Restricted Stock Units upon the termination of a Participant’s Active Status. To the extent that the Participant purchased the Shares granted under such Restricted

Stock or Restricted Stock Units and any such Shares remain non-vested at the time the Participant’s Active Status terminates, the termination of Active Status shall cause an immediate sale of such non-vested Shares to the Company at the original price per Share paid by the Participant.

(d) Plan Minimum Vesting or Issuance Requirements. Subject to the exceptions in Section 11(e), all Restricted Stock or Restricted Stock Units granted to Executive Officers that are subject to vesting or issuance solely based on such Participant’s continuing in Active Status may not vest in full or be issued earlier (except if accelerated pursuant to (A) Change of Control as described in Section 9 (including vesting acceleration in connection with employment termination following such event), (B) the death of the Participant, (C) the Disability of the Participant, or (D) the Participant’s Retirement) than the three-year anniversary of the grant date, and all Restricted Stock or Restricted Stock Units granted to Executive Officers that are subject to vesting or issuance based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year.

(e) Exception to Plan Minimum Vesting or Issuance Requirements.

(i) Restricted Stock or Restricted Stock Units that result in issuing up to 5% of the maximum aggregate number of Shares authorized for issuance under the Plan (the “5% Limit”) may be granted to any one or more Executive Officers without respect to the Plan Minimum Vesting or Issuance Requirements.

(ii) All Restricted Stock or Restricted Stock Units granted to Executive Officers that have their vesting or issuance discretionarily accelerated, other than pursuant to (A) Change of Control as described in Section 9 (including vesting acceleration in connection with employment termination following such event), (B) the death of the Participant, (C) the Disability of the Participant, or (D) the Participant’s Retirement, are subject to the 5% Limit.

(iii) Notwithstanding the foregoing, the Committee may accelerate the vesting of Restricted Stock or Restricted Stock Units such that the Plan Minimum Vesting Requirements are still satisfied, without such vesting acceleration counting toward the 5% Limit.

(iv) The 5% Limit applies in the aggregate to Restricted Stock or Restricted Stock Unit grants that do not satisfy Plan Minimum Vesting or Issuance Requirements and to the discretionary acceleration of Awards.

Section 12. Grant, Terms and Conditions of SARs.

(a) Grants. The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Participants. The Committee is authorized to grant both tandem stock appreciation rights, consisting of SARs with underlying Options (“Tandem SARs”), and stand-alone stock appreciation rights (“Stand-Alone SARs”) as described below. The terms of SARs shall be at the discretion of the Committee. In no event shall the Board or the Committee be permitted to Reprice a SAR after the date of grant without shareholder approval.

(b)	Tandem SARs.

(i) Participants may be granted a Tandem SAR, exercisable upon such terms and conditions as the Committee shall establish, to elect between the exercise of the underlying Option for Shares or the surrender of the Option in exchange for a distribution from the Company in an amount equal to the excess of (A) the Fair Market Value (on the Option surrender date) of the number of Shares in which the Participant is at the time vested under the surrendered Option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such vested Shares.

(ii) No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distributions to which the Participant shall become entitled under this Section 12(b) may be made in Shares valued at Fair Market Value (on the Option surrender date), in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

(iii) If the surrender of an Option is not approved by the Committee, then the Participant shall retain whatever rights he or she had under the surrendered Option (or surrendered portion thereof) on the Option surrender date and may exercise such rights at any time prior to the later of (A) five (5) business days after the receipt of the rejection notice or (B) the last day on which the Option is otherwise exercisable in accordance with the terms of the instrument evidencing such Option, but in no event may such rights be exercised more than ten (10) years after the date of the Option grant.

(c) Stand-Alone SARs.

(i) A Participant may be granted a Stand-Alone SAR not tied to any underlying Option under Section 10 of the Plan. The Stand-Alone SAR shall cover a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee shall establish. Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

(ii) The number of Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted. In no event, however, may the base price per Share be less than the Fair Market Value per underlying Share on the grant date.

(iii) The distribution with respect to an exercised Stand-Alone SAR may be made in Shares valued at Fair Market Value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

(iv) The term of all Stand-Alone SARs shall be no more than ten (10) years from the date of grant.

(d) Exercised SARs. The Shares issued in settlement of any SARs exercised under this Section 12, and the Shares underlying any exercised SARs that were not issued in settlement of the SAR, shall not be available for subsequent issuance under the Plan.

PART IV

TERM OF PLAN AND SHAREHOLDER APPROVAL

Section 13. Term of Plan. The Plan was originally effective as of the Original Effective Date. It shall continue in effect until the tenth anniversary of the Restated Effective Date or until terminated under Section 14 of the Plan or extended by an amendment approved by the shareholders of the Company pursuant to Section 14(a).

Section 14. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board or the Committee may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company’s ability to claim deductions related to stock option exercises); provided that to the extent required by the Code or the rules of Nasdaq or the SEC, shareholder approval shall be required for any amendment of the Plan. Subject to the foregoing, it is specifically intended that the Board or Committee may amend the Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of the Plan or any Award Agreement.

(b) Participants in Foreign Countries. The Committee shall have the authority to adopt such modifications, procedures, and sub-plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(c) Effect of Amendment or Termination. Any amendment or termination of the Plan shall not impair the rights of holders of Awards and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

Section 15. Shareholder Approval. The effectiveness of the Plan is subject to approval by the shareholders of the Company in accordance with applicable Nasdaq rules.

PART V

OTHER PROVISIONS

Section 16. No Liability of Company. The Company and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

Section 17. Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of Restricted Stock, Restricted Stock Units, or Options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 18. Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the state of Washington and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

Ticketing and Transportation Information for the Starbucks Corporation

2013 Annual Meeting of Shareholders

on

Wednesday, March 20, 2013

at

10:00 a.m. (Pacific Time)

Marion Oliver McCaw Hall at Seattle Center

321 Mercer Street, Seattle, Washington 98109

As noted in this document, if you received the Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. If you received a paper copy of the proxy materials by mail, the proxy statement includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. Each shareholder must present the Notice, an admission ticket or other proper form of documentation (as noted in the section “Annual Meeting Information”) to be admitted. Doors open at 8:00 a.m. (Pacific Time).

Please note: As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders and cannot guarantee seating. Shareholders may also log onto a live video webcast of the meeting; please see details on our Investor Relations website at http://investor.starbucks.com.

Directions from Interstate 5 (I-5) to the Mercer Street Garage:     Take Exit 167, the Mercer Street/Seattle Center exit. Following the signs to Seattle Center, turn right onto Fairview Avenue; turn left onto Valley Street, stay in the center or left lanes; Valley Street becomes Broad Street; turn right on Fifth Avenue North; turn left on Roy Street; turn left on Third Avenue North and left into the parking garage.

Parking:     Parking is available in the Mercer Street Garage, which is located directly across from McCaw Hall. Please refer to the map below for additional parking locations at Seattle Center.

For more information on local transportation to the Annual Meeting of Shareholders, please visit www.seattlecenter.com/transportation.

STARBUCKS CORPORATION 2401 UTAH AVENUE SOUTH SEATTLE, WASHINGTON 98134

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51424-P32233	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  STARBUCKS CORPORATION

The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Howard Schultz	☐	☐	☐
	1b. William W. Bradley	☐	☐	☐
	1c. Robert M. Gates	☐	☐	☐
	1d. Mellody Hobson	☐	☐	☐
	1e. Kevin R. Johnson	☐	☐	☐
	1f. Olden Lee	☐	☐	☐
	1g. Joshua Cooper Ramo	☐	☐	☐
	1h. James G. Shennan, Jr.	☐	☐	☐
	1i. Clara Shih	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

	For	Against	Abstain
1j. Javier G. Teruel	☐	☐	☐
1k. Myron E. Ullman, III	☐	☐	☐
1l. Craig E. Weatherup	☐	☐	☐
2. Approval of an advisory resolution on executive compensation.	☐	☐	☐
3. Approval of an amendment and restatement of the 2005 Long-Term Equity Incentive Plan, including an increase in the number of authorized shares under the plan.	☐	☐	☐
4. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2013.	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
5. Shareholder proposal to prohibit political spending.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Notice and Proxy Statement and Fiscal 2012 Annual Report are available at www.proxyvote.com.

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M51425-P32233

STARBUCKS CORPORATION Annual Meeting of Shareholders March 20, 2013 10:00 AM Pacific Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Howard Schultz and Lucy Lee Helm, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of stock of STARBUCKS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, PDT on Wednesday, March 20, 2013, at the Marion Oliver McCaw Hall, Seattle Center, 321 Mercer Street, Seattle, WA 98109, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side